  As filed with the Securities and Exchange Commission on January 2, 2001

                                                 Registration No. 333-51940
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                ---------------

                         RATIONAL SOFTWARE CORPORATION
             (Exact name of Registrant as specified in its charter)

                                ---------------

            Delaware                              7372                            54-1217099
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)           Identification Number)

                              18880 Homestead Road
                          Cupertino, California 95014
                                 (408) 863-9900
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------

                               Michael T. Devlin
                            Chief Executive Officer
                         Rational Software Corporation
                              18880 Homestead Road
                          Cupertino, California 95014
                                 (408) 863-9900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                   Copies to:

     Larry W. Sonsini, Esq.              Joshua L. Green, Esq.              William M. Kelly, Esq.
    Katharine A. Martin, Esq.          Steven J. Tonsfeldt, Esq.            Davis Polk & Wardwell
Wilson Sonsini Goodrich & Rosati           Venture Law Group                 1600 El Camino Real
    Professional Corporation           A Professional Corporation            Menlo Park, CA 94025
       650 Page Mill Road                 2800 Sand Hill Road                   (650) 752-2000
       Palo Alto, CA 94304                Menlo Park, CA 94025
         (650) 493-9300                      (650) 854-4488

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effectiveness of this registration statement and upon consummation of the merger described in the merger agreement.
  If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------
                                                             Proposed         Proposed
                                               Amount        Maximum           Maximum       Amount of
          Title of Each Class of                to be     Offering Price      Aggregate     Registration
        Securities to be Registered         Registered(1)  Per Share(2)   Offering Price(2)     Fee
- --------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value.............   12,922,208          $2.6951     $34,825,884       $9,194(3)
- --------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of Rational Software Corporation common stock issuable to the stockholders of Catapulse Inc. in the merger.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(f)(2) of the Securities Act, based on the book value of Catapulse as of October 31, 2000, the latest practicable date prior to the date of filing this registration statement.

(3) Previously paid.
                                ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

   The information in this joint prospectus/proxy statement is not complete and may be changed. Rational may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint prospectus/proxy statement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

               Subject to Completion, Dated January 2, 2000

                     [LOGO OF RATIONAL] [LOGO OF CATAPULSE]

                        JOINT PROSPECTUS/PROXY STATEMENT

   Rational and Catapulse have entered into a merger agreement which provides for the merger of Catapulse with and into Rational, as a result of which the stockholders of Catapulse will become stockholders of Rational. The merger is subject to approval by the stockholders of both Rational and Catapulse and certain other conditions.

   Upon completion of the merger, each outstanding share of Catapulse common stock will be converted into the right to receive 0.0825 of a share of Rational common stock. In addition, each outstanding convertible security of Catapulse, including options, warrants and other rights to purchase Catapulse common stock will be assumed by Rational in the merger and will become exercisable for a number of shares of Rational common stock based on the exchange ratio.

   Assuming the capitalization of Catapulse and Rational as of the date the parties entered into the merger agreement remains unchanged, a total of 12,922,208 shares of Rational common stock, including shares subject to outstanding options to purchase Rational common stock, representing an aggregate ownership interest in Rational of approximately 5.4%, will be issued to the Catapulse stockholders in the merger or upon the exercise of the convertible securities assumed by Rational in the merger. An aggregate of approximately 2,053,333 shares of Rational common stock that are issuable in the merger to certain Catapulse stockholders who are also directors of Rational will be placed into an escrow fund.

   Rational common stock is listed on the Nasdaq National Market under the symbol "RATL." On December 29, 2000 the closing sales price of Rational common stock was $38.937 per share.

                                ----------------

   This joint prospectus/proxy statement provides you with detailed information about the merger, a description of which begins on page 26. We strongly urge you to read and carefully consider this joint prospectus/proxy statement in its entirety, including the matters referred to under "Risk Factors" beginning on page 12.

                                ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Rational common stock to be issued in the merger or determined if this joint prospectus/proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

   This joint prospectus/proxy statement incorporates important business and financial information about Rational that is not included or delivered with this document. This information is available without charge to Rational stockholders and Catapulse stockholders upon written or oral request. Stockholders should contact Rational at 18880 Homestead Road, Cupertino, California 95014, Attn: Investor Relations; (408) 863-9900. Also see "Where You Can Find More Information," on page 20 of this joint prospectus/proxy statement.

   To obtain timely delivery of requested documents before the special meetings, you must request them no later than January 29, 2001, which is five business days before the date of the special meetings.

   This joint prospectus/proxy statement and the accompanying materials are first being mailed to the stockholders of Rational and Catapulse on or about
      , 2001.

               Joint Prospectus/Proxy Statement dated          ,

                               [LOGO OF RATIONAL]

To our stockholders:

   We will hold a special meeting of our stockholders at our offices at 18880 Homestead Road, Cupertino, California 95014 on Monday, February 5, 2001 at 8:00 a.m., local time.

   At the meeting, you will be asked to consider and vote upon a proposal to approve the issuance of Rational Software Corporation common stock to Catapulse Inc. securityholders pursuant to a merger agreement with Catapulse.

   After careful consideration, the special committee of the board of directors of Rational formed for the purpose of considering the proposed transaction approved the proposal referred to above and concluded that it is in the best interest of Rational and its stockholders. The special committee recommends that you vote FOR the proposal referred to above.

   Enclosed is a notice of the special meeting of stockholders and a joint prospectus/proxy statement which describes the merger in detail. We encourage you to read this joint prospectus/proxy statement carefully.

   We cordially invite you to attend the special meeting. However, whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it in the enclosed postage paid envelope. If you attend the special meeting, you may cancel your proxy and vote in person if you wish. YOUR VOTE IS VERY IMPORTANT.

                                          Sincerely,

                                          Timothy A. Brennan
                                          Chief Financial Officer and
                                          Corporate Secretary

Cupertino, California

January   , 2001

                               [LOGO OF RATIONAL]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD FEBRUARY 5, 2001

To the stockholders of Rational Software Corporation:

   NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Rational Software Corporation, a Delaware corporation, will be held on Monday, February 5, 2001 at 8:00 a.m., local time, at our principal executive offices located at 18880 Homestead Road, Cupertino, California, for the following purposes:

  1. To consider and vote upon the approval of the issuance of Rational common stock pursuant to a merger agreement in which Catapulse Inc. will merge with and into Rational, as a result of which, Catapulse stockholders will become stockholders of Rational; and

  2. To transact such other business as may properly come before the special meeting or at any adjournment of the special meeting.

   All stockholders are cordially invited to attend the special meeting. Even if you plan to attend the special meeting in person, we request that you complete, date, sign and return the enclosed proxy to ensure that your shares will be represented at the special meeting if you are unable to attend. A postage-paid envelope is enclosed for that purpose. If you attend the special meeting, you may withdraw your proxy and vote in person. Stockholders who hold their shares in "Street Name" may vote via the internet or telephone by following the instructions on the voting form received from their broker or bank.

   The merger and related transactions are more fully described in the joint prospectus/proxy statement and the attached annexes, including the merger agreement, accompanying this notice.

   Any action may be taken on any of the foregoing proposals at the special meeting on the date specified above or on any date to which the special meeting may properly be adjourned. The special committee of the board of directors of Rational has fixed the close of business on December 27, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. Only stockholders of record on the record date are entitled to notice of and to vote at the special meeting or any adjournment of the special meeting.

                                          By Order of the Special Committee
                                          of the Board of Directors,

                                          Timothy A. Brennan
                                          Chief Financial Officer
                                          and Corporate Secretary

Cupertino, California

January   , 2001

                              [LOGO OF CATAPULSE]

Dear Catapulse Inc. stockholders:

   You are cordially invited to attend a special meeting of the stockholders of Catapulse Inc. to be held at our offices at 5 Results Way, Cupertino, California 95014 on Monday, February 5, 2001 at 9:00 a.m. local time.

   At the special meeting, you will be asked to consider and vote upon a proposal to adopt a merger agreement which contemplates the merger of Catapulse with and into Rational Software Corporation, with Rational being the surviving corporation. As a result of the merger, the stockholders of Catapulse will become stockholders of Rational. If you are a holder of Catapulse preferred stock, you will also be asked to consider and vote upon a proposal to approve the conversion of all outstanding shares of Catapulse preferred stock into Catapulse common stock immediately prior to the merger.

   If the merger is completed, you will receive 0.0825 of a share of Rational common stock for each share of Catapulse common stock you hold. This is a fixed exchange ratio that will not be adjusted for changes in the stock price of Rational before the merger is completed. Rational is listed on the Nasdaq National Market under the symbol "RATL".

   The special committee of the board of directors of Catapulse, formed for the purpose of considering the proposal merger, has approved and adopted the merger agreement and the merger and has determined that the merger is advisable and in the best interests of Catapulse and its stockholders. Based upon this recommendation, the board of directors of Catapulse recommends that you vote FOR the adoption of the merger agreement.

   Enclosed is a notice of special meeting of stockholders, a joint prospectus/proxy statement which describes the merger in detail, a proxy and a letter of transmittal. We encourage you to read these materials carefully.

   Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it to us in the enclosed postage-paid envelope. If you attend the special meeting, you may cancel your proxy and vote in person if you wish. YOUR VOTE IS VERY IMPORTANT.

                                          Sincerely,

                                          Elizabeth D. Jordan
                                          Chief Financial Officer
                                          and Corporate Secretary
Cupertino, California

January   , 2001

                              [LOGO OF CATAPULSE]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD FEBRUARY 5, 2001

To the Stockholders of Catapulse Inc.:

   NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Catapulse Inc., a Delaware corporation, will be held on Monday, February 5, 2001 at 9:00 a.m. local time, at our principal executive offices located at 5 Results Way, Cupertino, California, for the following purposes:

  1. To consider and vote upon a proposal to adopt the merger agreement providing for the merger of Catapulse with and into Rational Software Corporation, as a result of which the Catapulse stockholders will become stockholders of Rational;

  2. To obtain the approval of the Catapulse preferred stockholders to convert all outstanding shares of Catapulse preferred stock into Catapulse common stock immediately prior to the merger; and

  3. To transact such other business as may properly come before the special meeting or at any adjournment of the special meeting.

   Each of the foregoing items of business is more fully described in the joint prospectus/proxy statement, accompanying this notice, which we urge you to read carefully.

   The board of directors of Catapulse has fixed the close of business on December 27, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting or any adjournment thereof. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the special meeting.

   All stockholders are cordially invited to attend the special meeting. Even if you plan to attend the special meeting in person, we request that you complete, date, sign and return the enclosed proxy to ensure that your shares will be represented at the special meeting if you are unable to attend. A postage-paid envelope is enclosed for that purpose. If you attend the special meeting, you may withdraw your proxy and vote in person.

                                          By Order of the Board of Directors,

                                          Elizabeth D. Jordan
                                          Chief Financial Officer
                                          and Corporate Secretary

Cupertino, California

January   , 2001

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Questions and Answers about the Rational/Catapulse Merger................   ii

Summary of the Joint Prospectus/Proxy Statement..........................    1

Selected Historical Condensed Consolidated Financial Data of Rational....    7

Selected Historical Condensed Financial Data of Catapulse................    8

Selected Unaudited Pro Forma Condensed Financial Data....................    9

Comparative Per Share Data...............................................   10

Market Price Information.................................................   11

Risk Factors.............................................................   12

Where You Can Find More Information......................................   20

Forward-Looking Statements May Prove Inaccurate..........................   21

The Rational Special Meeting.............................................   22

The Catapulse Special Meeting............................................   24

The Merger...............................................................   26

Terms of the Merger Agreement............................................   50

Other Agreements.........................................................   57

Appraisal Rights of Catapulse Stockholders...............................   59

Catapulse Business.......................................................   62

Selected Historical Condensed Financial Data of Catapulse................   63

Catapulse Management's Discussion and Analysis of Financial Condition and
 Results of Operations...................................................   64

Security Ownership of Management and Principal Stockholders of
 Catapulse...............................................................   67

Comparison of Stockholder Rights.........................................   69

Legal Matters............................................................   75

Experts..................................................................   75

Stockholder Proposals....................................................   75

Documents Incorporated By Reference......................................   76

Unaudited Pro Forma Condensed Consolidated Financial Information ........   77

Index to Financial Statements............................................  F-1

Annex A--Amended and Restated Agreement and Plan of Reorganization.......  A-1

Annex B--Opinion of Chase H&Q............................................  B-1

Annex C--Opinion of Credit Suisse First Boston...........................  C-1

Annex D--Appraisal Rights Statute........................................  D-1

Annex E--Form of Support Agreement.......................................  E-1

Annex F--Form of Restricted Stock and Lockup Agreement...................... F-1

Annex G--Form of Consent Agreement.......................................... G-1

                        QUESTIONS AND ANSWERS ABOUT THE
                           RATIONAL/CATAPULSE MERGER

Q: What is the merger? (See page 26)

A: In the proposed transaction, Catapulse Inc. will merge with and into Rational Software Corporation, with Rational being the surviving corporation. As a result of the merger, the stockholders of Catapulse will become stockholders of Rational.

Q: Why are the two companies proposing to merge? (See pages 33 and 39)

A: Rational has identified several potential benefits from the proposed merger, including the following, among others:

  . the combination of Rational Suite with the Catapulse Hosted Development Service, or HDS, has the potential to become a unique and compelling business opportunity for Rational, characterized by a much larger accessible market and significantly higher revenue opportunity per user than currently experienced by Rational; and

  . realizing the ability to provide customers with the combined value of the Rational Suite and HDS will require rapid and integrated execution by Rational and Catapulse from an engineering, marketing, and sales perspective. This could only be achieved through a merger of the operations of the two companies, and in particular a combination of Catapulse's HDS initiative with Rational's Suites initiative into a single next generation Rational product line.

   Catapulse has also identified several potential benefits from the proposed merger, including the following, among others:

  . the combined company has the potential to enhance stockholder value through share ownership in a larger company with greater resources; and

  . the combined company will have the potential to respond more quickly and effectively to technological change, increased competition and market demand.

Q: What will Catapulse common stockholders receive in the merger? (See page
   50)

A: Catapulse common stockholders will be entitled to 0.0825 of a share of Rational common stock for each share of Catapulse common stock they hold at the time of the merger. Catapulse stockholders that are entitled to receive a fractional share of Rational common stock after applying this exchange ratio to all shares of Catapulse common stock they hold, will instead receive a cash payment equal to the market value of the fractional share based on the average of the closing sales prices of Rational common stock for the five trading days prior to the merger.

   For example, if you own 1,000 shares of Catapulse common stock, then after the merger you will receive 82 shares of Rational common stock and a cash payment equal to the market value of 0.5 of a share of Rational common stock.

   Since the exchange ratio in the merger is fixed and will not be adjusted based upon changes in the value of Rational common stock, the value of Rational common stock you will receive in the merger will not be known until the merger is completed and will go up or down as the market price of Rational common stock goes up or down. We encourage you to obtain current quotations of the market price of Rational common stock.

Q: What if I currently own shares of Catapulse's preferred stock? (See page
   51)

A: The merger agreement requires that all shares of Catapulse preferred stock be converted into Catapulse common stock as a condition to the completion of the merger. Accordingly, the holders of Catapulse preferred stock are being asked to approve this conversion at the Catapulse special meeting. If the requisite vote is obtained, each share of Catapulse preferred stock will be converted into one share of Catapulse common stock immediately prior to the completion of the merger.

Q: What percentage of Rational will be owned by the former Catapulse stockholders immediately following the merger? (See page 51)

A: Based on the capitalization of Rational and Catapulse as of November 27, 2000, the date the merger agreement was signed, the holders of outstanding Catapulse common stock, preferred stock and options, warrants and other rights to purchase Catapulse common stock will receive or be entitled to receive as a result of the merger a total of 12,922,208 shares of Rational common stock, representing approximately 5.4% of the shares of Rational common stock outstanding following the merger and shares of Rational common stock issuable upon the exercise of Rational options outstanding following the merger.

Q: When do you expect the merger to be completed? (See page 48)

A: Rational and Catapulse are working towards completing the merger as quickly as possible. We hope to complete the merger during the first calendar quarter of 2001.

Q: When and where will the stockholders' meetings take place? (See pages 22 and
   24)

A: Special meeting of Rational's stockholders. The Rational special meeting will be held at Rational's offices at 18880 Homestead Road, Cupertino, California on Monday, February 5, 2001 at 8:00 a.m., local time.

   Special meeting of Catapulse's stockholders. The Catapulse special meeting will be held at Catapulse's offices at 5 Results Way, Cupertino, California on Monday, February 5, 2001 at 9:00 a.m., local time.

Q: Will the shares of Rational common stock issued in the merger be listed for trading? (See page 49)

A: Yes, the shares of common stock of Rational issued in the merger will be listed for trading on the Nasdaq National Market.

Q: Will I be free to immediately resell the Rational common stock I receive in the merger? (See page 49)

A: Catapulse stockholders will generally be permitted to resell the Rational common stock they receive in the merger upon receipt. However, Catapulse's executive officers, directors and other affiliates will be able to resell the Rational common stock they receive in the merger only if they comply with certain securities laws and agreements that impose additional restrictions on their resales. In addition, Paul Levy and Michael Devlin will be subject to a lockup restriction on all of the shares of Rational common stock received by them in the merger that are not otherwise subject to a right of repurchase.

Q: What do I need to do now? (See pages 23 and 25)

A: After carefully reading and considering the information contained in this joint prospectus/proxy statement, please mail your signed Rational or Catapulse proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. Alternatively, you may vote in person at the special meeting.

   Your vote is very important, regardless of the number of shares you own.

Q: Should I send in my Catapulse stock certificates now? (See page 48)

A: Prior to January 29, 2001, Catapulse stockholders may send their stock certificates to Catapulse, attn: corporate secretary, together with the letter of transmittal enclosed with this joint prospectus/proxy statement. Catapulse stock certificates should not be sent to Catapulse on or after January 29, 2001. Following the merger, Catapulse stock certificates should only be sent to the exchange agent at the address indicated on a new letter of transmittal sent by the exchange agent.

   All Catapulse stock certificate(s) must be accompanied by a completed and signed copy of the enclosed letter of transmittal. Do not return your Catapulse stock certificate with your proxy card.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me? (See page 23)

A: Your broker will vote your shares only if you provide instructions as to how to vote by following the information provided to you by your broker.

Q: What do I do if I want to change my vote? (See pages 22 and 24)

A: You can change your vote at any time before your proxy is voted at your special meeting. You may change your vote by:

  . sending a written, dated notice to the Secretary of Rational or Catapulse, as appropriate, stating that you wish to revoke your proxy;

  . completing, dating and submitting a new proxy card to the Secretary of Rational or Catapulse, as appropriate; or

  . attending the appropriate special meeting of stockholders and voting in person.

   If your shares are held in an account at a brokerage firm or bank, you should contact the brokerage firm or bank to change your vote.

Q: What if I do not vote? (See pages 23 and 25)

A: If you are a Catapulse stockholder, your failure to vote will have the same effect as a vote against adoption of the merger agreement and, if you hold Catapulse preferred stock, against the conversion of Catapulse preferred stock into Catapulse common stock. If you are a Rational stockholder, your failure to vote will count as a vote against the issuance of shares of Rational common stock in the merger.

   If you are a Catapulse stockholder and return a properly signed proxy that does not indicate how you want to vote, your shares will be voted "FOR" adoption of the merger agreement and, if you hold Catapulse preferred stock, "FOR" conversion of Catapulse preferred stock into common stock. If you are a Rational stockholder and return a properly signed proxy that does not indicate how you want to vote, your share will be voted "FOR" approval of the issuance of Rational common stock in the merger.

Q: Can I get additional information about Rational? (See page 20)

A: Yes, important business and financial information about Rational is incorporated in this joint prospectus/proxy statement by reference. You may obtain the information incorporated by reference without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 20.

Q: Whom should I call with questions about the merger? (See page 20)

A: Rational stockholders should call Timothy Brennan at (408) 863-9900.

   Catapulse stockholders should call Elizabeth Jordan at (408) 342-3800.

                SUMMARY OF THE JOINT PROSPECTUS/PROXY STATEMENT

   This summary does not contain all of the information that is important to you. You should read this entire joint prospectus/proxy statement and the other documents we refer you to carefully for a more complete understanding of the merger and the proposals upon which you are being asked to vote. In particular, you should read the documents annexed to this joint prospectus/proxy statement.

   In addition, Rational incorporates important business and financial information into this joint prospectus/proxy statement by reference. You may obtain the information incorporated by reference without charge by following the instructions in the section entitled "Where You Can Find More Information" beginning on page 20.

The Companies

 Rational Software Corporation
 18880 Homestead Road
 Cupertino, California 95014
 (408) 863-9900

   Rational is a leading provider of integrated solutions that automate the software development process. Rational's integrated solutions include unified tools, software engineering best practices, and services that allow customers to successfully and efficiently develop and deploy software. Rational's solutions help customers organize, automate, and simplify the software development process and enable them to gain a competitive advantage by being able to more quickly develop and deploy high-quality, mission-critical software. The focus of Rational's business is e-development, that is, helping customers rapidly develop high-quality software for the internet-connected global economy. Rational serves customers in three principal categories:

  . e-infrastructure customers are building the physical and software infrastructure for the internet and include communications as well as operating system and "middleware" software vendors. Our e-infrastructure customers include companies such as America Online, Cisco, Ericsson, IBM, Lucent, Microsoft, and Sun Microsystems.

  . e-business customers include organizations that are leveraging the power of the internet to improve their businesses by building business-to-business and/or business-to-consumer software. Our internet e-business customers include companies such as Charles Schwab & Co., E*Trade, i2 Technologies and Siebel Systems.

  . e-devices customers are building devices with embedded software that provide connectivity to the internet and other specialized networks. Our e-devices customers include companies such as Hewlett-Packard, Nokia, Motorola, Palm, Phillips, and Sony.

 Catapulse Inc.
 5 Results Way
 Cupertino, California 95014
 (408) 342-3800

   Catapulse provides a hosted software development service designed to be delivered to users over the internet. Catapulse's hosted development service, or HDS, is a collaborative platform that includes hosted development tools, web-based collaboration services, and a complete infrastructure for the creation and reuse of intellectual property in a secure state-of-the-art environment. Catapulse, originally incorporated in the state of Delaware on October 8, 1999 under the name Devclick.com, Inc., changed its name to Catapulse Inc. on November 23, 1999.

Summary of the Transaction

 Structure of the transaction (See page 50)

   The transaction contemplated by the merger agreement is the merger of Catapulse with and into Rational, with Rational being the surviving corporation. As a result of the merger, the Catapulse stockholders will become stockholders of Rational.

 Merger consideration; fixed exchange ratio (See page 50)

   If you are a Catapulse common stockholder, you will be entitled to receive
0.0825 of a share of Rational common stock for each share of Catapulse common stock you own, which is a fixed exchange ratio. The actual number of whole shares of Rational common stock you will receive in the merger will be determined by multiplying 0.0825 by the number of shares of Catapulse common stock you own at the effective time of the merger, including shares of Catapulse common stock that will be issued to you immediately prior to the merger upon the conversion of any Catapulse preferred stock that you may own. You will receive cash for any fractional share.

   Since the exchange ratio is fixed, the number of shares of Rational common stock that you are entitled to receive in the merger will not change between now and the date the merger is completed regardless of fluctuations in the market price of Rational common stock. In addition, neither Rational nor Catapulse has the right to terminate the merger agreement or renegotiate the exchange ratio as a result of market price fluctuations. We encourage you to obtain current quotations of the market price of Rational common stock.

 Stockholder approvals (See pages 23 and 25)

   Provided that a majority of Rational's outstanding common stock is represented either in person or by proxy at the Rational special meeting, the affirmative vote of a majority of the total votes cast at the special meeting is necessary to approve the issuance of Rational common stock in the merger. In addition, it is a condition to the closing of the merger that a majority of the disinterested votes cast at the special meeting approve the issuance of Rational common stock pursuant to the merger agreement.

   The adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Catapulse common stock and preferred stock voting as a single class, a majority of the outstanding shares of Catapulse series A preferred stock voting as a separate class and a majority of the outstanding shares of Catapulse series B preferred stock voting as a separate class. In addition, it is a closing condition to the merger that the holders of a majority of the outstanding shares of Catapulse capital stock not owned by Rational, Michael Devlin and Paul Levy adopt the merger agreement.

   The conversion of all outstanding Catapulse preferred stock into Catapulse common stock immediately prior to the merger, as required by the merger agreement, requires the affirmative vote of holders of a majority of the outstanding shares of Catapulse series A preferred stock voting as a separate class and the affirmative vote of holders of a majority of the outstanding shares of Catapulse series B preferred stock voting as a separate class.

 Formation of the special committees of the Rational and Catapulse boards of directors (See page 30)

   Because four out of the five members serving on each of the Rational and Catapulse boards of directors also serve on the other company's board of directors, each board of directors determined that it was in the best interest of its stockholders to form special committees, each consisting of the sole disinterested director of that company, to determine whether the merger agreement and the merger were in the best interests of each company and its stockholders. Rational's board of directors delegated to its special committee full authority to approve the merger agreement, the merger, the issuance of shares of Rational common stock pursuant to the merger and the other transactions contemplated by the merger agreement. Catapulse's board of directors delegated to its special committee all authority to negotiate the merger agreement, the merger, and the transactions contemplated by the merger, as well as the decision to recommend to the full Catapulse board of directors whether to approve the merger agreement and the merger.

 Recommendation of the Rational special committee and the Catapulse board of directors (See pages 22 and 24)

   After careful consideration, the special committee of Rational's board of directors appointed with respect to the merger recommends that Rational's stockholders vote in favor of the issuance of Rational common stock in the merger.

   After careful consideration, and upon the recommendation of the special committee of Catapulse's board of directors appointed in connection with the negotiation and approval of the merger, the merger agreement and the transactions contemplated thereby, the board of directors of Catapulse recommends that the Catapulse stockholders vote in favor of adoption of the merger agreement.

 Opinions of the Rational and Catapulse financial advisors (See pages 34 and
 40)

   In deciding to approve the merger, the special committee of Rational's board of directors considered the opinion of its financial advisor, Chase H&Q, a division of Chase Securities Inc., as to the fairness, from a financial point of view, of the exchange ratio in the merger to Rational.

   In deciding to approve the merger, the special committee of Catapulse's board of directors considered the opinion of its financial advisor, Credit Suisse First Boston Corporation, as to the fairness of the exchange ratio, from a financial point of view, to the holders of Catapulse common stock, other than Rational and its affiliates and Paul Levy and Michael Devlin.

   The full texts of the written opinions of the financial advisors are attached to this joint prospectus/proxy statement as Annex B and Annex C. You should read these opinions carefully and completely for a description of the assumptions made, matters considered and the limitations of the review the financial advisors conducted. The opinion of Chase H&Q is directed to the special committee of the Rational board of directors and the opinion of Credit Suisse First Boston Corporation is directed to the special committee of the Catapulse board of directors. These opinions are not recommendations as to how to vote on any matter relating to the proposed merger.

 Support Agreement; agreement to vote (See pages 56 and 57)

   On November 27, 2000, stockholders of Catapulse holding more than a majority of the voting power of outstanding Catapulse common stock and 70% of outstanding Catapulse series B preferred stock entered into support agreements under which they agreed, among other things, to vote in favor of adoption of the merger agreement and, in the case of the holders of series B preferred stock, to also vote in favor of the conversion of the Catapulse series B preferred stock into Catapulse common stock.

   In addition, Rational has agreed, as the sole holder of Catapulse's series A preferred stock, to vote in favor of adoption of the merger agreement and the conversion of the Catapulse series A preferred stock into Catapulse common stock.

 Conditions to completion of the merger (See page 53)

   The obligations of Rational and Catapulse to complete the merger are subject to the satisfaction or waiver of certain closing conditions. The conditions that must be satisfied or waived before the completion of the merger include the following, subject to exceptions and qualifications:

  . both Rational and Catapulse must receive the requisite stockholder approvals of the matters described in the notices of special meetings;

  . both Rational and Catapulse must receive approvals from holders of a majority of their outstanding disinterested shares;

  . the registration statement, of which this joint prospectus/proxy statement is a part, must have been declared effective by the Securities and Exchange Commission;

  . no court order or other legal restraint or prohibition preventing the consummation of the merger may be in effect or pending;

  . all waiting periods under the Hart-Scott-Rodino Antitrust Improvements
    Act must have expired or been terminated;

  . the shares of Rational common stock to be issued in the merger must have been authorized for listing on the Nasdaq National Market;

  . Rational and Catapulse must each receive an opinion of their respective tax counsel that the merger will constitute a tax-free reorganization under the Internal Revenue Code; and

  . both Paul Levy and Michael Devlin must execute a waiver agreeing to, among other things, waive their rights to any acceleration of vesting of any common stock of Catapulse held by them that are subject to a right of repurchase by Catapulse.

   See "Terms of the Merger Agreement--Conditions to the Merger."

 Termination of the merger agreement (See page 54)

   The merger agreement may be terminated prior to the effectiveness of the merger under the following conditions:

  . by mutual consent of Rational and Catapulse;

  . subject to certain conditions, by either Rational or Catapulse if the merger has not occurred before 5:00 p.m. Pacific Daylight Time on June 30, 2001;

  . by Rational or Catapulse if a non-appealable order of a court prevents consummation of the merger or if a law is enacted which would make consummation of the merger illegal;

  . by either Rational or Catapulse if the required Rational stockholder approval is not obtained; however, neither company may exercise this termination right if the failure to obtain the requisite Rational stockholder vote was due to an action or inaction by that party which constituted a material breach of the merger agreement;

  . by Rational, if (i) Catapulse breaches a representation, warranty or covenant of the merger agreement or (ii) a representation or warranty of Catapulse becomes untrue, so as to cause a condition to Rational's obligation to complete the merger not to be satisfied; however, if a breach or the failure of a representation or warranty to remain true is curable by Catapulse, then Rational may not terminate the merger agreement prior to June 30, 2001, so long as Catapulse continues to use its reasonable best efforts to cure the breach or to make the representation or warranty true;

  . by Rational if any law is enacted that would prohibit Rational's ownership or operation of any portion of the business of Catapulse or compel Rational to dispose or separate a portion of the business or assets of either Rational or Catapulse as a result of the merger; and

  . by Catapulse, if (i) Rational breaches a representation, warranty or covenant of the merger agreement or (ii) a representation or warranty of Rational becomes untrue, so as to cause a condition to Catapulse's obligation to complete the merger not to be satisfied; however, if a breach or the failure of a representation or warranty to remain true is curable by Rational, then Catapulse may not terminate the merger agreement prior to June 30, 2001, so long as Rational continues to use its reasonable best efforts to cure the breach or to make the representation or warranty true.

 No other negotiations involving Catapulse (See page 53)

   Catapulse has agreed not to initiate or engage in discussions with another party about a business combination with the other party while the merger is pending.

 Cancellation of Catapulse stock held by Rational (See page 50)

   Immediately prior to the effective time of the merger, all shares of Catapulse stock held by Rational will be canceled without consideration.

 Establishment of an escrow fund (See page 55)

   At the time of the merger, approximately 2,053,333 shares of Rational common stock that are issuable in the merger to Michael Devlin, vice chairman of the board of directors of Catapulse, and Paul Levy, chief executive officer and chairman of the board of directors of Catapulse, each of whom are also directors of Rational, will be placed in an escrow fund. The escrow fund will be held by U.S. Bank Trust, National Association. Other than Messrs. Devlin and Levy, no other Catapulse stockholder will have shares of Rational common stock placed in the escrow fund.

   Catapulse and Messrs. Devlin and Levy have made various representations, warranties and covenants in the merger agreement. If these representations and warranties are inaccurate or the covenants are breached, Rational will be entitled to be reimbursed for its resulting losses from this escrow fund.

   Subject to any unresolved claims that Rational may have against the escrow fund, Messrs. Devlin and Levy will be entitled to receive the shares of Rational common stock held in the escrow fund upon the one year anniversary of the closing of the merger.

 Interests of directors and executive officers in the merger (See page 44)

   When considering the recommendations of the Rational special committee and the Catapulse board of directors, you should be aware that the directors and officers of Rational and Catapulse have interests in the merger that are different from, or are in addition to, your interests. In particular, Paul Levy, Michael Devlin, Leslie Denend and Allison Schleicher are members of the boards of directors of both Rational and Catapulse, and each of them owns stock of Catapulse which will be exchanged for shares of Rational common stock in the merger. As a result of these interests, these directors and officers of Rational and Catapulse may be more likely to vote to adopt the merger agreement and/or approve the issuance of shares of Rational common stock in the merger than if they did not hold these interests. The stockholders of Rational and Catapulse should consider whether these interests might have influenced these directors and officers to support or recommend the merger.

   In connection with the execution of the merger agreement, Mr. Levy, Mr. Devlin, and Bruce Dunlevie, a director of Catapulse, entered into support agreements pursuant to which they have agreed to vote in favor of the adoption of the merger agreement. See "Support Agreements; Irrevocable Proxies" on page 57.

 Share ownership of directors and executive officers (See pages 45 and 67)

   As of December 27, 2000, directors and executive officers of Rational and their affiliates were beneficial owners of an aggregate of 16,667,171 shares of Rational common stock, or approximately 8.1% of the outstanding shares of Rational common stock.

   As of December 27, 2000, directors and executive officers of Catapulse and their affiliates were owners of an aggregate of 61,572,222 shares of Catapulse common stock, including options to purchase Catapulse common stock, 80,000,000 shares of series A preferred stock, and 44,555,338 shares of series B preferred stock, or approximately:

  .  69.3% of the outstanding shares of Catapulse common stock;

  .  100% of the outstanding shares of Catapulse series A preferred stock;
     and

  .  98.6% of the outstanding shares of Catapulse series B preferred stock.

 Dissenters' rights of appraisal (See page 59)

   Under Delaware law, Catapulse stockholders are entitled to appraisal rights, subject to certain conditions discussed more fully elsewhere in this joint prospectus/proxy statement. Appraisal rights entitle dissenting stockholders, under certain conditions, to receive a valuation of their shares and a payment of that value in cash. Failure to follow the steps required by law for perfecting appraisal rights may lead to the loss of those rights, in which case the dissenting stockholder will be treated in the merger in the same manner as other non-dissenting stockholders. In view of the complexity of law relating to appraisal rights, Catapulse stockholders who are considering objecting to the merger should consult their own legal advisors. See Annex D for a reproduction of Delaware law relating to appraisal rights.

 Income tax consequences of the merger (See page 46)

   The merger is intended to be tax-free to holders of Catapulse stock except with respect to cash received instead of fractional shares of Rational common stock. The tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor.

 Antitrust approval required to complete the merger (See page 49)

   Under the merger agreement, neither Rational nor Catapulse is required to complete the merger unless the 30-day waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 has expired or has been terminated. Catapulse and Rational have filed pre-merger notifications and report forms with the Antitrust Division of the Department of Justice and the Federal Trade Commission and the applicable waiting period has terminated. However, the Department of Justice or the Federal Trade Commission, as well as a foreign regulatory agency or government, state or private person, may challenge the merger at any time before or after its completion.

 Accounting treatment of the merger (See page 49)

   Rational intends to account for the merger as a purchase of Catapulse by Rational, using the purchase method of accounting.

                  Selected Historical Condensed Financial Data

   The following selected historical condensed financial data of Rational and Catapulse have been derived from their respective audited and unaudited historical financial statements, and should be read in conjunction with those financial statements. The consolidated financial statements of Rational as of and for the three years ended March 31, 2000 are incorporated by reference into this joint prospectus/proxy statement. The selected historical condensed consolidated financial information of Rational as of September 30, 2000 and for the six month periods ended September 30, 2000 and 1999 have been derived from the unaudited condensed consolidated financial statements of Rational which are incorporated by reference into this joint prospectus/proxy statement. The financial statements for Catapulse as of September 30, 2000 and for the period from inception (October 8, 1999) to September 30, 2000 are included elsewhere in this joint prospectus/proxy statement. The results of operations for these interim periods are not necessarily indicative of the results to be expected for the entire year.

     SELECTED HISTORICAL CONDENSED CONSOLIDATED FINANCIAL DATA OF RATIONAL

                                                                               Six Months Ended
                                      Year Ended March 31,                      September 30,
                          ------------------------------------------------ ------------------------
                            1996      1997      1998      1999      2000      1999        2000
                          --------  --------  --------  --------  -------- ---------- -------------
                                                                                 (unaudited)
                                        (in thousands, except per share amounts)
Statement of Operations
 Data:
Net product revenues....  $126,876  $185,133  $184,953  $259,335  $354,497 $  150,197  $  207,266
Consulting and support
 revenues...............    61,261    92,735   125,717   152,481   217,693     95,387     150,532
                          --------  --------  --------  --------  -------- ----------  ----------
  Total revenues........   188,137   277,868   310,670   411,816   572,190    245,584     357,798
Cost of product
 revenues...............     9,735    11,777    19,709    22,020    27,297     11,719      15,073
Cost of consulting and
 support revenues.......    26,779    38,305    43,356    40,848    59,607     24,900      38,467
                          --------  --------  --------  --------  -------- ----------  ----------
  Total cost of
   revenues.............    36,514    50,082    63,065    62,868    86,904     36,619      53,540
                          --------  --------  --------  --------  -------- ----------  ----------
Gross margin............   151,623   227,786   247,605   348,948   485,286    208,965     304,258
Operating expenses:
 Research and
  development...........    33,773    47,239    61,560    71,869   102,846     45,609      84,084
 Sales and marketing....    80,063   108,403   138,709   172,448   220,529    100,526     149,346
 General and
  administrative........    19,481    27,267    29,092    33,910    50,244     20,611      28,723
 Charges for acquired
  in-process research
  and development.......    20,300    56,798       --        --      3,529        --          --
 Merger and integration
  costs.................     2,961    42,456    63,759    (1,200)      --         --          --
                          --------  --------  --------  --------  -------- ----------  ----------
  Total operating
   expenses.............   156,578   282,163   293,120   277,027   377,148    166,746     262,153
                          --------  --------  --------  --------  -------- ----------  ----------
Operating income
 (loss).................    (4,955)  (54,377)  (45,515)   71,921   108,138     42,219      42,105
Other income, net.......     4,234    11,586    16,689    12,721    12,857      5,029      15,582
                          --------  --------  --------  --------  -------- ----------  ----------
Income (loss) from
 continuing operations
 before income taxes....      (721)  (42,791)  (28,826)   84,642   120,995     47,248      57,687
Provision for income
 taxes..................     7,115     6,820     9,447    25,393    36,765     13,230      26,333
Minority interest.......       --        --        --        --      1,084        --        7,696
                          --------  --------  --------  --------  -------- ----------  ----------
  Net income (loss).....  $ (7,836) $(49,611) $(38,273) $ 59,249  $ 85,314 $   34,018  $   39,050
                          ========  ========  ========  ========  ======== ==========  ==========
Net income (loss) per
 common share (pro forma
 for fiscal 1996):
  Basic.................  $  (0.06) $  (0.31) $  (0.22) $   0.35  $   0.49 $     0.20  $     0.21
                          ========  ========  ========  ========  ======== ==========  ==========
  Diluted...............  $  (0.06) $  (0.31) $  (0.22) $   0.32  $   0.45 $     0.18  $     0.19
                          ========  ========  ========  ========  ======== ==========  ==========
Shares used in computing
 per share amounts:
  Basic.................   139,556   159,262   175,150   171,394   175,458    173,418     184,879
  Diluted...............   139,556   159,262   175,150   183,698   191,274    188,052     203,594
                                                                       March 31,
                                                                  ------------------- September 30,
                                                                    1999      2000        2000
                                                                  -------- ---------- -------------
                                                                    (in thousands)     (unaudited)
Balance Sheet Data:
  Cash, cash equivalents, and short-term investments........      $259,830 $  906,311  $1,020,366
  Working capital...........................................       228,366    831,858     896,576
  Total assets..............................................       453,956  1,225,776   1,350,840
  Long-term obligations.....................................         3,696    501,668     501,060
  Total stockholders' equity................................       294,372    456,307     540,511

           SELECTED HISTORICAL CONDENSED FINANCIAL DATA OF CATAPULSE
            (a consolidated entity of Rational Software Corporation)

                                                           Period from inception
                                                           (October 8, 1999) to
                                                            September 30, 2000
                                                           ---------------------
                                                              (in thousands)
   Statement of Operations Data:
   Operating expenses:
     Research and development.............................       $ 16,672
     Sales and marketing..................................          7,589
     General and administrative...........................          2,945
     Amortization of deferred compensation................          1,439
                                                                 --------
       Total operating expenses...........................         28,645
   Loss from operations...................................        (28,645)
   Other income...........................................          3,263
                                                                 --------
   Net loss...............................................       $(25,382)
                                                                 ========
                                                            September 30, 2000
                                                           ---------------------
   Balance Sheet Data:
     Cash and cash equivalents............................       $ 44,025
     Working capital......................................         40,500
     Total assets.........................................         57,431
     Long-term obligations................................            --
     Total stockholders' equity...........................         52,842

             SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA

   Rational has consolidated the operating results and financial position of Catapulse from inception. The unaudited pro forma condensed financial data for the year ended March 31, 2000 and the six months ended September 30, 2000, reflects the pro forma effect of Rational's acquisition of the remaining, outstanding, ownership interests of Catapulse as if it occurred on April 1, 1999.

   The unaudited pro forma condensed balance sheet data assumes that Rational's acquisition of the remaining outstanding ownership interest took place as of September 30, 2000.

   The unaudited pro forma condensed financial data of Rational and Catapulse is derived from, and should be read in conjunction with, the unaudited pro forma condensed financial statements and the notes thereto, which are included elsewhere in this joint prospectus/proxy statement.

   The unaudited pro forma condensed financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have actually occurred if Rational's acquisition of the remaining, outstanding, ownership interests of Catapulse had been consummated as of April 1, 1999, nor is it necessarily indicative of future operating results or the financial position of the combined company.

                                                     Year Ended Six Months Ended
                                                     March 31,   September 30,
                                                        2000          2000
                                                     ---------- ----------------
                                                             (unaudited)
                                                      (in thousands, except per
                                                           share amounts)
Statement of Operations Data:
Net product revenues...............................   $354,497      $207,266
Consulting and support revenues....................    217,693       150,532
                                                      --------      --------
   Total revenues..................................    572,190       357,798
                                                      --------      --------
Cost of product revenues...........................     30,630        16,740
Cost of consulting and support revenues............     59,607        38,467
                                                      --------      --------
   Total cost of revenues..........................     90,237        55,207
                                                      --------      --------
Gross margin.......................................    481,953       302,591
                                                      --------      --------
Operating expenses:
  Research and development.........................    102,564        83,704
  Sales and marketing..............................    220,529       149,346
  General and administrative.......................     45,563        21,528
  Charges for acquired in-process research and
   development.....................................      3,529           --
  Amortization of goodwill and purchased
   intangibles.....................................     61,443        35,576
  Amortization of deferred compensation............     55,763        27,670
                                                      --------      --------
   Total operating expenses........................    489,391       317,824
                                                      --------      --------
Operating loss.....................................     (7,438)      (15,233)
Other income, net..................................     12,857        15,582
                                                      --------      --------
Loss from continuing operations before income
 taxes.............................................      5,419           349
Provision for income taxes.........................     35,996        19,919
                                                      --------      --------
Net loss...........................................   $(30,577)     $(19,570)
                                                      ========      ========
Basic & Diluted net loss per common share..........   $  (0.16)     $  (0.10)
                                                      ========      ========

                                                                   September 30,
                                                                       2000
                                                                   -------------
                                                                    (unaudited)
Balance Sheet Data:
  Cash, cash equivalents, and short-term investments..............  $1,020,366
  Working capital.................................................     871,511
  Total assets....................................................   1,577,064
  Long-term obligations...........................................     579,738
  Total stockholders' equity......................................     687,662

                           COMPARATIVE PER SHARE DATA

   The following table sets forth certain historical per share data of Rational and Catapulse and combined per share data on an unaudited pro forma basis after giving effect to the merger and assuming that 0.0825 of a share of Rational common stock is issued in exchange for each outstanding share of Catapulse common stock and stock underlying options and warrants to purchase Catapulse stock. This data should be read in conjunction with the selected historical financial information, the pro forma unaudited condensed financial information and the separate historical financial statements of Rational and notes thereto and the historical financial statements of Catapulse and notes thereto, included elsewhere in this joint prospectus/proxy statement. All historical and pro forma share amounts are computed as if the preferred shares of Catapulse were converted to common stock from their date of issuance. The pro forma unaudited condensed financial information is not necessarily indicative of the operating results that would have been achieved had the transaction been effected as of the beginning of the periods presented and should not be construed as representative of future operating results.

   The equivalent Catapulse pro forma share amounts are calculated by multiplying the pro forma per share amounts by the exchange ratio of 0.0825 of a share of Rational common stock for each share of Catapulse common stock, assuming the conversion of all Catapulse preferred stock into Catapulse common stock.

   Pro forma net loss per share reflects Rational's net income for the fiscal year ended March 31, 2000 and the six months ended September 30, 2000 (which includes Catapulse's operations as reported in the consolidated financial statements of Rational), which gives effect to Rational's acquisition of the remaining, outstanding, ownership interests in Catapulse and elimination of minority interest, is based upon Rational's weighted average common shares outstanding for the periods presented, and assumes that approximately 11,437,000 shares of Rational common stock are issued in the merger, which excludes approximately 7,690,000 restricted shares of Rational common stock and Rational common stock issuable upon the exercise of options and warrants assumed by Rational in the merger.

                                                       Year Ended   Six Months
                                                        or as of  Ended or as of
                                                       March 31,  September 30,
                                                          2000         2000
                                                       ---------- --------------
Historical--Rational:
Basic net income per common share.....................   $0.49        $0.21
Diluted net income per common share...................   $0.45        $0.19
Book value per share..................................   $2.53        $2.88

                                                                   September 30,
                                                                       2000
                                                                   -------------
Historical--Catapulse:
Book value per share..............................................     $0.60

                                                                   Six Months
                                                      Year Ended     Ended
                                                      March 31,   September 30,
                                                         2000         2000
                                                      ---------- --------------
Pro forma net loss per share:
Pro forma loss per Rational share....................   $(0.16)      $(0.10)
Equivalent pro forma net loss per Catapulse share....   $(0.01)      $(0.01)

                                                                   September 30,
                                                                       2000
                                                                   -------------
Pro forma book value per share:
Pro forma book value per Rational share...........................     $3.52
Equivalent pro forma book value per Catapulse share...............     $0.29

                            MARKET PRICE INFORMATION

   The table below sets forth the high and low sales prices per share of Rational common stock on the Nasdaq National Market on November 24, 2000, the last completed trading day prior to the signing and announcement of the merger agreement, and on December 27, 2000. Also set forth is the implied equivalent value of one share of Catapulse common stock on each of these dates based on the exchange ratio of 0.0825 of a share of Rational common stock for each share of Catapulse common stock and assuming the conversion of all Catapulse preferred stock into Catapulse common stock prior to the merger.

                                                                    Approximate
                                                      Rational       Catapulse
                                                    Common Stock    Equivalent
                                                  ---------------- -------------
                                                   High     Low     High   Low
                                                  ------- -------- ------ ------
   November 24, 2000............................. $36.375   $34.25 $3.001 $2.826
   December 27, 2000............................. $40.875 $37.4375 $3.372 $3.088

   As the table above indicates, fluctuations in the market price of Rational common stock affect the value of the Catapulse shares for which they are exchanged. The table illustrates that between November 24, 2000 and December 27, 2000, the value of a share of Catapulse common stock, had it been exchanged for Rational common stock at the exchange ratio, would have fluctuated between a high of $3.001 and $3.372.

   The foregoing table shows only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to adopt the merger agreement. Because the number of shares of Rational common stock to be issued per share of Catapulse common stock is fixed, changes in the market price of Rational common stock will affect the dollar value of Rational common stock to be received by the Catapulse stockholders in the merger. Catapulse stockholders are urged to obtain current market quotations for Rational common stock, and to review carefully the other information contained in this joint prospectus/proxy statement, prior to considering whether to adopt the merger agreement.

                                 RISK FACTORS

   The merger involves a high degree of risk. In addition, by voting in favor of adoption of the merger agreement, Catapulse stockholders will be choosing to invest in Rational common stock. An investment in Rational common stock involves a high degree of risk. In addition to the other information contained or incorporated by reference in this joint prospectus/proxy statement, both Rational and Catapulse stockholders should carefully consider the following risk factors in deciding whether to vote for the issuance of shares of Rational common stock in the merger or the adoption of the merger agreement, respectively. The occurrence of any of the risks described below or incorporated by reference herein could materially adversely affect the stock price, business, financial condition and results of operation of Rational.

   This joint prospectus/proxy statement contains and incorporates by reference forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act. Forward-looking statements are based on current expectations that involve a number of uncertainties, including those set forth in the risk factors below. Actual results could differ materially from those projected in the forward-looking statements. References in this joint prospectus/proxy statement to "we," "our," or "us" are meant to be references to the combined company after the closing of the merger.

Risks Relating to the Merger

 Catapulse stockholders will receive 0.0825 of a share of Rational common stock per Catapulse share held by them, even if there are changes in the market value of Rational common stock before the closing of the merger.

   There will be no adjustment to the exchange ratio in the merger if the market price of Rational common stock fluctuates prior to the merger. The specific dollar value of the Rational common stock that Catapulse stockholders will receive upon completion of the merger will depend on the market value of the Rational common stock at that time. The share price of Rational common stock is subject to fluctuation in the market for publicly traded equity securities and has experienced volatility. There is no public market for Catapulse capital stock and it is therefore difficult to determine the price at which Catapulse would trade in a public market. We cannot predict the market price for Rational common stock at any time before the completion of the merger or after the completion of the merger. We encourage you to obtain current market quotations of Rational common stock.

 Although Rational and Catapulse expect that the merger will result in benefits, those benefits may not occur.

   The acquisition of Catapulse by Rational involves risks related to, among other things, the integration and management of acquired technology, sales and marketing efforts, operations and personnel. The integration of Rational and Catapulse will be a complex, time consuming and expensive process and may result in disruption of the business of the combined company. Following the merger, the combined company must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices. There may be substantial difficulties, costs and delays involved in integrating Rational and Catapulse, including:

  . product development delays caused by disruptions from the merger;

  . perceived adverse changes in business focus;

  . potential lapses in internal and financial controls;

  . potential conflicts in strategic partner relationships;

  . potential incompatibility of business cultures;

  . the loss of key employees and diversion of the attention of management from other ongoing business concerns;

  . negative reaction from and/or deterioration of our relationship with our customers and resellers, or end-user customers; and

  . Catapulse may not be successfully integrated, managed and operated by Rational.

 The merger could harm key third party relationships.

   The proposed merger may harm the present and potential relationships of Rational and Catapulse with their customers and strategic partners. Uncertainties regarding the continued development of products and services following the merger may cause these parties to delay decisions regarding these relationships. Any changes in these relationships could harm the business of the combined company.

 The combined company will incur substantial expenses from the merger.

   We estimate that we will incur aggregate pre-tax costs of approximately $15,000,000 associated with the merger, as well as approximately $10,000,000 in restructuring costs, which includes costs relating to employee severance. In addition, we expect to incur certain costs in connection with the integration of the two companies. These costs cannot now be reasonably estimated, because they depend on future decisions to be made by management of the surviving corporation, but they could be material. These costs could relate to the elimination of duplicate facilities and operations, integration of internal and customer-related activities, and cancellation and/or overlap of contractual obligations. These costs and expenses will affect results of operations primarily in subsequent periods following the merger.

   The merger will be accounted for as a purchase and, accordingly, the acquired assets and liabilities of Catapulse will be recorded at estimated fair values. Under the purchase method of accounting, intangibles in the amount of approximately $233,048,000 will be capitalized and special charges of approximately $15,000,000 relating to in-process research and development will be recorded in the quarter the merger is consummated. These amounts are estimates that reflect the most recently available information but will be affected by the completion of a valuation study to be done following the merger. The completion of the valuation study may result in significant differences from the preliminary allocation. The amortization of other intangibles after the merger will have an adverse effect on the results of operations of the surviving corporation.

 Several Rational and Catapulse officers and directors have potential conflicts of interest in the merger.

   Rational established a special committee, consisting of its sole disinterested director, John Montague, to decide upon and make a recommendation to the Rational stockholder with respect to the merger. Catapulse established a special committee, consisting of its sole disinterested director, Bruce Dunlevie, to decide upon and make a recommendation to the Catapulse board of directors with respect to the merger. Nevertheless, certain other officers and directors of Rational and Catapulse with interests in the merger may have had an influence on the decision to conduct the merger. The interests and arrangements of the officers and directors of Rational and Catapulse include:

  . Paul Levy, Michael Devlin, Allison Schleicher and Leslie Denend are directors of both Rational and Catapulse;

  . Paul Levy and Michael Devlin have substantial ownership interests in both
    Rational and Catapulse,

  . Allison Schleicher and Leslie Denend each own shares of stock of both
    Rational and Catapulse; and

  . Paul Levy is the chairman of the board of directors of Rational and the chief executive officer and chairman of the board of Catapulse and Mike Devlin is the chief executive officer of Rational and vice-chairman of the board of Catapulse.

   In addition, directors and officers of Rational and Catapulse generally have certain interests in the merger and participate in certain arrangements that are different from, or are in addition to those of Rational and Catapulse stockholders generally. These additional interests include indemnification agreements between Rational and each of its directors.

 The market price of Rational common stock may decline as a result of the merger.

   The market price of Rational common stock may decline as a result of the merger if the:

  . perceived benefits of the merger are not achieved as rapidly or to the extent anticipated by securities analysts or investors;

  . effect of the merger on the combined entity's financial results is not consistent with the expectations of securities analysts or investors; or

  . integration of Rational and Catapulse is unsuccessful.

 Catapulse may not be able to obtain consents in connection with the merger.

   Catapulse has contracts with many of its suppliers, customers and other business partners relating to, among other things, certain intellectual property rights. Some of these contracts require Catapulse to obtain the consent, waiver or approval of these other parties in connection with the merger. If consent, waiver or approval cannot be obtained, we may lose the right to use intellectual property that is necessary for our business. Catapulse has agreed to use commercially reasonable efforts to secure the necessary consents, waivers and approvals. However, Catapulse may not be able to obtain all of the necessary consents, waivers and approvals.

 Failure to complete the merger would negatively impact Catapulse's future business and operations.

   If the merger is not completed for any reason, Catapulse may be subject to a number of material risks, including:

  . Catapulse will continue to incur substantial operating losses, and will need to establish new sources of financing, the availability of which is uncertain;

  . potential customers may defer purchases of Catapulse's services; and

  . employee turnover may increase.

   The occurrence of any of these factors would likely result in serious harm to Catapulse's business, operating results and financial condition.

Risks Related to Rational and to the Combined Company after the Merger

 Significant unanticipated fluctuations in our quarterly revenues and operating results may cause us not to meet securities analysts' or investors' expectations and may result in a decline in the price of our common stock.

   Our net revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. If our revenues, operating results, earnings, or future projections are below the levels expected by securities analysts, our stock price is likely to decline. Factors that may cause quarterly fluctuations in our operating results include:

  . the discretionary nature of our customers' purchase and budget cycles;

  . difficulty predicting the size and timing of customer orders;

  . long sales cycles;

  . seasonal variations in operating results;

  . introduction or enhancement of our products or our competitors' products;

  . changes in our pricing policies or the pricing policies of our competitors;

  . an increase in our operating costs;

  . whether we are able to expand our sales and marketing programs;

  . the mix of our products and services sold;

  . the level of sales incentives for our direct sales force;

  . the mix of sales channels through which our products and services are sold;

  . the mix of our domestic and international sales;

  . an increase in the level of our product returns;

  . fluctuations in foreign currency exchange rates;

  . costs associated with acquisitions; and

  . global economic conditions.

   In addition, the timing of our product revenues is difficult to predict because our sales cycles vary substantially from product to product and customer to customer. We base our operating expenses on our expectations regarding future revenue levels. As a result, if total revenues for a particular quarter are below our expectations, we could not proportionately reduce operating expenses for that quarter. Therefore, a revenue shortfall would have a disproportionate effect on our operating results for that quarter. In addition, because our service revenues are largely correlated with our license revenues, a decline in license revenues could also cause a decline in our service revenues in the same quarter or subsequent quarters.

   As a result of these and other factors, our operating results are subject to significant variation from quarter to quarter, and we believe that period-to-period comparisons of our results of operations are not necessarily useful. If our operating results are below investors' or securities analysts' expectations, the price of our common stock could decline significantly.

 There may be a possible effect from the merger on Rational's future revenue recognition policy.

   Rational's primary revenue recognition model is to recognize license revenue upon delivery of a software license. Catapulse's anticipated revenue recognition model will recognize revenue based on delivery of a service over time. We expect to sell both licenses and hosted development services following the merger. If the hosted development service is sold in conjunction with, or as an option to, Rational's license, there could be an impact on Rational's revenue recognition policy.

 If market acceptance of our sophisticated software development tools fails to grow adequately, our business may suffer.

   Our future growth and financial performance will depend in part on broad market acceptance of off-the-shelf products that address critical elements of the software development process. Currently, the number of software developers using our products is relatively small compared with the number of developers using more traditional technology and products, internally developed tools, or manual approaches. Potential customers may be unwilling to make the significant capital investment needed to purchase our products and retrain their software developers to build software using our products rather than traditional techniques. Many of our customers have purchased only small quantities of our products, and these or new customers may decide not to broadly implement or purchase additional units of our products.

 If industry standards relating to our business do not gain general acceptance, we may be unable to continue to develop and market our products and our business may suffer.

   Our future growth and financial performance depends on the development of industry standards that facilitate the adoption of component-based development, as well as enhance our ability to play a leading role in the establishment of those standards. For example, we developed the Unified Modeling Language for visual modeling, which was adopted by the Object Management Group, or OMG, a software industry consortium, for inclusion in its object analysis and design facility specification. The official sanction in the future of a competing standard by the OMG or the promulgation of a competing standard by one or more major platform vendors could harm our marketing and sales efforts and, in turn, our business.

 If we do not develop and enhance new and existing products to keep pace with technological, market, and industry changes, our revenues may decline.

   The industry for tools automating software application development and management is characterized by rapid technological advances, changes in customer requirements, and frequent new product introductions and enhancements. If we fail to anticipate or respond adequately to technology developments, industry standards, or practices and customer requirements, or if we experience any significant delays in product development, introduction, or integration, our products may become obsolete or unmarketable, our ability to compete may be impaired, and our revenues may decline. We must respond rapidly to developments related to internet and intranet applications, hardware platforms, operating systems, and programming languages. These developments will require us to make substantial product-development investments.

   In addition, rapid growth of, interest in, and use of internet and intranet environments is a recent and emerging phenomenon. Our success may depend, in part, on the compatibility of our products with internet and intranet applications. We may fail to effectively adapt our products for use in internet or intranet environments, or to produce competitive internet and intranet applications.

 If we do not effectively compete with new and existing competitors, our revenues and operating margins will decline.

   The industry for tools that automate software development and management is extremely competitive and rapidly changing. We expect competition to intensify in the future. We believe our continued success will become increasingly dependent on our ability to:

  . support multiple platforms, including Microsoft Windows and Windows NT, IBM, commercial UNIX, and Linux;

  . use the latest technologies to support Web-based development of business-critical applications;

  . develop and market a broader line of products for programming languages such as C++, Visual Studio.NET, Java, and Java Beans; and

  . continually support the rapidly changing standards and technologies used in the development of Web-based applications as well as off-the-shelf products.

   We face intense competition for each of our products, generally from both Windows and UNIX vendors. Because individual product sales often lead to a broader customer relationship, each of our products must be able to successfully compete with numerous competitors' offerings. Many of our competitors or potential competitors are much larger than we are and may have significantly more resources and more experience. Moreover, many of our strategic partners compete with each other and this may adversely impact our relationship with an individual partner or a number of partners.

 If we are unable to manage our growth, our business will suffer.

   We have experienced rapid growth in recent years. This growth has placed a significant strain on our financial, operational, management, marketing, and sales systems and resources. If we are unable to effectively manage growth, our business, competitive position, results of operations, and financial condition could suffer.

   To achieve and manage continued growth, we must continue to expand and upgrade our information-technology infrastructure and its scalability, including improvements to various operations, financial, and management information systems, and expand, train, and manage our work force. We may not be successful in implementing these initiatives effectively and in a timely fashion.

 Our international operations expose us to greater management, collections, currency, intellectual property, regulatory, and other risks.

   International sales accounted for approximately 41% of our revenues in fiscal 2000, 40% in 1999, 34% in 1998 and 40% for the six months ended September 30, 2000. We expect that international sales will continue to account for a significant portion of our revenues in future periods. Our business would be harmed if our international operations experienced a material downturn. In addition, international sales are subject to inherent risks, including:

  . unexpected changes in regulatory requirements and tariffs;

  . unexpected changes in global economic conditions;

  . difficulties in staffing and managing foreign operations;

  . longer payment cycles;

  . greater difficulty in accounts receivable collection;

  . potentially adverse tax consequences;

  . price controls or other restrictions on foreign currency;

  . difficulties in obtaining export and import licenses;

  . costs of localizing products for some markets;

  . lack of acceptance of localized products in international markets; and

  . the effects of high local wage scales and other expenses.

   Our international sales are generally transacted through our international sales subsidiaries. The revenues generated by these subsidiaries, as well as their local expenses, are generally denominated in local currencies. Accordingly, the functional currency of each international sales subsidiary is the local currency. We have engaged in limited hedging activities to protect us against losses arising from remeasuring assets and liabilities denominated in currencies other than the functional currency of the related subsidiary. We are also exposed to foreign exchange rate fluctuations as the financial results of international subsidiaries are translated into U.S. dollars in consolidation. As exchange rates vary, these results, when translated, may vary from expectations and adversely impact our overall expected profitability. We currently do not hedge against this exposure. Fluctuations in foreign currencies could harm our financial condition and operating results.

 We are subject to risks associated with the European monetary conversion.

   In January 1999, the new "Euro" currency was introduced in certain European countries that are part of the European Monetary Union, or EMU. During 2002, all EMU countries are expected to begin operating with the Euro as their single currency. A significant amount of uncertainty exists as to the effect the Euro will have on the marketplace generally and, additionally, all of the final rules and regulations have not yet been defined and finalized by the European Commission with regard to the Euro currency. We are currently assessing the effect the introduction of the Euro will have on internal accounting systems and the sales of products. We are not aware of any material operational issues or costs associated with preparing internal systems for the Euro. However, we do utilize third-party vendor equipment and software products that may or may not be EMU-compliant. The failure of any critical components to operate properly after introduction of the Euro may harm our business or results of operations or require additional costs to remedy these problems.

 If we lose key personnel or cannot hire enough qualified personnel, our ability to manage our business, develop new products, and increase our revenues will suffer.

   We believe that the hiring and retaining of qualified individuals at all levels in our organization will be essential to our ability to sustain and manage growth successfully. Competition for highly qualified technical personnel is intense and we may not be successful in attracting and retaining the necessary personnel, which may limit the rate at which we can develop products and generate sales. We will be particularly dependent on the efforts and abilities of our senior management personnel. The departure of any of our senior management members or other key personnel could harm our business. Merger activities can be accompanied or followed by the departure of key personnel, which can compound the difficulty of integrating the operations of the parties to the business combination.

 If we fail to maintain and expand our distribution channels, our business will suffer.

   We currently distribute our products primarily through field sales personnel teamed with highly trained technical support personnel as well as through our telesales organizations, our Web site, and indirectly through channels such as value-added resellers and distributors. Our ability to achieve revenue growth in the future will depend in large part on our success in expanding our direct sales force and in maintaining a high level of technical consulting, training, and customer support.

 We depend on strategic relationships and business alliances for continued growth of our business.

   Our development, marketing, and distribution strategies rely increasingly on our ability to form long-term strategic relationships with major software and hardware vendors, many of whom are substantially larger than Rational. These business relationships often consist of cooperative marketing programs, joint customer seminars, lead referrals, or joint development projects. Although certain aspects of some of these relationships are contractual in nature, many important aspects of these relationships depend on the continued cooperation of each party with us. Merger activity, such as the acquisition of Catapulse, may disrupt these relationships or activities, and some companies may reassess the value of their relationship with us as a result of this merger activity. Divergence in strategy or change in focus by or competitive product offerings by any of these companies may interfere with our ability to develop, market, sell, or support our products, which in turn could harm our business. In addition, one or more of these companies may use the information they gain from their relationship with us to develop or market competing products.

 Our products could contain software defects that could reduce our revenues and make it more difficult for us to achieve market acceptance of our products.

   Complex software products like those sold by us often contain undetected errors, or "bugs," or performance problems. These defects are most frequently found during the period immediately following the introduction of new products or enhancements to existing products. Despite extensive product testing prior to introduction, our products have in the past contained software errors that were discovered after commercial introduction. Errors or performance problems may also be discovered in the future. Any future software defects discovered after shipment of our products could result in loss of revenues or delays in market acceptance, which could harm our business. Further, because we rely on our own products in connection with the development of our software, these errors may make it more difficult to sell our products in the future.

 If we fail to adequately protect our intellectual property rights, competitors may use our technology and trademarks, which could weaken our competitive position, reduce our revenues, and increase our costs.

   We rely on a combination of copyright, trademark, patent, and trade-secret laws, employee and third-party nondisclosure agreements, and other arrangements to protect our proprietary rights. Despite these precautions, it may be possible for unauthorized third parties to copy our products or obtain and use information that we regard as proprietary to create products that compete against ours. In addition, some license provisions protecting against unauthorized use, copying, transfer, and disclosure of our licensed programs may be unenforceable under the laws of certain jurisdictions and foreign countries.

   In addition, the laws of some countries do not protect proprietary rights to the same extent as do the laws of the United States. To the extent that we increase our international activities, our exposure to unauthorized copying and use of our products and proprietary information will increase.

   The scope of United States patent protection in the software industry is not well defined and will evolve as the United States Patent and Trademark Office grants additional patents. Because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed that would relate to our products.

 We rely on software licensed from third parties that is used in our products.

   We also rely on some software that we license from third parties, including software that is integrated with internally developed software and used in our products to perform key functions. These third-party software licenses may not be available to us on commercially reasonable terms or at all. Further, the software may not be appropriately supported, maintained, or enhanced by the licensors. The loss of licenses to or the inability to support, maintain, and enhance any of this software could result in increased costs or in delays or reductions in our product shipments until equivalent software could be developed, identified, licensed, and integrated.

 Third parties could assert that our software products and services infringe on their intellectual property rights, which could expose us to increased costs and litigation.

   We expect that we will be increasingly subject to infringement claims as the number of products and competitors grows and the functionality of products in different industry segments overlaps. Third parties may assert infringement claims against us in the future and their claims may or may not be successful. We could incur substantial costs in defending ourselves, as well as our customers, against their claims. Parties making their claims may be able to obtain injunctive or other equitable relief that could effectively block our ability to sell our products in the United States and abroad and could result in an award of substantial damages against us. In the event of a claim of infringement, we may be required to obtain one or more licenses from third parties. We cannot be sure that we can obtain necessary licenses from third parties at a reasonable cost or at all. Defense of any lawsuit or failure to obtain any required license could delay shipment of our products and increase our costs.

 Promotional product versions may adversely impact our actual product sales.

   Our marketing strategy relies in part on making elements of our technology available for no charge or at a very low price, either directly or by incorporating these elements into products offered by third parties, such as Microsoft, with whom we have strategic alliances. This strategy is designed to expose our products to a broader customer base than to our historical customer base and to encourage potential customers to purchase an upgrade or other higher-priced product from us. We may not be able to introduce enhancements to our full-price products or versions of our products with intermediate functionality at a rate necessary to adequately differentiate them from the promotional versions, particularly in cases where our partners are distributing versions of our products with other desirable features, which could reduce sales of our products.

 If we cannot successfully integrate our past and future acquisitions and achieve intended financial or strategic benefits, our revenues may decline and our expenses increase.

   We have acquired a number of businesses, technologies, and products. If we fail to achieve the intended financial and strategic benefits of past and future acquisitions, including the merger with Catapulse, our operating results will suffer. Acquisitions entail numerous risks, including:

  . difficulty with the assimilation of acquired operations and products;

  . failure to achieve targeted synergies;

  . inability to retain key employees of the acquired companies;

  . loss of key business relationships of the acquired company; and

  . diversion of the attention of our management team.

   In addition, if we undertake future acquisitions, we may issue dilutive securities, assume or incur additional debt obligations, incur large, one-time expenses, or acquire intangible assets that would result in significant future amortization expense. Any of these events could harm our business.

                      WHERE YOU CAN FIND MORE INFORMATION

   The documents incorporated by reference into this joint prospectus/proxy statement are available from Rational upon request. Rational will provide a copy of any and all of the information that is incorporated by reference in this joint prospectus/proxy statement (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this joint prospectus/proxy statement) to any person, without charge, upon written or oral request. Any request for documents should be made by January 29, 2001 to ensure timely delivery of the documents.

   Requests for documents relating to Rational should be directed to:

                         Rational Software Corporation
                              18880 Homestead Road
                            Cupertino, CA 95014-0721
                                 (408) 863-9900

   Reports, proxy statements and other information regarding Rational may be inspected at:

                          The National Association of
                               Securities Dealers
                              1735 K Street, N.W.
                             Washington, D.C. 20006


   Rational files reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. Copies of Rational's reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at:

     Judiciary Plaza         Citicorp Center         Seven World Trade Center
     Room 1024               500 West Madison Street 13th Floor
     450 Fifth Street, N.W.  Suite 1400              New York, New York 10048
     Washington, D.C. 20549  Chicago, Illinois 60661

   Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding Rational. The address of the SEC Internet site is http://www.sec.gov.

   Rational has filed a registration statement under the Securities Act with the SEC with respect to the Rational common stock to be issued to Catapulse stockholders in the merger. This joint prospectus/proxy statement constitutes the prospectus of Rational filed as part of the registration statement. This joint prospectus/proxy statement does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

   If you are a Catapulse stockholder and you have any questions about the merger, please call Elizabeth Jordan of Catapulse at (408) 342-3800. You may also call Rational Investor Relations at (408) 863-9900.

   This joint prospectus/proxy statement does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint prospectus/proxy statement, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint prospectus/proxy statement nor any distribution of securities pursuant to this joint prospectus/proxy statement shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated herein by reference or in our affairs since the date of this joint prospectus/proxy statement. The information contained herein with respect to Catapulse was provided by Catapulse and the information contained herein with respect to Rational was provided by Rational.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

   This joint prospectus/proxy statement and the documents we incorporate by reference may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this prospectus that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. Words such as "estimate," "project," "plan," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this joint prospectus/proxy statement and the other documents incorporated by reference, including, but not limited to, the annual report on Form 10-K for the year ended March 31, 2000 of Rational, including any amendment. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this joint prospectus/proxy statement. We do not undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstance after the date of this joint prospectus/proxy statement or to reflect the occurrence of unanticipated events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results and events to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include those risks set forth in "Risk Factors" beginning on page 12.

                         THE RATIONAL SPECIAL MEETING

Date, Time and Place of Meeting

   The special meeting of the stockholders of Rational will be held at Rational's executive offices located at 18880 Homestead Road, Cupertino, California, on Monday, February 5, 2001 at 8:00 a.m., local time. We are sending this joint prospectus/proxy statement to you in connection with the solicitation of proxies by the special committee of the Rational board of directors for use at the Rational special meeting and any adjournments or postponements of the special meeting.

Purpose of the Special Meeting; Recommendation of the Special Committee of the Rational Board of Directors

   At the special meeting, Rational stockholders will consider and vote upon a proposal to approve the issuance of shares of Rational common stock to stockholders of Catapulse in the merger.

   Rational stockholders will also be asked to consider and vote upon such other matters as may be properly submitted at the special meeting. Additionally, Rational stockholders may be asked to vote upon a proposal to adjourn or postpone the special meeting. Any adjournment or postponement could be used for the purpose of allowing additional time for soliciting additional votes to approve the proposed issuance of shares of Rational common stock in the merger.

   After careful considenration, a special committee of the Rational board of directors has approved the merger, the merger agreement and the proposed issuance of shares of Rational common stock to Catapulse stockholders in the merger, and believes that the terms of the merger, the merger agreement and the related issuance of shares of Rational common stock are fair to, and in the best interests of, Rational and its stockholders, and recommends that holders of shares of Rational stock vote "for" the proposed issuance of shares of Rational common stock to Catapulse stockholders in the merger.

Record Date; Voting Rights; Proxies

   Only holders of Rational common stock at the close of business on December 27, 2000, the record date, are entitled to notice of and to vote at the special meeting.

   As of the record date, there were 190,256,261 shares of Rational common stock issued and outstanding.

   The accompanying form of proxy is for use at the special meeting if a stockholder will be unable to attend the special meeting. All shares of Rational common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, shares of Rational common stock represented by such proxies will be voted "for" the issuance of shares of Rational common stock to Catapulse stockholders in the merger. Rational does not know of any matters other than as described in the notice of special meeting of stockholders that are to come before the special meeting. If any other matter is properly presented for action at the special meeting, the persons named in the enclosed form of proxy will have the discretion to vote on such matters in accordance with their best judgment.

   A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice to the secretary of Rational, by signing and returning a later-dated proxy, or by voting in person at the Rational special meeting. However, mere attendance at the Rational special meeting will not in and of itself have the effect of revoking the proxy. Votes cast by proxy or in person at the Rational special meeting will be tabulated by the inspector of election appointed for the Rational special meeting.

Solicitation of Proxies

   Proxies are being solicited by and on behalf of Rational. Rational will bear all expenses in connection with such solicitation. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Rational in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated for, but may be reimbursed by Rational for out-of-pocket expenses incurred in connection with, such solicitation. In addition, Rational intends to retain a proxy solicitation firm, to aid it in the solicitation process, for which it will pay a fee. Arrangements have also been made with brokerage firms, banks, custodians, nominees and fiduciaries for the forwarding of proxy and solicitation materials to owners of Rational common stock held of record by such persons, and these firms will be reimbursed, upon their request, for reasonable expenses incurred in forwarding the proxy and solicitation materials.

   For shares of Rational common stock that are registered in the name of the stockholder, the stockholder may only vote by returning a signed proxy card or voting in person at the special meeting.

   For shares of Rational common stock that the stockholder beneficially owns and holds in "street name" through a broker or bank, the stockholder may vote by completing and returning the voting form provided by their broker or bank or via the internet or by telephone through their broker or bank if such a service is provided. To vote via the internet or by telephone, the stockholder should follow the instructions on the voting form provided by their broker or bank. Votes submitted electronically via the internet or by telephone must be received by 12:00 a.m. Pacific Standard Time on February 5, 2001.

   The internet voting procedures are designed to authenticate stockholders identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly.

Quorum; Abstentions; Broker Non-Votes

   The presence in person or by properly executed proxy of holders of a majority of all the issued and outstanding shares of Rational common stock entitled to vote is necessary to constitute a quorum at the special meeting. For purposes of determining whether a quorum is present, the inspector of election will include shares that are present or represented by proxy, even if the holders of such shares abstain from voting on any particular matter. In the event that a broker, bank, custodian, nominee or other record holder of Rational common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal -- known as a broker non-vote -- those shares will not be considered for purposes of determining the number of shares present and entitled to vote with respect to a particular proposal on which the broker has expressly not voted, but will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

   For purposes of determining whether the proposed issuance of shares of Rational common stock to the Catapulse stockholders has been approved, abstentions will be treated as votes cast against the proposal, but broker non-votes will not be treated as present and entitled to vote at the special meeting.

Required Vote

   Pursuant to rules promulgated by the National Association of Securities Dealers relating to the Nasdaq Stock Market, Rational stockholders are required to approve the issuance of shares of Rational common stock to the Catapulse stockholders in the merger. The approval of the issuance of shares of Rational common stock to the Catapulse stockholders requires the affirmative vote of the holders of a majority of the shares of Rational common stock present or represented at the Rational special meeting.

   In addition, it is a condition to the closing of the merger that holders of a majority of the outstanding disinterested shares cast at the Rational special meeting approve the issuance of Rational common stock in the merger. For all purposes, each share of Rational common stock entitles the holder thereof to one vote per share.

   As of December 27, 2000, directors and executive officers of Rational and their affiliates were beneficial owners of an aggregate of 16,667,171 shares of Rational common stock, or approximately 8.1% of the outstanding shares of Rational common stock.

   The matters to be considered at the Rational special meeting are of great importance to the stockholders of Rational. Accordingly, stockholders are urged to read and carefully consider the information presented in this joint prospectus/proxy statement, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

                         THE CATAPULSE SPECIAL MEETING

Date, Time and Place of Meeting

   The special meeting of the stockholders of Catapulse will be held at Catapulse's executive offices located at 5 Results Way, Cupertino, California on Monday, February 5, 2001 at 9:00 a.m., local time. We are sending this joint prospectus/proxy statement to you in connection with the solicitation of proxies by the Catapulse board of directors for use at the Catapulse special meeting and any adjournments or postponements of the special meeting.

Purpose of the Catapulse Special Meeting; Recommendation of the Catapulse Board of Directors

   At the Catapulse special meeting, Catapulse stockholders will consider and vote upon:

  . a proposal to adopt the merger agreement, and

  . a proposal for the Catapulse's preferred stockholders to approve the conversion of all outstanding shares of Catapulse preferred stock into Catapulse common stock immediately prior to the merger.

   Catapulse stockholders will also be asked to consider and vote upon such other matters as may be properly submitted at the special meeting. Additionally, Catapulse stockholders may be asked to vote upon a proposal to adjourn or postpone the special meeting. Any adjournment or postponement could be used for the purpose of allowing additional time for soliciting additional votes to adopt the merger agreement and approve the conversion of the Catapulse preferred stock.

   Upon the recommendation of the special committee of the Catapulse board of directors, the Catapulse board of directors has approved and adopted the merger agreement and the merger and believes that the proposal to adopt the merger agreement is advisable and in the best interests of Catapulse and its stockholders. Accordingly, upon the recommendation of the special committee of the board of directors, the Catapulse board of directors recommends that holders of shares of Catapulse stock vote "for" adoption of the merger agreement and, in the case of holders of Catapulse preferred stock, "for" approval of the conversion of all outstanding shares of Catapulse preferred stock into Catapulse common stock immediately prior to the merger.

Record Date; Voting Rights; Proxies

   Only holders of Catapulse capital stock at the close of business on December 27, 2000, the record date, are entitled to notice of and to vote at the Catapulse special meeting.

   As of the record date, there were 88,783,681 shares of Catapulse common stock issued and outstanding, 80,000,000 shares of Catapulse series A preferred stock issued and outstanding and 45,168,717 shares of Catapulse series B preferred stock issued and outstanding. Each share of Catapulse capital stock entitles the holder to one vote on each matter for which such stockholder is entitled to vote.

   All shares of Catapulse common stock and preferred stock represented by properly executed proxies will be voted in accordance with the instructions indicated in such proxies, unless such proxies have been previously revoked. If no instructions are indicated, shares of Catapulse common stock and preferred stock represented by such proxies will be voted "for" adoption of the merger agreement and, in the case of holders of Catapulse preferred stock, "for" approval of the conversion of all outstanding shares of Catapulse preferred stock into Catapulse common stock immediately prior to the merger. Catapulse does not know of any matters other than as described in the notice of special meeting of stockholders that are to come before the Catapulse special meeting. If any other matter is properly presented for action at the Catapulse special meeting, the persons named in the enclosed form of proxy will have the discretion to vote on such matters in accordance with their best judgment.

   A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of revocation to the secretary of Catapulse, by signing and returning a later-dated proxy, or by voting in person at the Catapulse special meeting. However, mere attendance at the Catapulse special meeting will not in and of itself have the effect of revoking the proxy. Votes cast by proxy or in person at the Catapulse special meeting will be tabulated by the inspector of election appointed for the Catapulse special meeting.

Solicitation of Proxies

   Proxies are being solicited by and on behalf of Catapulse. Catapulse will bear all expenses in connection with such solicitation. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Catapulse in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated for such solicitation, provided that such directors, officers and employees may be reimbursed by Catapulse for out-of-pocket expenses incurred in connection with such solicitation.

Quorum; Abstentions

   The presence in person or by properly executed proxy of holders of a majority of all the issued and outstanding shares of Catapulse common stock and Catapulse preferred stock entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the special meeting.

   For purposes of determining whether the merger agreement has been adopted and the preferred stock conversion has been approved, abstentions will be included in determining the number of shares present and voting at the special meeting and will have the same effect as votes cast against the proposals.

Required Vote

   Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Catapulse common stock and preferred stock voting together as a single class, a majority of the outstanding shares of Catapulse series A preferred stock voting as a separate class, and 70% of the outstanding shares of Catapulse series B preferred stock voting as a separate class.

   In addition, it is a closing condition to the merger that holders of a majority of the outstanding disinterested shares of Catapulse capital stock adopt the merger agreement.

   Approval of the preferred stock conversion requires the affirmative vote of the holders of at least 50% of the outstanding shares of Catapulse series A preferred stock and at least 50% of the outstanding shares of Catapulse series B preferred stock.

   For all purposes, each share of Catapulse common stock entitles the holder thereof to one vote per share and each share of Catapulse preferred stock entitles the holder thereof to one vote per share.

   As of December 27, 2000, directors and executive officers of Catapulse and their affiliates were owners of an aggregate of 61,572,222 shares of Catapulse common stock, 80,000,000 shares of series A preferred stock, and 44,555,338 shares of series B preferred stock, or approximately:

  . 69.3% of the outstanding shares of Catapulse common stock;

  . 100% of the outstanding shares of Catapulse series A preferred stock; and

  . 98.6% of the outstanding shares of Catapulse series B preferred stock.

   The principal stockholders of Catapulse have entered into agreements to vote all shares of Catapulse common stock and preferred stock owned of record and beneficially by them in favor of the adoption of the merger agreement and approval of the preferred stock conversion.

   The matters to be considered at the Catapulse special meeting are of great importance to the stockholders of Catapulse. Accordingly, Catapulse stockholders are urged to read and carefully consider the information presented in this joint prospectus/proxy statement, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

                                   THE MERGER

   The following discussion summarizes the proposed merger and related transactions. The discussion is not, however, a complete statement of all provisions of the merger agreement and related agreements. Detailed terms of the conditions to the merger and related transactions are contained in the merger agreement, a copy of which is attached to this joint prospectus/proxy statement as Annex A. Statements made in this joint prospectus/proxy statement with respect to the terms of the merger and related transactions are qualified in their entireties by reference to the merger agreement. You are urged to read the more detailed information set forth in the merger agreement and the other documents annexed to this joint prospectus/proxy statement prior to casting a vote.

Background of the Merger and Related Transactions

   Beginning in August 1999 Rational's board of directors held a series of meetings to discuss how best to position Rational to take advantage of the emergence of the internet as an important business environment. Rational's established business is based upon the traditional model of software licensing and maintenance, in which customers pay upfront licensing fees based upon the products being used, the number of users and other factors. The internet offered the opportunity for creating both new ways of delivering Rational's suite of products--selling hosted, pay-as-you-go monthly services instead of one-time licenses--and new products and services based upon a new form of collaborative development environment. On August 27, 1999, Paul Levy and Michael Devlin, the co-founders of Rational, and its chairman and chief executive officer, respectively, presented to the Rational board of directors a plan for a business aimed at this opportunity. The technical and commercial feasibility of this business were unknown, but the opportunity for Rational to add increased value for customers and to create a recurring revenue business were understood to be potentially important.

   The Rational board of directors considered how to take advantage of this opportunity while minimizing the risks to Rational's established, growing and profitable software licensing business. In particular the board discussed whether to attempt to create an internet-based business as an internal Rational business unit or as a separate startup company that would be strategically aligned with and influenced by Rational. At the August 27 meeting, the board concluded in principle that if the internet opportunity were to be pursued at that time it should be through a separate company. Among the reasons for this decision were the following:

  . a separate company could provide a suite of "best of breed" tools from a variety of vendors, including but not limited to Rational tools, and not be or appear to be tied to any particular vendor, including Rational;

  . a separate company would have the ability to explore aggressive business models regarding pricing and licensing;

  . a separate company would provide Rational with a new distribution channel and expand Rational's position in the marketplace without requiring Rational to take large operational risks;

  . the opportunity for the new business was unproven and subject to significant technical, marketing and financial risk, and thus presented a very different profile from Rational's established core business;

  . a separate company would have the ability to focus on its own technology and business model, whereas a unit operating inside of Rational could lead to internal competition and loss of focus;

  . the new business would have substantial startup and research and development costs and a different business model than Rational's core business, all of which could distort Rational's financial results if pursued internally;

  . a separate company could create its own equity plans for the purpose of attracting key employees, creating "startup" incentives that an established company like Rational would be unable to offer;

  . a separate company could be able to attract top tier, independent venture capital backing, which could provide not only financing but also key expertise in the internet markets and in growing startup businesses; and

  . a separate company would give Rational the opportunity to reassess its strategy over time and the flexibility to increase or decrease its involvement with the company depending on technical, market and other factors.

   During the month of September 1999, the Rational board of directors met several times to consider the proposed business plan and to continue its deliberations regarding Rational's internet strategy generally. During those meetings, Rational's outside directors led the analysis and consideration of numerous identified issues, risks and concerns associated with forming a separate company, giving particular attention to the reaction of customers, investors, employees and existing partners. The board also considered the importance of having Messrs. Levy and Devlin involved in both Rational and the new company based on their credibility, vision and experience in the industry. Further, the board considered the importance of Rational making a significant investment in the new company in order to give the new company a greater likelihood of success in achieving its objectives, and to strategically align the new company's interests with those of Rational.

   At the request of the Rational board of directors, at a meeting on September 24, 1999, Rational's management, including Messrs. Levy and Devlin, presented a memorandum of terms regarding the formation and initial capitalization of the new internet-focused company. With the assistance of Rational's outside legal counsel, the directors reviewed the memorandum of terms and discussed each element in reasonable detail. The memorandum of terms contemplated that Rational would invest $50 million in exchange for series A preferred stock, representing 80% of the outstanding capital stock of the new company, that each of Messrs. Levy and Devlin would acquire founders common stock representing 10% of the outstanding capital stock of the initial enterprise and have the right to maintain their interests of 10%, and that additional shares of common stock would be reserved for option grants to employees of the new company. The board of directors then focused upon the business purpose for the formation of the new company and the role of Messrs. Devlin and Levy in its operation. This discussion was led by Mr. Denend, acting as a lead outside director with respect to the analysis and opportunity. Among other things, Mr. Denend summarized:

  .  the business rationale and purpose of the new company;

  .  the impact of the internet on Rational's business paradigm;

  . the advantages of a separate entrepreneurial enterprise to pursue the business opportunity;

  . the reasons why Rational should not pursue the opportunity as a division or wholly owned subsidiary;

  .  the pros and cons of the management structure; and

  .  other business related matters.

   Following this discussion, the directors reviewed a number of issues involving corporate governance, including:

  . the authorization by Messrs. Denend, Montague and Schleicher, Rational's independent directors;

  . the review of the business purpose, corporate opportunity doctrine and conflict of interest issues;

  .  the disclosure and communication plan to all constituencies; and

  . the accounting and tax consequences of the proposed structure and equity interest as summarized on the memorandum of terms.

   Following this discussion, the board of directors then discussed a number of business and operational issues related to the formation of a new company including:

  . employees of Rational who were likely to join the enterprise, their role and the impact thereof on Rational's operations;

  . the issues of equity incentives, particularly with respect to Messrs. Levy and Devlin;

  . the future capital structure contemplated for the new company, including the need for investment by a top tier venture capital firm and additional strategic partners and investors who would over time dilute Rational's interest; and

  .  the time frame for the launch of the new company.

   The board considered it essential for the success of the new company that Messrs. Levy and Devlin have a substantial equity interest in the new enterprise for a number of reasons, including the following:

  . the board's belief that Messrs. Levy and Devlin were key to the success of the new enterprise;

  . their belief that top venture capitalists would not invest in a new company in which the founders did not have a significant financial incentive to stay; and

  . the board's conclusion that the new company would not be able to attract key employees if the employees knew that key management did not have significant equity in the company.

   Following this discussion, the Rational directors unanimously -- with Messrs. Levy and Devlin abstaining -- approved the formation and capitalization of a new company substantially along the lines outlined on the term sheet presented at the meeting, authorized and directed Messrs. Levy and Devlin to proceed therewith, and consented to Messrs. Levy and Devlin serving as the founders, and chairman and vice-chairman, respectively, of Catapulse. Catapulse was formed in October 1999. The initial board of directors of Catapulse included Messrs. Levy, Devlin, Denend and Schleicher, each of whom remained in their positions at Rational. As contemplated by the Rational board of directors, Rational invested $50 million in Catapulse in early December 1999. Following Rational's investment, Messrs. Denend and Schleicher were each granted an option to purchase 400,000 shares of common stock of Catapulse subject to vesting over a four year period provided they continue to serve as directors of Catapulse.

   In December 1999, as contemplated by the Rational board of directors when approving the formation of Catapulse, the Rational board approved the consent by Rational, in its capacity as a Catapulse stockholder, of a $25 million investment in the series B preferred stock of Catapulse from a top-tier venture capital firm, Benchmark Capital. Following the investment by Benchmark Capital, Rational's ownership interest in Catapulse was reduced to 36% on a fully-diluted basis. The boards of directors of both Catapulse and Rational believed that the investment by Benchmark Capital validated Catapulse's business model, substantially increased its credibility in the minds of Catapulse's employees, customers and suppliers, would help Catapulse attract talented new employees, and would allow Catapulse to leverage Benchmark's expertise and experience with the internet and with startup businesses. As a condition to Benchmark Capital investing, Messrs. Levy and Devlin waived their right to maintain their percentage ownership in Catapulse, and in lieu thereof, each was granted an option to purchase a number of shares of Catapulse common stock equal to the best estimate of the number of shares they would have been able to purchase pursuant to the right to maintain their percentage ownership prior to an initial public offering of Catapulse common stock. In connection with the Benchmark Capital investment, Mr. Levy was asked by the Rational board of directors to, and with the consent of the Rational board of directors agreed to and did, assume the role of chief executive officer of Catapulse, and Bruce Dunlevie, a general partner at Benchmark Capital, was appointed to the Catapulse board of directors.

   As initially contemplated at the time of the formation of Catapulse, in July 2000 Rational and Catapulse executed two agreements formalizing the business relationship between them. The agreements were negotiated by Thomas Bogan, president of Rational, and Nick Berens, senior vice president worldwide field operations of Catapulse, and consisted of a development agreement for the development of software by Rational to add new functionality for Rational's products, which were contemplated to be licensed to Catapulse, and an ASP license agreement for the license of Rational technology to Catapulse and the inclusion of this technology in Catapulse's hosted development service.

   During the first year of Catapulse's existence, from October 1999 through September 2000, it made substantial progress in moving from an initial concept to an actual business, and released an initial version of its hosted development service. Catapulse's business model had been further validated by a series of agreements with IBM Corporation under which IBM had committed to deploy the Catapulse hosted development service internally and agreed to act as a channel for IBM customers. In addition, at the end of September 2000, the number of Catapulse employees had increased to 189.

   During the fall of 2000, with the full support of the Rational board of directors, members of Rational's management, including Mr. Bogan, David Bernstein, senior vice president and general manager, products of Rational, Kevin Haar, senior vice president, worldwide field operations of Rational, John Lovitt, senior vice president, professional services of Rational, Mr. Levy, and Mr. Devlin, conducted a strategic review of Rational's business. Among other things, they reviewed the future development of Rational's product offerings and Rational's relationship to Catapulse.

   In addition, around this time, Messrs. Levy and Devlin, together with Elizabeth Jordan, chief financial officer of Catapulse, Mr. Berens and Bruce Dunlevie, the sole independent director of Catapulse, conducted a strategic review of Catapulse's business. Among other things, they reviewed the work to be done to develop the sales and marketing efforts of Catapulse.

   On November 3, 2000, the board of directors of Rational held a special meeting at which the board discussed, with the assistance of Wilson Sonsini Goodrich & Rosati, Professional Corporation, its outside legal advisor, a potential business combination between Rational and Catapulse, including the potential strategic and business benefits and drawbacks of the proposed combination. At the meeting, Messrs. Bogan, Levy and Devlin shared with the board their views that:

  . the success of Rational's Suite strategy had demonstrated customer preference for a complete, integrated solution for software development rather than a collection of individual tools. This success had also demonstrated Rational's ability to develop, deliver, and support such an integrated solution. Further, this success indicated that there was less of a concern than considered previously by the Rational board of directors that to be successful Catapulse needed to operate independently of Rational;

  . the progress of Catapulse's product development and business operations since inception in October 1999 had exceeded expectations. By successfully delivering an initial version of the Hosted Development Service, or HDS, to paying customers, Catapulse had demonstrated the technical viability of the service, customer acceptance of the service, and the viability of the business model based on providing premium value to customers;

  . the combination of Rational Suite with the HDS had the potential to become a unique and compelling business opportunity for Rational, characterized by a much larger accessible market and significantly higher revenue opportunity per user than currently experienced by Rational; and

  . realizing the ability to provide customers with the combined value of the Rational Suite and HDS would require rapid and integrated execution by Rational and Catapulse from an engineering, marketing, and sales perspective. This could only be achieved through a merger of the operations of the two companies, and in particular a combination of Catapulse's HDS initiative with Rational's Suites initiative into a single next generation Rational product line.

In addition, the legal advisors reviewed for the board of directors issues related to the board's fiduciary duties with respect to the proposed transaction, including consideration of the overlap of directors and management of Rational and Catapulse. Among other things, the board and its legal advisors discussed the formation of an independent special committee of the Rational board of directors to consider the proposed transaction. Based on the discussions, the Rational board of directors requested its legal advisors to give further consideration to issues relating to the formation of a special committee and report back to the board.

   On November 4, 2000, the board of directors of Catapulse held a meeting to discuss a potential business combination with Rational. Messrs. Levy and Devlin described preliminary discussions that had taken place with Rational. The board approved the formation of a special committee of the board of directors consisting solely of Bruce Dunlevie and granted the Catapulse special committee full authority to negotiate the merger agreement, the merger and the transactions contemplated by the merger, as well as the decision to recommend to the full board of directors whether to approve or disapprove of the merger agreement and the merger, including the decision as to whether or not the merger was in the best interests of Catapulse or its stockholders, and directed the management of Catapulse to report to the Catapulse special committee with respect to all matters relating to the proposed transaction.

   In the days following this November 4, 2000 meeting, Venture Law Group was retained to serve as legal counsel to the Catapulse special committee.

   On November 7, 2000, the board of directors of Rational held a meeting at which the board discussed a potential business combination with Catapulse. Messrs. Levy and Devlin indicated to the board that the Catapulse board of directors had met and formed a special committee of the Catapulse board of directors to review and consider the proposed transaction. Wilson Sonsini Goodrich & Rosati, Rational's outside legal advisor, reviewed for the board the proposal to form a special committee of the board of directors, following which the board of directors unanimously approved the formation of a special committee of the board of directors consisting solely of John Montague. Mr. Montague was the only member appointed to the Rational special committee in part because the other members of the Rational board of directors were also members of the board of directors of Catapulse. The Rational board of directors granted full authority to the Rational special committee to negotiate and make all decisions with respect to the proposed transaction with Catapulse, including the decision as to whether or not a transaction with Catapulse was in the best interests of Rational and its stockholders, and further directed the management of Rational other than Messrs. Levy and Devlin to report to the special committee with respect to all matters relating to the proposed transaction. Mr. Montague met alone with Rational's legal advisors to review his role and understand his obligations as a fiduciary of Rational and as the sole committee member. In addition, Rational's legal advisors recommended that Mr. Montague retain special counsel to the special committee. On November 9, 2000, after Mr. Montague made his own inquiries and obtained recommendations on a variety of potential special counsel, the Delaware firm of Richards Layton & Finger was retained as special counsel to the special committee. In view of the substantial time commitment that would be expected of Mr. Montague as the sole committee member, the Rational board approved a payment to Mr. Montague of $100,000 for his services, which was not contingent on any particular outcome. Messrs. Levy and Devlin and the other members of the Rational board of directors other than Mr. Montague, refrained from involvement in any of the negotiations, diligence or other matters relating to the proposed transaction leading up to the definitive agreement.

   Next, at the November 7, 2000 meeting, the Rational special committee considered, initially with the full board, including Messrs. Levy and Devlin, and subsequently with just the outside directors, the appropriate treatment of the Catapulse equity positions of Messrs. Levy and Devlin, who owned approximately 11.5% and 13.5%, respectively, of the fully diluted capital stock of Catapulse, of which amount approximately a quarter was then vested. The special committee considered that under the terms of the restricted stock arrangements between Catapulse and each of Mr. Levy and Mr. Devlin, all of the unvested shares held by them would become vested in a transaction such as the potential business combination between Rational and Catapulse. The special committee considered with Messrs. Levy and Devlin a range of alternatives from allowing the shares to fully vest pursuant to the existing contractual arrangements, to having Messrs. Levy and Devlin forfeit the Catapulse stock held by them, and Messrs. Levy and Devlin expressed a willingness to cooperate to the fullest extent to do what was in the best interests of Rational. The special committee ultimately determined it was in the best interests of Rational and its stockholders to require Messrs. Levy and Devlin to waive the acceleration of vesting of the Catapulse shares in the merger, to agree to subject any Rational shares received in exchange for then unvested Catapulse shares to a right of repurchase, to be released over a period of five years from the date of closing, and to agree to a lockup of any Rational shares received in exchange for the then vested Catapulse shares to be released over a period of five years from the date of closing. The special committee concluded that subjecting the Rational shares to be received in the transaction by Messrs. Levy and Devlin to these arrangements would provide substantial capital appreciation and retention incentives that would enhance the alignment of Messrs. Levy and Devlin's interests with those of the Rational stockholders.

   From November 7, 2000 to November 27, 2000, Mr. Bogan, Tim Brennan, chief financial officer of Rational, Ms. Jordan and other members of management of Rational and Catapulse, respectively, and the respective legal, financial and accounting advisors to the Rational special committee and Catapulse special committee conducted business, technical, legal, financial and accounting due diligence on Catapulse and Rational, respectively.

   On November 9, 2000, the Rational special committee, after making its own inquiries on a variety of financial advisors, retained Chase H&Q as financial advisor to the Rational special committee in connection with the proposed transaction.

   On November 13, 2000, Chase H&Q met with Mr. Brennan, David Henshall, treasurer of Rational, Ms. Jordan, and Cynthia Crane, director of financial planning and analysis of Catapulse, and conducted business and financial due diligence on Catapulse and Rational. Ongoing business and financial due diligence with Catapulse continued through November 27, 2000.

   On November 14, 2000, the Rational special committee met with representatives of Chase H&Q and discussed preliminary valuation and other issues relating to the proposed business combination, as well as alternatives to the proposed business combination.

   On November 14, 2000, Catapulse engaged Credit Suisse First Boston Corporation, on behalf of the Catapulse special committee to act as the financial advisor to the Catapulse special committee.

   On November 15, 2000, the Rational special committee, together with Mr. Bogan, met with Chase H&Q to discuss the proposed business combination, and alternatives to the combination, and was presented a preliminary valuation analysis of Catapulse from Chase H&Q. Subsequently, the Rational special committee, together with Mr. Bogan, then met with its financial and legal advisors and reviewed the proposed terms of the business combination transaction as set forth in a draft term sheet prepared by its legal and financial advisors.

   On November 16, 2000, the Rational special committee, together with Mr. Bogan, met with its legal and financial advisors to discuss the terms of the proposed transaction and the valuation analysis of Catapulse. At the conclusion of the meeting, the Rational special committee directed its advisors to circulate a proposed term sheet to Catapulse and its advisors, which included the proposed vesting and lockup arrangements for the Rational shares to be received by Messrs. Levy and Devlin.

   On November 17, 2000, Chase H&Q met with Credit Suisse First Boston, the financial advisor to the Catapulse special committee, to discuss the exchange ratio in the proposed transaction. The result of this discussion was that, although an exchange ratio had not been agreed to, there was a sufficiently narrow gap between the parties to recommend continuation of the business combination discussions. Chase H&Q briefed the Rational special committee both before and after this meeting.

   On November 17 and 18, 2000, the Catapulse special committee discussed with its legal and financial advisors on several occasions the terms of the proposed transaction as presented in the term sheet, and the legal advisors to the Catapulse special committee conveyed the comments of the Catapulse special committee to the legal advisors to the Rational special committee.

   On November 18, 2000, the Rational special committee, together with Mr. Bogan, met with its legal advisors and financial advisors to discuss the open issues relating to the proposed term sheet. At the conclusion of the meeting, the Rational special committee directed its legal advisors to circulate a draft merger agreement between Rational and Catapulse based on the proposed terms set forth in the term sheet.

   On November 19, 2000, the Rational special committee's legal advisors circulated to the legal advisors for the Catapulse special committee a draft of the merger agreement and ancillary agreements. The terms of the merger agreement and the ancillary agreements were then negotiated through and up to the time of the meeting of the Rational special committee and the time of the meetings of the Catapulse special committee and the Catapulse board of directors each held on November 27, 2000.

   On November 20 and 21, 2000, the Rational special committee, together with Mr. Bogan, met with Chase H&Q and received updates on the status of negotiations and due diligence activities being performed on Catapulse.

   On November 21, 2000, the board of directors of Catapulse held a meeting to discuss the proposed merger. Following this meeting, the Catapulse special committee held a meeting with its legal and financial advisors. Credit Suisse First Boston presented a preliminary analysis of various information to serve as a basis for evaluating the proposed exchange ratio. Venture Law Group, legal counsel to the Catapulse special committee, then reviewed the principal terms of the merger agreement and ancillary agreements. The Catapulse special committee then authorized management of Catapulse to proceed with further discussions in connection with a potential transaction.

   On November 22, 2000, the Rational special committee, together with Mr. Bogan, met with its legal and accounting advisors. The status of negotiations with Catapulse and the principal terms of the proposed transaction were discussed in detail, and the accounting advisors reported to the special committee on the accounting and audit issues related to the transaction.

   On November 25, 2000, the Rational special committee met with its legal and financial advisors to discuss the status of negotiations with Catapulse and the principal terms of the proposed transaction.

   On November 26, 2000, the financial advisor to the Rational special committee met with the financial advisor to the Catapulse special committee to continue negotiation of the exchange ratio and tentatively agreed to an exchange ratio in the merger of 0.0825, subject to approval and confirmation by their respective clients.

   On November 27, 2000, the Rational special committee met with Chase H&Q, its financial advisor, and Chase H&Q reviewed with the special committee the material financial analyses that it had performed related to the proposed transaction. The Rational special committee, together with Mr. Bogan, then met with its legal and financial advisors together. The special committee's legal advisors reviewed the principal terms of the merger agreement and ancillary agreements. Chase H&Q then rendered its oral opinion, subsequently confirmed in writing, to the effect that, as of that date, based upon and subject to the assumptions made, the exchange ratio in the merger was fair from a financial point of view to Rational. See the section entitled "--Opinion of the Financial Advisor to the Rational Special Committee" below. Mr. Bogan, on behalf of Rational's management, and Rational's legal advisors, reported on the results of their due diligence investigations of Catapulse. Following discussion among the member of the special committee, Mr. Bogan, and the advisors to the special committee, the Rational special committee determined that the merger was fair to and in the best interest of Rational and its stockholders. The Rational special committee then approved the merger agreement and the ancillary agreements and the issuance of Rational common stock in the merger and determined to recommend that the merger agreement and the merger be approved and adopted by the Rational stockholders. The Rational special committee then reported to the full board of directors of Rational on the actions it had taken with respect to the proposed business combination.

   On November 27, 2000, the Catapulse special committee met with its legal and financial advisors to discuss the status of the negotiations with Rational and comments on the draft of the merger agreement. Credit

Suisse First Boston presented its analysis of various information to serve as a basis for evaluating the proposed exchange ratio and orally informed the special committee of its opinion (subsequently confirmed in writing) that, based upon and subject to the various considerations set forth in the Credit Suisse First Boston opinion, the exchange ratio was fair, from a financial point of view, to the holders of Catapulse common stock, other than Rational and its affiliates and Paul Levy and Mike Devlin. Credit Suisse First Boston also responded to questions raised by the special committee regarding Credit Suisse First Boston's analysis and opinion. Following this presentation, the special committee engaged in a discussion with its legal and financial advisors, with respect to the legal and financial terms of the merger. The Catapulse special committee concluded that the merger was fair to and in the best interests of Catapulse and its stockholders. Accordingly, the Catapulse special committee resolved to recommend to the board of directors of Catapulse that the board of directors approve and adopt the merger, the merger agreement, and the transactions contemplated thereby and authorize the execution of the merger documents. In addition, the Catapulse special committee resolved to recommend to the board of directors of Catapulse that the board of directors recommend that the stockholders adopt the merger agreement. At a meeting immediately thereafter, the board of directors of Catapulse,upon the recommendation of the special committee, approved and adopted the merger, the merger agreement, and the transactions contemplated thereby, authorized the execution of the merger agreement, and resolved to recommend that the Catapulse stockholders adopt the merger agreement.

   During the afternoon of November 27, 2000, the parties executed the merger agreement and certain stockholders of Catapulse executed support agreements with Rational. Immediately after, the parties publicly announced the agreement to merge.

Rational's Reasons for the Merger

   The Rational board of directors appointed a special committee consisting solely of John Montague to make the determination of whether to undertake the merger with Catapulse. In making its determination to approve the merger, the Rational special committee has identified several reasons for, and potential benefits to Rational of, the merger including, among others, the following:

  . the success of Rational's Suite strategy has demonstrated customer preference for a complete, integrated solution for software development rather than a collection of individual tools. This success has also demonstrated Rational's ability to develop, deliver, and support such an integrated solution. Further, this success indicated that there was less of a concern than considered previously by the Rational board of directors that to be successful Catapulse needed to operate independently of Rational.

  . the progress of Catapulse's product development and business operations since inception in October 1999 has exceeded expectations. By successfully delivering an initial version of the Hosted Development Service, or HDS, to paying customers, Catapulse has demonstrated the technical viability of the service, customer acceptance of the service, and the viability of the business model based on providing premium value to customers.

  . the combination of Rational Suite with the HDS has the potential to become a unique and compelling business opportunity for Rational, characterized by a much larger accessible market and significantly higher revenue opportunity per user than currently experienced by Rational.

  . realizing the ability to provide customers with the combined value of the Rational Suite and HDS would require rapid and integrated execution by Rational and Catapulse from an engineering, marketing, and sales perspective. This could only be achieved through a merger of the operations of the two companies, and in particular a combination of Catapulse's HDS initiative with Rational's Suites initiative into a single next generation Rational product line.

   In addition, in the process of approving the merger, the special committee considered a number of factors, including:

  . historical information concerning Catapulse and Rational's businesses and Catapulse's business, financial performance and condition, operations, technology, management and competitive position;

  . the financial condition, results of operations, businesses and prospects of Catapulse and Rational before and after giving effect to the merger;

  . the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

  . the complementary nature of the businesses of Catapulse and Rational;

  . the opinion of Chase H&Q that as of November 27, 2000, and based upon and subject to various qualifications and assumptions described in their opinion, the exchange ratio is fair from a financial point of view to Rational;

  . the impact of the merger on Rational's customers and employees; and

  . reports from management and from legal and financial advisors as to the result of their due diligence investigation of Catapulse.

   The Rational special committee also considered a variety of potentially negative factors in its deliberations concerning the merger. These factors include:

  . the risk that the potential benefits sought in the merger might not be fully realized;

  . the possibility that the merger might not be consummated and the effect of the public announcement of the merger on Rational's sales, operating results and stock price; and

  . the risk that, despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company.

   Although based on such analyses, the Rational special committee concluded that the acquisition would dilute earnings per share in the near term, for the strategic reasons set forth above, the Rational special committee determined that Rational should proceed with the merger agreement and the merger.

   The preceding discussion of the information and factors considered by the Rational special committee is not, and is not intended to be, exhaustive, but is believed to include the material factors considered by the Rational special committee in evaluating the merger and the issuance of shares of Rational common stock to Catapulse securityholders in connection with the merger. In light of the variety of factors considered in connection with its evaluation of the merger, the Rational special committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In the course of its deliberations, the Rational special committee did not establish a range of values for Rational common stock; however, based on the factors outlined above and after consultation with its financial advisor, Chase H&Q, the Rational special committee determined that the terms of the merger are fair to, and that the merger is in the best interest of, Rational and its stockholders.

Opinion of the Financial Advisor to the Rational Special Committee

   Rational engaged Chase H&Q, a division of Chase Securities Inc., to act as a financial advisor to the special committee of the Rational board of directors in connection with the proposed merger. The special committee selected Chase H&Q to act as a financial advisor based on Chase H&Q's qualifications, expertise and reputation, as well as Chase H&Q's historic investment banking relationship and familiarity with Rational. Chase H&Q delivered its oral opinion on November 27, 2000 and subsequently confirmed in writing, to the special committee of the Rational board of directors that, as of such date, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Chase H&Q, the exchange ratio in the proposed merger was fair from a financial point of view to Rational.

   The full text of the opinion delivered by Chase H&Q to the special committee of the Rational board of directors, dated November 27, 2000, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by Chase H&Q in rendering its opinion, is attached as Annex B to this joint prospectus/proxy statement and is incorporated herein by reference. The Chase H&Q opinion does not constitute a recommendation to any Rational stockholder as to how such stockholder should vote with respect to the issuance of Rational common stock pursuant to the terms of the merger agreement. The summary of the Chase H&Q opinion set forth below is qualified in its entirety by reference to the full text of such opinion attached hereto as Annex B. Rational stockholders are urged to read the opinion carefully in its entirety.

   In reviewing the proposed transaction, and in arriving at its opinion, Chase H&Q, among other things:

  . reviewed the publicly available consolidated financial statements of Rational for recent years and interim periods to date and certain other relevant financial and operating data of Rational made available to Chase H&Q from published sources;

  . discussed the business, financial condition and prospects of Rational with certain members of the senior management of Rational;

  . reviewed certain internal financial and operating information, including certain projections, relating to Catapulse prepared by the senior management of Catapulse;

  . discussed the business, financial condition and prospects of Catapulse with certain members of the senior management of Catapulse;

  . reviewed the recent reported prices and trading activity for the common stock of Rational and compared such information and certain financial information for Rational with similar information for certain other companies engaged in businesses Chase H&Q consider comparable;

  . reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

  . reviewed the merger agreement as constituted on November 27, 2000; and

  . performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as Chase H&Q deemed relevant.

   Chase H&Q did not assume responsibility for independent verification of, and did not independently verify, any of the information concerning Rational or Catapulse considered in connection with its review of the proposed transactions, including without limitation any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Chase H&Q assumed and relied upon the accuracy and completeness of all such information. In connection with its opinion, Chase H&Q did not prepare or obtain any independent valuation or appraisal of any of the assets or liabilities of Rational or Catapulse, and it did not conduct a physical inspection of the properties and facilities of Rational or Catapulse. With respect to the financial forecasts and projections made available to Chase H&Q and used in its analysis, Chase H&Q assumed that they reflected the best currently available estimates and judgments of the expected future financial performance of Rational and Catapulse, and Chase H&Q expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which such forecasts or projections were based. For the purposes of its opinion, Chase H&Q also assumed that neither Rational nor Catapulse was a party to any pending transactions, including without limitation external recapitalizations or material merger or acquisition discussions, other than the proposed transaction and those activities undertaken in the ordinary course of conducting their respective businesses. Rational advised Chase H&Q, and for purposes of its opinion Chase H&Q assumed, that the proposed merger would be tax-free to each of Rational and Catapulse and would be treated as a purchase for financial accounting purposes.

   In performing its analyses, Chase H&Q used financial forecasts and projections prepared by Catapulse management as well as published research analyst estimates of financial performance of Rational, which are based on numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Rational, Catapulse or Chase H&Q. The analyses performed by Chase H&Q and summarized below are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Rational, Catapulse or their respective advisors, neither Rational, Chase H&Q nor any other person assumes responsibility if future results or actual values are materially different from the results of analyses based on forecasts or assumptions. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be acquired or bought or sold.

   Chase H&Q's opinion is necessarily based upon market, economic, financial and other conditions as they existed and can only be evaluated as of the date of the opinion. Any subsequent change in such conditions would require a reevaluation of such opinion. Although subsequent developments may affect its opinion, Chase H&Q has assumed no obligation to update, revise or reaffirm it.

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to summary description. The summary of Chase H&Q's analyses set forth below summarizes the material analyses presented to the special committee of the Rational board of directors but is not a complete description of the presentation by Chase H&Q to the special committee of the Rational board of directors or the analysis performed by Chase H&Q in connection with preparing its opinion. In arriving at its opinion, Chase H&Q did not attribute any particular weight to any analyses or factors considered by it, but rather made subjective, qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Chase H&Q believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the following summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the Chase H&Q presentation to the special committee of the Rational board of directors and Chase H&Q's opinion.

   The terms of the proposed merger were determined through negotiations between Rational and Catapulse and were approved by the special committee of the Rational board of directors. Although Chase H&Q provided advice to the special committee of the Rational board of directors during the course of these negotiations, the decision to enter into the merger was solely that of the special committee of the Rational board of directors. As described above, the opinion of Chase H&Q and its presentation to the special committee of the Rational board of directors was only one of a number of factors taken into consideration by the special committee of the Rational board of directors in making its determination to approve the proposed merger.

   The following is a brief summary of the material financial analyses performed by Chase H&Q in connection with providing its opinion to the special committee of the Rational board of directors on November 27, 2000.

   Analysis of Publicly Traded Companies Considered Comparable to Catapulse This analysis reviews a business' operating performance and outlook relative to a group of peer companies to determine an implied value. Chase H&Q compared, among other things, the offer value and projected revenues for calendar years 2001 and 2002 based on management estimates for Catapulse to corresponding measures for two groups of publicly-traded companies using published Wall Street estimates. The first group consisted of Internet Software companies with subscription-based models and the second group includes application management and development companies that Chase H&Q considered comparable to Catapulse. Chase H&Q used revenues when making its comparisons, because valuations based on revenues are generally accepted in the analysis of Internet software companies that, in many cases, have not achieved profitability.

   The internet software companies with subscription-based models that Chase H&Q considered comparable to Catapulse were:

   . Critical Path  .Digital Think
   . Keynote        .Intraware
   . Support.com    .Verisign
   . Websense

   The application management and development software companies that Chase H&Q considered comparable to Catapulse were:

   . Compuware          .Dassault Systems
   . Macromedia         .Mercury Interactive
   . Progress Software  .Rational
   . Serena

   Chase H&Q determined mean and median revenue multiples for these companies. Applying such multiples for the comparable companies to projected calendar year 2001 and 2002 revenues of Catapulse resulted in a range of implied equity values of $265.3 million to $923.5 million.

   Chase H&Q observed that the implied total equity offer value in the proposed merger of $704.5 million, based on Rational's stock price of $38.31, Catapulse's fully diluted shares of 222.9 million as of November 27, 2000 and the proposed exchange ratio, fell within the implied range.

   Illiquidity Discount and Premium Analysis. Chase H&Q applied a control premium of 35% and an illiquidity discount ranging from 35% to 60% to the implied equity values range from the analysis of publicly traded companies mentioned above. This resulted in a range of implied equity values of $199.0 million to $923.5 million.

   Chase H&Q observed that the implied total equity offer value in the proposed merger of $704.5 million, based on Rational's stock price of $38.31, Catapulse's fully diluted shares of 222.9 million as of November 27, 2000 and the proposed exchange ratio, fell within the implied range.

   Analysis of Selected Transactions. This analysis provides a valuation range based on financial information of selected public and private companies that have been recently acquired and are in similar industries as the business being evaluated. Using published Wall Street estimates, Chase H&Q compared the proposed merger with 29 selected merger and acquisition transactions involving companies in the systems management and eBusiness software industries. Five additional private company transactions were also used in the analysis that include recent private software transactions that Chase H&Q was financial advisor on. Chase H&Q is unable to disclose the names of these private companies due to confidentiality agreements. The targets and acquirers in the transactions that Chase H&Q deemed comparable to the proposed merger were:

 Public Targets

   . AXENT Technologies/Symantec         .Network Solutions/VeriSign
   . Mission Critical/NetIQ              .Sterling Software/Computer Associates
   . Platinum Technology/Computer
     Associates                          .New Dimension Software/BMC Software
   . Bluestone Software/Hewlett Packard  .Janna Systems/Siebel System
   . Blaze Software/Brokat AG            .OnDisplay/Vignette
   . Active/webMethods                   .Harbinger/Peregrine Systems
   . Aspect Development/i2 Technologies  .Exactis.com/24/7 Media
   . Mustang.com/Quintus                 .Sterling Commerce/SBC Communications
   . Silknet Software/Kana
     Communications                      .Andover.net/VA Linux
   . Interleaf/BroadVision

 Private Targets

   . Talus Solutions/Manugistics         .Servicesoft/Broadbase Software
   . Onlink Technologies/Siebel Systems  .Peerlogic/Critical Path
   . Suppliermarket.com/Ariba            .OpenSite/Siebel Systems
   . Octane Software/E.piphany           .Supply Base/i2 Technologies
   . Avesta Technologies/Visual
     Networks                            .Mergent Systems/Commerce One

   In examining these transactions, Chase H&Q analyzed, among other things, the multiples of offer prices to projected revenues of the target for the calendar year following the public announcement of the transaction. All multiples for the selected transactions were based on public information available at the time of public announcement and Chase H&Q's internal records for the five private transactions mentioned above. Chase H&Q's analysis did not take into account different market and other conditions during the two-year period during which the selected transactions occurred. Applying the means and medians of the foregoing sets of multiples to Catapulse's projected calendar year 2001 revenues resulted in the range of implied equity values of $728.1 million to $1096.4 million.

   Chase H&Q observed that the implied total equity offer value in the proposed merger of $704.5 million, based on Rational's stock price of $38.31, Catapulse's fully diluted shares of 222.9 million as of November 27, 2000 and the proposed exchange ratio, fell slightly below the implied range.

   Discounted Revenue Analysis. Chase H&Q performed a discounted revenue analysis based on management estimates of Catapulse revenue for calendar year 2001. Chase H&Q extrapolated a range of calendar year 2003 revenues assuming a range of revenue growth rates, applied a range of enterprise value to revenue multiples to such revenues, and then discounted such revenue based on a range of discount rates. The foregoing analysis resulted in a blended range of total equity values of Catapulse of $473.5 million to $1,095.1 million.

   Chase H&Q observed that the implied total equity offer value in the proposed merger of $704.5 million, based on Rational's stock price of $38.31, Catapulse's fully diluted shares of 222.9 million as of November 27, 2000 and the proposed exchange ratio, fell within the implied range.

   Pro Forma Contribution Analysis. Chase H&Q determined the range of implied equity values of the portion of the combined company to be owned by Catapulse stockholders, based on the contribution percentages of Catapulse's projected revenues to the combined company for Rational's fiscal year 2002 using published research analyst estimates, management estimates and Rational's market value of equity as of November 27, 2000. Chase H&Q then compared this implied range of $392.9 million to $609.0 million, with the implied total equity offer value for Catapulse from the proposed merger.

   Chase H&Q observed that the implied total equity offer value in the proposed merger of $704.5 million, based on Rational's stock price of $38.31, Catapulse's fully diluted shares of 222.9 million as of November 27, 2000 and the proposed exchange ratio, exceeded the implied range.

   Chase H&Q also observed that no company or transaction used in the above analysis is identical to Catapulse or the proposed merger, and the reasons for and circumstances surrounding each of the analyzed transactions are inherently different. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex, qualitative considerations and judgments, reflected in Chase H&Q's opinion, concerning differences in the financial and operating characteristics of the compared companies, the characteristics of the selected transactions and other factors that could affect the public trading values of the comparable companies and Rational.

   The foregoing description of Chase H&Q's opinion is qualified in its entirety by reference to the full text of such opinion that is attached as Annex B to this joint prospectus/proxy statement.

   Chase H&Q, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Chase H&Q has previously provided investment banking and other financial advisory services to Rational and has received fees for rendering these services. In the ordinary course of business, Chase H&Q acts as a market maker and broker in the publicly traded securities of Rational, receives customary compensation in connection therewith and provides research coverage for Rational. In the ordinary course of business, Chase H&Q actively trades in the equity and derivative securities of Rational for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Chase H&Q may in the future provide investment banking or other financial advisory services to Rational.

   Pursuant to an engagement letter with Chase H&Q, Rational has agreed to pay Chase H&Q a customary fee in connection with the financial advisory services provided by Chase H&Q and the delivery of the fairness opinion. Rational also agreed to reimburse Chase H&Q for its reasonable out-of-pocket expenses and to indemnify Chase H&Q against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Chase H&Q's engagement as Rational's financial advisor.

Catapulse's Reasons for the Merger

   Prior to commencement of negotiations of the definitive merger agreement, Catapulse formed a special committee of its board of directors consisting of Bruce Dunlevie, the sole director of Catapulse who is not also a director of Rational. On November 27, 2000, upon the recommendation of the Catapulse special committee, the board of directors of Catapulse voted to approve and adopt the merger and the merger agreement and to recommend that Catapulse's stockholders vote to adopt the merger agreement.

   In the course of reaching its decision to recommend that the board of directors of Catapulse approve and adopt the merger and the merger agreement, the Catapulse special committee consulted with Catapulse's senior management, legal counsel to the special committee and the financial advisor to the special committee, reviewed a significant amount of information and considered a number of factors, including the following material factors:

  . the strategic fit between Rational and Catapulse, and the belief that the combined company has the potential to enhance stockholder value through share ownership in a larger, more competitive company;

  . the merger would allow the integration of Catapulse's hosted development service, or HDS, with Rational's e-development solutions and would provide strong synergies between the parties' professional services offerings, all of which could simplify customer adoption, expanding the combined company's accessible market;

  . the amount and form of consideration to be received by Catapulse's stockholders in the merger and information on the historical trading range of Rational's common stock;

  . information concerning the business, earnings, competitive position and prospects of Catapulse and Rational both individually and on a combined basis;

  . the strategic and financial alternatives available to Catapulse;

  . the possibility, as alternatives to the merger, of seeking to acquire another company, seeking to engage in one or more joint ventures, seeking to engage in a combination with a company other than Rational or seeking to complete an initial public offering of Catapulse common stock;

  . the likely impact of the merger on Catapulse's employees and customers;

  . the expected effect of the merger on Catapulse's existing relationships with third parties;

  . the interests that certain executive officers and directors of Catapulse may have with respect to the merger in addition to their interests as stockholders of Catapulse generally as described in "-- Interests of Certain Persons in the Merger;" and

  . the anticipated qualification of the merger as a tax-free transaction for United States federal income tax purposes (except for tax resulting from any cash received for fractional shares by the holders of Catapulse capital stock).

   The preceding discussion of the information and factors considered by the special committee of the Catapulse board of directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Catapulse special committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, the Catapulse special committee did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Catapulse special committee, but rather the Catapulse special committee conducted an overall analysis of the factors described above, including discussions with and questioning of Catapulse's senior management, and the special committee's legal and financial advisors.

   There can be no assurance that the potential synergies or opportunities considered by the special committee of the board of directors of Catapulse will be achieved through consummation of the merger. See "Risk Factors" beginning on page 12.

Opinion of the Financial Advisor to the Special Committee of the Board of Directors of Catapulse

   Catapulse, on behalf of the Catapulse special committee, retained Credit Suisse First Boston Corporation to act as the exclusive financial advisor to the Catapulse special committee in connection with the proposed merger. On November 27, 2000, the special committee of the Catapulse board of directors met to review the proposed merger with Rational and the final terms of the merger agreement. During this meeting Credit Suisse First Boston rendered its oral opinion to the special committee, subsequently confirmed in writing, that, as of November 27, 2000, based upon and subject to the various considerations set forth in the Credit Suisse First Boston opinion, the exchange ratio was fair, from a financial point of view, to the holders of Catapulse common stock, other than Rational and its affiliates and Paul Levy and Michael Devlin.

   The full text of the Credit Suisse First Boston opinion sets forth, among other things, assumptions made, procedures followed, matters considered and limitations set on the scope of the review undertaken by Credit Suisse First Boston in rendering its opinion. The full text of the opinion is attached as Annex C to this joint prospectus/proxy statement and is incorporated by reference in its entirety. Catapulse stockholders are urged to, and should, read the Credit Suisse First Boston opinion carefully and in its entirety. The Credit Suisse First Boston opinion addresses only the fairness, from a financial point of view, of the exchange ratio to holders of Catapulse common stock, other than Rational and its affiliates and Paul Levy and Michael Devlin, as of the date of the Credit Suisse First Boston opinion, and does not constitute a recommendation to any stockholder of Catapulse as to how such stockholder should vote or act on any matter relating to the proposed merger. The summary of the Credit Suisse First Boston opinion in this joint prospectus/proxy statement is qualified in its entirety by reference to the full text of the Credit Suisse First Boston opinion.

   In connection with its opinion, Credit Suisse First Boston, among other things:

  . reviewed the merger agreement and certain related documents;

  . reviewed certain business and financial information relating to Catapulse and certain publicly available business and financial information relating to Rational;

  . reviewed certain other information relating to Catapulse and Rational, including certain financial forecasts with respect to Catapulse, prepared and provided to Credit Suisse First Boston by Catapulse and certain publicly available financial forecasts with respect to Rational, and met with the management of Catapulse and Rational to discuss the business and prospects of Catapulse and Rational;

  . considered certain financial data of Catapulse and certain financial and stock market data of Rational and compared that data with similar data for publicly held companies in businesses similar to those of Catapulse and Rational;

  . considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced; and

  . considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse First Boston deemed relevant.

   Credit Suisse First Boston also relied upon the views of Catapulse's management concerning the business, operational and strategic benefits and implications of the merger. In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on its being complete and accurate in all material respects. With respect to the financial forecasts prepared and provided to Credit Suisse First Boston by Catapulse, Credit Suisse First Boston was advised by Catapulse management, and assumed, that such information was reasonably prepared on bases reflecting the best then available estimates and judgments of Catapulse's management as to the future financial performance of Catapulse. Catapulse also informed Credit Suisse First Boston, and Credit Suisse First Boston assumed, that the merger will be treated as a tax-free reorganization for federal income tax purposes. In addition, Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Catapulse or Rational, nor was Credit Suisse First Boston furnished with any evaluations or appraisals. The Credit Suisse First Boston opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on November 27, 2000. Credit Suisse First Boston has not expressed any opinion as to what the value of Rational common stock actually will be when issued to the holders of Catapulse common stock pursuant to the merger or the prices at which shares of Rational common stock will trade at any time. Credit Suisse First Boston was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Catapulse.

   In preparing the Credit Suisse First Boston opinion, Credit Suisse First Boston performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses or of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Credit Suisse First Boston opinion. No company or transaction used in the analyses performed by Credit Suisse First Boston as a comparison is identical to Catapulse, Rational or the merger. In addition, Credit Suisse First Boston may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Credit Suisse First Boston's view of the actual value of Catapulse or Rational. In performing its analyses, Credit Suisse First Boston made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Catapulse or Rational. The analyses performed by Credit Suisse First Boston are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Credit Suisse First Boston's analysis of the fairness, from a financial point of view, to the holders of Catapulse common stock, other than Rational and its affiliates and Paul Levy and Michael Devlin, of the exchange ratio and were provided to the special committee of the Catapulse board of directors in connection with the delivery of the Credit Suisse First Boston opinion.

   The following is a summary of the material financial analyses performed by Credit Suisse First Boston in connection with the preparation of its opinion, and reviewed with the special committee of the Catapulse board of directors at its meeting held on November 27, 2000. Certain of the summaries of those financial analyses include information presented in tabular format. In order to understand fully the material financial analyses used by Credit Suisse First Boston, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.

   Transaction Multiples. Credit Suisse First Boston calculated the fully diluted equity value for Catapulse implied by the exchange ratio and based on the closing market price of Rational common stock on November 24, 2000, and the ten, 30, 60, and 90 day average closing price of Rational common stock and the high closing price of Rational common stock over the last 12 months. Credit Suisse First Boston also calculated the multiples of the implied aggregate transaction values to Catapulse's projected revenues for 2001. The following table sets forth the results of this analysis:

                                Total Implied Transaction Value Based On:
                          -----------------------------------------------------
                          Nov. 24, 10 Day  30 Day   60 Day   90 Day   Last 12-
                            2000   Average Average  Average  Average Month High
                          -------- ------- ------- --------- ------- ----------
Rational Stock Prices.... $ 35.63  $ 38.12 $ 50.95 $   55.35 $ 54.13  $  69.38
Rational Stock Price as
 Multiple of Rational
 2001 Estimated
 Revenues................    6.9x     7.5x   10.4x     11.3x   11.1x     14.5x
Total Implied Equity
 Value of Transaction
 ($MM)................... $654.8   $700.7  $936.9  $1,017.8  $995.4   $1276.0
Total Implied Aggregate
 Value of
 Transaction(1)($MM)..... $610.5   $656.4  $892.7  $  973.6  $951.1   $1231.8
Total Implied Aggregate
 Value as a Multiple of
 Catapulse 2001 Estimated
 Revenues................   17.8x    19.1x   26.0x     28.4x   27.7x     35.9x

- --------
(1) Excludes cash held by Catapulse.

   Public Company Trading Valuation Analysis. Credit Suisse First Boston compared certain financial information of Catapulse with that of other companies involved in the software industry, including:

  Subscription-     Web Development       High-Growth           Outsourced
 Based Software          Tools              Software             Services
 ---------------  ------------------- -------------------- ---------------------
 724 Solutions    Adobe Systems       Ariba                Corio
 Aether Systems   Macromedia          Art Technology Group Digex
 Critical Path    Mercury Interactive BroadVision          Exodus Communications
 Digital Think    Rational Software   E.piphany            USinternetworking
 InfoSpace                            Interwoven
 Portal Software                      Kana Communications
 Websense                             Vignette
                                      webMethods

   Such information included, among other things, the multiples of aggregate market value, defined as market capitalization plus total debt less cash and cash equivalents, as of each company's most recent fiscal year end to estimated revenue for calendar year 2001. Applying the mean of the multiples derived from the multiple for the comparable companies to Catapulse's estimated revenues, Credit Suisse First Boston derived an implied aggregate value and an implied equity value of Catapulse:

                               Aggregate                            Implied
                            Value/Estimated  Implied Catapulse     Catapulse
                             2001 Revenue   Aggregate Value $MM Equity Value $MM
                            --------------- ------------------- ----------------
   Subscription-Based
    Comparables............       9.1x            $313.7             $357.9
   Web Development Tools
    Comparables............       9.1              314.0              358.2
   High-Growth Software
    Comparables............      14.1              483.0              527.2
   Outsourced Services
    Comparables............       4.1              140.7              184.9

   Precedent Merger and Acquisition Transaction Analysis. Credit Suisse First Boston reviewed the following precedent merger and acquisition transactions:

  . Metromedia Fiber Network acquisition of SiteSmith announced on October
    10, 2000;

  . Numerical Technologies acquisition of Cadabra announced on September 5,
    2000;

  . Phone.com acquisition of Software.com announced on August 9, 2000;

  . Siebel Systems acquisition of OnLink Technologies announced on August 9,
    2000;

  . InfoSpace acquisition of Go2Net.com announced July 26, 2000;

  . Vignette acquisition of OnDisplay announced May 22, 2000;

  . webMethods acquisition of Active Software announced May 22, 2000;

  . Siebel Systems acquisition of OpenSite announced April 18, 2000;

  . Entrust acquisition of enCommerce announced April 18, 2000;

  . Peregrine Systems acquisition of Harbinger Corp. announced April 5, 2000;

  . E.piphany acquisition of Octane announced March 13, 2000;

  . i2 Technologies acquisition of Aspect Development announced March 13,
    2000;

  . Verisign acquisition of Network Solutions announced March 7, 2000;

  . Kana acquisition of Silknet announced February 7, 2000;

  . BroadVision acquisition of Interleaf announced January 26, 2000;

  . Vignette acquisition of DataSage announced January 10, 2000; and

  . Macromedia acquisition of Andromedia announced October 7, 1999.

   Credit Suisse First Boston reviewed the precedent merger and acquisition transactions and compared the equity and aggregate values of the transactions, and aggregate value as a multiple of target's revenues on the day prior to the announcement of the transaction. Credit Suisse First Boston noted that, based on various factors, the SiteSmith transaction was the most comparable recent transaction analyzed.

                             Median Aggregate   Implied Catapulse
                                 Value/NTM       Aggregate Value  Implied Catapulse
                            Revenue Multiple(1)        $MM        Equity Value $MM
                            ------------------- ----------------- -----------------
   SiteSmith Transaction...        18.2x            $  623.6          $  667.8
   Recent Software
    Transactions...........        32.5              1,116.3           1,160.5

  --------
  (1) NTM represents estimated revenues for the next twelve months as of the date of announcement.

   Contribution Analysis. Credit Suisse First Boston analyzed the relative contributions of Catapulse and Rational to the pro forma revenue and gross profit of the combined company, based on estimates for calendar year 2001 and fiscal year 2002 prepared by securities research analysts, in the case of Rational, and the management of Catapulse, in the case of Catapulse. Credit Suisse First Boston derived the implied Catapulse ownership of the combined company and the implied Catapulse equity value of the transaction based on such estimates. The following table sets forth the results of Credit Suisse First Boston's analysis:

                    Rational    Catapulse   Catapulse Implied Implied Catapulse
                  Contribution Contribution   Ownership(1)    Equity Value $MM
                  ------------ ------------ ----------------- -----------------
   Revenues
   CY2001E.......     96.7%        3.3%            3.6%            $281.5
   FY2002E.......     94.4         5.6             5.7              460.8
   Gross Profit
   CY2001E.......     99.1%        0.9%            1.3%            $102.8
   FY2002E.......     97.1         2.9             3.2              252.7

  --------
  (1) Adjusted to reflect cash balance.

   Historical Stock Price Analysis. Credit Suisse First Boston analyzed the closing prices of Rational common stock from January 3, 2000 through November 24, 2000. Credit Suisse First Boston noted that the high closing price for Rational common stock during such period was $69.38 on September 29, 2000, and the low closing price for Rational common stock was $21.53 on January 6, 2000.

   Pro Forma Earnings Impact Analyses. Credit Suisse First Boston analyzed certain pro forma effects expected to result from the merger, including, among other things, the expected effect of the merger on the projected revenues per share and earnings per share of Rational for calendar year 2001 and fiscal year 2002. The following table summarizes the results of this analysis:

                                                               Estimated
                                                         Accretion/(Dilution)
                                                       -------------------------
                                                       Calendar Year Fiscal Year
                                                           2001         2002
                                                       ------------- -----------
   Pro forma revenues per share.......................      (2.0)%        0.4 %
   Pro forma earnings per share.......................     (24.7)       (17.0)

   This analysis did not assume any potential revenue synergies. The actual results achieved by the combined company after the merger may vary from projected results and the variations may be material.

   The Credit Suisse First Boston opinion and presentation to the special committee of the Catapulse board of directors was one of many factors taken into consideration by the special committee of the Catapulse board of directors in making its determination to recommend the merger agreement and the transactions contemplated thereby. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Catapulse special committee of the board of directors or the management of Catapulse with respect to the value of Catapulse or whether the Catapulse special committee of the board of directors would have been willing to agree to a different exchange ratio.

   Catapulse retained Credit Suisse First Boston to act as the financial advisor to the special committee in connection with the merger. Credit Suisse First Boston was selected by the special committee of the Catapulse board of directors based on Credit Suisse First Boston's qualifications, expertise and reputation, as well as its familiarity with Catapulse's industry. Credit Suisse First Boston is an internationally recognized investment banking and advisory firm. Credit Suisse First Boston, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Credit Suisse First Boston and its affiliates have provided financial and investment banking services to Rational for which they have received compensation. In the ordinary course of its business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of Rational for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in these securities.

   Under an engagement letter dated November 14, 2000, Catapulse engaged Credit Suisse First Boston on behalf of the special committee of the Catapulse board of directors to provide financial advisory services to the special committee of the Catapulse board of directors in connection with the merger, including, among other things, rendering its opinion and making the presentation referred to above. Under the terms of the engagement letter, Catapulse has agreed to pay Credit Suisse First Boston a customary fee for its services, a significant portion of which is contingent upon the consummation of the merger. Credit Suisse First Boston will also receive a fee for rendering its opinion. In addition, Catapulse has agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including attorneys' fees, incurred in connection with its engagement and to indemnify Credit Suisse First Boston and related persons against liabilities and expenses arising out of or in conjunction with its engagement, including, to the extent permitted, liabilities arising under the federal securities laws.

Interests of Certain Persons in the Merger

   In connection with the recommendations of the Rational special committee and the Catapulse board of directors, upon the recommendation of the Catapulse special committee, Rational's and Catapulse's stockholders should be aware that certain officers and directors of Rational and Catapulse have interests in the merger that are in addition to, or differ from, the interests of the stockholders of Rational and Catapulse generally. The Rational special committee and the Catapulse special committee were aware of these interests and considered them, among other matters, in approving, or recommending the approval of, the principal terms of the merger, the merger agreement and the transactions contemplated thereby.

 Share ownership of interested executive officers and directors

   Each of Paul Levy, Michael Devlin, Leslie Denend and Allison Schleicher serve on the board of directors of both Rational and Catapulse. The table below sets forth the shares of Rational and Catapulse common stock beneficially owned by each as of December 27, 2000.

                                                                  Number of
                                                               Rational shares
                             Number of          Number of         for which
                          Rational shares    Catapulse shares  Catapulse shares
                         beneficially owned beneficially owned are exchangeable
                         ------------------ ------------------ ----------------
Interested Executive
 Officer or Director
Paul Levy(1)............     3,785,685          26,511,111        2,187,166
Michael Devlin(2).......     3,807,895          31,111,111        2,566,666
Leslie Denend(3)........       143,000             400,000           33,000
Allison Schleicher(4)...       287,664             400,000           33,000

- --------
(1) Includes (a) for Rational shares beneficially owned, options to purchase up to 3,352,928 shares of Rational common stock, and (b) for Catapulse shares beneficially owned, 22,916,668 shares of Catapulse common stock which are subject to a right of repurchase by Catapulse at the original price, which right of repurchase lapses at a rate of approximately 648,148 shares each month, subject to continuing service. The number of shares of Catapulse common stock beneficially owned by Mr. Levy excludes the 80,000,000 shares of series A preferred stock owned by Rational, of which, Mr. Levy is chairman of the board of directors and further excludes shares owned by Benchmark Capital Partners IV, L.P., in which Mr. Levy has a less than indirect 1% indirect ownership interest. In addition, the Catapulse shares beneficially owned by Mr. Levy does not include 4,600,000 Catapulse shares gifted by Mr. Levy and as to which Mr. Levy has no further beneficial ownership interest.

(2) Includes (a) for Rational shares beneficially owned, options to purchase up to 3,391,690 shares of Rational common stock and (b) for Catapulse shares beneficially owned, 22,916,668 shares of Catapulse common stock which are subject to a right of repurchase by Catapulse, which right of repurchase lapses at a rate of approximately 648,148 shares each month, subject to continuing service. The number of shares of Catapulse common stock beneficially owned by Mr. Devlin excludes the 80,000,000 shares of series A preferred stock owned by Rational, of which Mr. Devlin is the chief executive officer and a member of the board of directors.

(3) Includes (a) for Rational shares beneficially owned, options to purchase up to 125,000 shares of Rational common stock and (b) for Catapulse shares beneficially owned, 300,000 shares of common stock which are subject to a right of repurchase by Catapulse, which right of repurchase lapses at a rate of approximately 8,333 shares each month, subject to continuing service. The number of shares of Catapulse common stock beneficially owned by Mr. Denend excludes the 80,000,000 shares of series A preferred stock owned by Rational, of which Mr. Denend is a member of the board of directors.

(4) Includes (a) for Rational shares beneficially owned, options to purchase up to 125,000 shares of Rational common stock and (b) for Catapulse shares beneficially owned, 300,000 shares of common stock which are subject to a right of repurchase by Catapulse, which right of repurchase lapses at a rate of approximately 8,333 shares each month, subject to continuing service. The number of shares of Catapulse common stock beneficially owned by Mr. Schleicher excludes the 80,000,000 shares of series A preferred stock owned by Rational, of which Mr. Schleicher is a member of the board of directors.

 Employment Arrangements

   Each of Paul Levy and Michael Devlin are parties to employment agreements with Rational entered into in February 1998 which will remain in effect following the merger.

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

 Indemnification

   The merger agreement provides for the survival in the merger of all indemnification rights of the members of the board of directors and officers of Catapulse for acts and omissions occurring before the merger, as their rights existed as of November 27, 2000, in the Catapulse charter, bylaws, in indemnification agreements with Catapulse or as otherwise in effect on that date. Rational will observe all of these indemnification rights to the fullest extent permitted under Delaware law for a period of not less than six years after the merger.

   In addition, each of the Rational directors are parties to indemnification agreements with Rational.

 Automatic Acceleration of Stock Options; Change in Control Provisions

   Before initiation of discussions relating to the merger, Catapulse entered into agreements containing change in control provisions which provided automatic acceleration of stock options with Paul Levy, its chairman of the board and chief executive officer, Michael Devlin, its vice-chairman of the board and Elizabeth Jordan, its chief financial officer. Although the merger is considered a change of control for this purpose, Messrs. Levy and Devlin will enter into new arrangements that supersede the current arrangements, which include acceleration of stock options upon a termination without cause.

   Rational and these directors and officers of Catapulse may be subject to certain adverse tax consequences under Section 280G of the Internal Revenue Code of 1986, as amended, due to the change in control benefits described above. A portion of the change in control benefits may be subject to a 20% excise tax in addition to regular income tax. These adverse tax consequences may be avoided if Catapulse stockholders holding shares possessing more than 75% of the voting power of the outstanding Catapulse shares computed as provided in Section 280G of the Internal Revenue Code and the Treasury Regulations proposed thereunder, approve the acceleration of vesting.

   Catapulse is in the process of soliciting stockholder approval by written consent for change of control benefits so that Rational and the directors and officers receiving change in control benefits do not suffer adverse tax consequences under Section 280G of the Internal Revenue Code.

   As a result of these various arrangements, the directors and officers of Rational and Catapulse may be more likely to vote in favor of recommending the approval of the issuance of Rational shares in the merger or the adoption of the merger agreement, or otherwise influence the consummation of the proposed transactions, than if they did not hold these interests.

Material United States Federal Income Tax Considerations

   The following discussion summarizes the material federal income tax consequences of the exchange of shares of Catapulse stock for Rational common stock pursuant to the merger. This discussion is based on currently existing provisions of the Internal Revenue Code, or the Code, existing Treasury Regulations under the Code and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the U.S. federal income tax consequences to Rational, Catapulse or the Catapulse securityholders.

   Catapulse securityholders should be aware that this discussion does not address all U.S. federal income tax considerations that may be relevant to particular securityholders of Catapulse in light of their particular circumstances, such as stockholders who are banks, insurance companies, tax-exempt organizations, dealers in securities, foreign persons, stockholders who do not hold their Catapulse stock as capital assets, stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions, stockholders who hold Catapulse capital stock as part of an integrated investment, including a straddle, comprised of shares of Catapulse capital stock and one or more other positions, or stockholders who have previously entered into a constructive sale of Catapulse capital stock. In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws.

   It is a condition to the obligations of each of Rational and Catapulse to complete the merger that Rational receive an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Catapulse receive an opinion of Venture Law Group, A Professional Corporation, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The opinions of tax counsel neither bind the Internal Revenue Service, or the IRS, nor preclude the IRS or the courts from adopting a contrary position. Neither Rational nor Catapulse intends to obtain a ruling from the IRS on the tax consequences of the merger.

   In delivering their opinions, tax counsel will rely on certain customary representations made by Rational and Catapulse, including those contained in certificates of officers of Rational and Catapulse. Provided that such representations are correct as of the effective time of the merger, that the merger is consummated in the manner described in the merger agreement and this joint prospectus/proxy statement and that there are no changes in the Code or other applicable law, the merger will be a reorganization within the meaning of
Section 368(a) of the Code. Assuming that the merger is a reorganization, the merger will have the following federal income tax consequences:

  . no gain or loss will be recognized by holders of Catapulse stock upon their receipt of Rational common stock solely in exchange for Catapulse stock in the merger, except with respect to cash received instead of fractional shares of Rational common stock;

  . the aggregate tax basis of the Rational common stock received by Catapulse stockholders in the merger will be the same as the aggregate tax basis of the Catapulse stock surrendered in exchange for the Rational common stock (reduced by any basis allocable to fractional shares for which cash is received);

  . the holding period of the Rational common stock received in the merger will include the period for which the Catapulse stock surrendered in exchange was held;

  . a Catapulse stockholder receiving cash in the merger instead of a fractional share interest in Rational common stock will be treated as if such holder actually received such fractional share interest and the fractional share interest was subsequently redeemed by Rational. A Catapulse stockholder generally will recognize gain or loss with respect to a cash payment instead of a fractional share measured by the difference, if any, between the amount of cash received and the stockholder's basis in such fractional share;

  . a stockholder who exercises appraisal rights with respect to a share of Catapulse stock and who receives payment for such stock in cash will generally recognize capital gain or loss measured by the difference between the stockholder's tax basis in such share and the amount of cash received, provided that such payment is not treated as a dividend for federal income tax purposes. Generally, a disposition of Catapulse stock pursuant to an exercise of appraisal rights will not be treated as a dividend if the stockholder exercising such rights will no longer own any shares of Rational or Catapulse stock after such exercise, either actually or constructively pursuant to certain attribution rules in
    Section 318 of the Code;

  . any Catapulse stockholder who exercises appraisal rights may be subject to backup withholding at a rate of 31% on cash payments received. Backup withholding will not apply, however, if the stockholder exercising appraisal rights is an exempt recipient, such as a corporation or financial institution, or is otherwise exempt from backup withholding, provided the stockholder furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the substitute Form W-9 including in the letter of transmittal, or if the stockholder provides a certificate of foreign status on Form W-8BEN; and

  .Rational and Catapulse will not recognize gain solely as a result of the merger.

   A failure of the merger to qualify as a reorganization would result in Catapulse stockholders recognizing taxable capital gain or loss with respect to each share of Catapulse stock surrendered equal to the difference between the stockholder's tax basis in the share and the fair market value, as of the closing of the merger, of the Rational common stock received in exchange. In this event, a stockholder's aggregate basis in the Rational common stock so received would equal its fair market value as of the closing of the merger and the holding period for the stock would begin the day after the closing of the merger. Irrespective of the qualification of the merger as a reorganization, a Catapulse stockholder would recognize income or gain (possibly ordinary) to the extent that shares of Rational stock were considered to be received in exchange for services or property (other than solely for Catapulse stock).

   This discussion of material federal income tax consequences is intended to provide only a general summary, and is not a complete analysis or description of all potential federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, Catapulse stockholders are urged to consult their own tax advisors as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to them of the merger in their particular circumstances.

Completion and Effectiveness of the Merger

   The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including adoption of the merger agreement by the stockholders of Catapulse and the approval of the issuance of shares of Rational common stock to the securityholders of Catapulse by the Rational stockholders. We hope to complete the merger during the first calendar quarter of 2001. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Procedure for Exchanging Catapulse Stock for Rational Stock

   The merger agreement requires Rational to deposit with ChaseMellon Shareholder Services LLC, Rational's exchange agent, or such other institution as Rational may select, for the benefit of the holders of shares of Catapulse stock, certificates representing the shares of Rational common stock to be issued in the merger.

   Rational is sending a letter of transmittal with this joint prospectus/proxy statement to each Catapulse stockholder to use to exchange Catapulse stock certificates for Rational stock certificates. Once the Catapulse stock certificates have been delivered to Catapulse or Rational's exchange agent, as the case may be, with the executed letter of transmittal and such other documents or instruments as the exchange agent requires, the Catapulse stockholder will receive a Rational stock certificate representing the number of shares of Rational common stock to which the stockholder is entitled, less the portion placed in the escrow fund, if applicable. See "Escrow Fund and Indemnification" beginning on page 55. Prior to the merger, Catapulse stockholders may send their stock certificates to Catapulse, attn: corporate secretary together with the letter of transmittal enclosed with this joint prospectus/proxy statement. Following the merger, Catapulse stock certificates should only be sent to the exchange agent at the address indicated in the letter of transmittal. Rational will use its reasonable efforts to cause Rational stock certificates to be delivered at the closing in exchange for all Catapulse stock certificates returned to Catapulse more than five days prior the merger.

   Catapulse stockholders should not forward Catapulse stock certificate(s) to the exchange agent unless the stock certificate(s) are accompanied by the enclosed letter of transmittal from Rational, properly completed and executed. Catapulse stockholders should not return Catapulse stock certificates with their proxy or consent.

   Catapulse stockholders should also note:

  . no dividends or other distributions on Rational's common stock declared or made after the merger will be paid with respect to the shares of Rational's common stock issuable in exchange of the unsurrendered Catapulse stock certificate until the certificate is delivered to the exchange agent;

  . if any certificate for shares of Rational common stock is to be issued in a name other than that in which the Catapulse stock certificate is being exchanged is registered, the Catapulse stock certificate must be properly endorsed and otherwise in proper form for transfer and the person requesting the exchange will have to pay Rational or any agent designated by Rational any transfer or other taxes required by reason of the issuance of a certificate for shares of Rational common stock in any name other than that of the registered holder of the Catapulse stock certificate surrendered, or establish to the satisfaction of Rational or its agent that the tax has been paid or is not payable; and

  . in the event that any Catapulse stock certificates representing shares of Catapulse stock have been lost, stolen or destroyed, the exchange agent will issue shares of Rational common stock in exchange for the lost, stolen or destroyed Catapulse stock certificates upon the making of an affidavit containing customary indemnification provisions of that fact by the owner of the Catapulse stock certificate.

Governmental and Regulatory Matters

   The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act, which prevents transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting periods end or expire. Rational and Catapulse have filed the required information and materials with the Department of Justice and the Federal Trade Commission and the applicable waiting period has terminated. If neither of these agencies request additional information concerning the merger, or object to the merger, within 30 days of the filing, then Rational and Catapulse may proceed with the merger. The requirements of Hart-Scott-Rodino will be satisfied if the merger is completed within one year from the termination of all applicable waiting periods.

   The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under antitrust laws. Other persons could also take action under antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period expired or ended, any state could take action under its antitrust laws. A challenge to the merger could be made and we may not prevail.

   We are not aware of any other material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this joint prospectus/proxy statement is a part, and compliance with applicable corporate laws of Delaware and California.

Accounting Treatment of the Merger

   The merger will be accounted for by Rational as a purchase under the purchase method of accounting in accordance with generally accepted accounting principles.

Listing on the Nasdaq National Market

   The shares of Rational common stock to be issued in the merger will be listed on the Nasdaq National Market.

Resale of Rational Common Stock

   The Rational common stock issued pursuant to the merger will be freely transferable under the Securities Act except for shares issued to any Catapulse stockholder who may be deemed an affiliate of Catapulse or Rational for purposes of Rule 145 under the Securities Act. An affiliate is defined generally as including, without limitation, directors, executive officers and beneficial owners of 10% or more of the common stock of a company. At or prior to the effective time of the merger, those persons who may be deemed to be affiliates of Catapulse will execute affiliate agreements which provide, among other things, that these affiliates will not transfer any Rational common stock received in the merger except in compliance with the Securities Act and that the resale of such shares of Rational common stock are subject to certain restrictions.

                         TERMS OF THE MERGER AGREEMENT

   The following is a summary of the material terms of the merger agreement. A copy of the merger agreement is attached as Annex A to this joint prospectus/proxy statement and is incorporated herein by reference. The following is not a complete statement of all of the terms of the merger agreement. Statements made in this joint prospectus/proxy statement are qualified by reference to the more detailed information and terms found in the merger agreement. You are encouraged to read the entire merger agreement before voting.

The Merger

   Upon the merger Catapulse will merge with and into Rational, with Rational being the surviving corporation. The closing of the merger will take place no later than three business days following the satisfaction or waiver of the conditions found in the merger agreement.

   If all of these conditions are met, the closing of the merger is anticipated to occur during the first calendar quarter of 2001.

Structure of the Merger

   As provided in the merger agreement, Catapulse will merge with and into Rational. On the effectiveness of the merger, Catapulse stockholders will become stockholders of Rational.

 Catapulse capital stock

   Except for the shares of Catapulse capital stock owned by Rational, upon the effectiveness of the merger, each outstanding share of Catapulse common stock will be converted into the right to receive 0.0825 of a share of Rational common stock. It is a condition to the merger that all shares of Catapulse preferred stock convert to Catapulse common stock immediately prior to the consummation of the merger. As a result of the conversion, each share of Catapulse preferred stock will convert into one share of Catapulse common stock prior to the exchange for shares of Rational common stock.

 Catapulse capital stock held by Rational

   As of the date of this joint prospectus/proxy statement, Rational owns 80,000,000 shares of Catapulse's series A preferred stock. All of these shares will be canceled immediately prior to the effective time of the merger.

 Fractional shares

   No fractional shares of Rational common stock will be issued in the merger. Instead, former Catapulse stockholders will be entitled to receive an amount of cash determined by multiplying their fractional share amount, by the average closing sales price of Rational common stock traded on the Nasdaq National Market for the five trading days immediately preceding the closing of the merger.

 Catapulse options and warrants

   Upon completion of the merger, each outstanding stock option issued by Catapulse will be assumed by Rational and become an option to purchase Rational common stock. Each option will be exercisable for a number of whole shares of Rational common stock determined by multiplying the number of shares of Catapulse common stock purchasable under the option immediately prior to the merger by 0.0825. The number of shares of Rational common stock purchasable under the option will be rounded down to the nearest whole share, without payment of any cash for fractional shares. The per share exercise price of the option after the merger will be equal to the per share exercise price immediately prior to the merger divided by 0.0825. The exercise price will be rounded up to the nearest whole cent.

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

   Upon completion of the merger, each outstanding warrant issued by Catapulse will be assumed by Rational and become a warrant to purchase Rational common stock. Each warrant will be exercisable for a number of whole shares of Rational common stock determined by multiplying the number of shares of Catapulse common stock purchasable under the warrant immediately prior to the merger by 0.0825. The number of shares of Rational common stock purchasable under the warrant will be rounded to the nearest whole share (with 0.5 being rounded down), without any payment of cash for fractional shares. The per share exercise price of the warrant after the merger will be equal to the per share exercise price immediately prior to the merger divided by 0.0825. The exercise price will be rounded to the nearest whole cent (with 0.5 being rounded down).

Merger Consideration

   Assuming approximately 156,632,821 shares of Catapulse common stock, including shares issuable upon exercise of options and warrants to purchase Catapulse common stock, but not including shares held by Rational, are outstanding upon the consummation of the merger, approximately 12,922,208 shares of Rational common stock will be issued or issuable in the merger to Catapulse stockholders, optionholders and warrantholders. The number of shares of Rational common stock to be received by Catapulse securityholders is an approximation based on the number of outstanding shares, options and warrants exercisable for shares of Catapulse capital stock as of November 27, 2000. The actual numbers may differ based on the actual number of shares of Catapulse common stock, options and warrants to purchase Catapulse stock, including shares issuable upon the exercise of outstanding options to purchase Rational common stock outstanding at the time of the merger.

   Based on the exchange ratio and based on the capitalization of Rational and Catapulse as of November 27, 2000, the shares of Rational common stock expected to be issued in the merger, including the shares of Rational common stock subject to stock options and warrants held by Catapulse securityholders and assumed by Rational in the merger, will represent approximately 5.4% of the shares of Rational common stock outstanding immediately following the merger.

Conversion of Catapulse Preferred Stock in Connection with the Merger

   As a condition to the closing of the merger, all outstanding shares of Catapulse preferred stock must be converted into shares of Catapulse common stock.

Representations and Warranties

   The merger agreement contains customary representations and warranties made by Catapulse, certain stockholders of Catapulse and Rational.

 Catapulse's and certain stockholders' of Catapulse representations and warranties

   The representations and warranties made by Catapulse and certain of its stockholders relate to various aspects of Catapulse's business, including:

  . organization and good standing as a corporation;

  . capital structure;

  . lack of ownership of subsidiaries;

  . authorization, execution, delivery and enforceability of the merger agreement and related agreements;

  . accuracy of financial statements;

  . absence of undisclosed liabilities;

  . absence of certain changes in the business;

  . tax matters;

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

  . absence of restrictions on business activities;

  . title to properties and absence of liens and encumbrances;

  . intellectual property matters;

  . certain types of agreements, contracts and commitments;

  . absence of certain types of transactions with related parties;

  . compliance with laws;

  . absence of litigation;

  . insurance matters;

  . minute books;

  . compliance with environmental laws and regulations;

  . brokers' and finders' fees and third party expenses incurred in connection with the merger;

  . employee matters and employee benefit plans;

  . receipt of a fairness opinion from Credit Suisse First Boston
    Corporation;

  . accuracy and completeness of portions of this joint prospectus/proxy statement; and

  . completeness of representations made.

   The representations and warranties of Catapulse and certain of its stockholders terminate one year from the closing of the merger. Certain Catapulse stockholders have an indemnification obligation to Rational for breaches of Catapulse's and such stockholders' representations and warranties. For a more detailed description of the indemnification obligations, see "-- Escrow Fund and Indemnification" beginning on page 55.

 Rational's representations and warranties

   The representations and warranties made by Rational relate to various aspects of Rational's business, including:

  . organization and good standing as a corporation;

  . authorization, execution, delivery and enforceability of the merger agreement and related agreements;

  . capital structure;

  . accuracy and completeness of filings and reports with the Securities and Exchange Commission and accuracy of financial statements;

  . accuracy and completeness of portions of this joint prospectus/proxy statement;

  . absence of litigation;

  . compliance with laws; and

  . receipt of a fairness opinion from Chase H&Q.

   The representations and warranties contained in the merger agreement are complicated and not easily summarized. You are urged to carefully read articles II and III of the merger agreement for a more complete description of the representations and warranties made by Catapulse and Rational.

Conduct of Catapulse's Business Prior to the Merger

   Catapulse has agreed in the merger agreement to carry on its business in its usual customary manner during the period from the date of the merger agreement and continuing until the earlier of the termination of the merger agreement or the date of the merger. Catapulse has committed to use its reasonable best efforts consistent with past practice and policies to:

  . preserve intact the present business organization of Catapulse;

  . keep available the services of its present officers and key employees;
    and

  . preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with Catapulse.

   Catapulse has also agreed to refrain from a variety of actions that could affect Catapulse's business prior to the closing of the merger, including the issuance of options to purchase more than 4,000,000 shares of Catapulse common stock prior to the merger, without Rational's prior consent. A complete list of these actions is set forth in Section 4.1 of the merger agreement, which is included as Annex A to this joint prospectus/proxy statement. Rational has consented to the issuance by Catapulse to Catapulse employees of options to purchase up to an additional 4,000,000 shares of Catapulse common stock, or a total of up to 8,000,000 shares, prior to the closing of the merger.

No Solicitation by Catapulse of Other Offers

   Catapulse, Michael Devlin and Paul Levy have agreed that they will not solicit or initiate any other offer or proposal to acquire or invest in Catapulse or any material portion of its capital stock or assets until the earlier of the termination of the merger agreement or the closing date of the merger. Catapulse has further agreed that it will not provide information about itself to any other party or enter into any agreements with any party in connection with a proposal to acquire Catapulse or any material portion of its capital stock or assets. If Catapulse receives an unsolicited acquisition proposal, Catapulse has agreed to immediately notify Rational and disclose the identity of the offeror and the terms of the proposal.

Conditions to the Merger

   There are numerous conditions that have to be satisfied or waived before the merger can be completed. These conditions are divided into three categories and are summarized below.

 The obligations of each party to complete the merger are subject to the following conditions:

  . the merger agreement must have been adopted by the requisite vote of the Catapulse stockholders;

  . the issuance of shares of Rational common stock to Catapulse securityholders must have been approved by the requisite vote of Rational stockholders;

  . the registration statement, of which this joint prospectus/proxy statement is a part, must have been declared effective by the Securities and Exchange Commission;

  . all necessary approvals from government authorities shall have been obtained;

  . the shares of Rational common stock issuable in the merger to Catapulse securityholders must have been authorized for listing on the Nasdaq National Market; and

  . no court order or other legal restraint or prohibition preventing the consummation of the merger may be in effect or pending.

 The obligations of Rational to complete the merger are subject to the following additional conditions:

  . the representations and warranties of Catapulse and certain Catapulse stockholders must be true and correct as of the date of the merger agreement and as of the closing date of the merger, except those representations and warranties that address matters only as of a particular date, which only need to be true and correct as of that date, and except for where the failure to be so true and correct on the closing date shall not have a material adverse effect on the business, financial condition, assets, capitalization or results of operations of Catapulse;

  . Catapulse must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by Catapulse at or before the completion of the merger;

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

  . certain consents, waivers and approvals required to consummate the merger shall have been obtained;

  . Rational shall have received a certificate of the secretary of Catapulse with respect to certain corporate matters;

  . each of Catapulse's executive officers, directors and their affiliates shall have entered into an affiliate agreement with Rational;

  . Rational shall have received an opinion from its tax counsel that the merger will constitute a tax-free reorganization under the Internal Revenue Code;

  . all outstanding shares of preferred stock of Catapulse shall have been converted into shares of common stock of Catapulse;

  . both Paul Levy and Michael Devlin shall have executed waivers agreeing to, among other things, waive their rights to any acceleration of vesting of any convertible security of Catapulse held by them, and all common stock of Catapulse held by them that are subject to a right of repurchase by Catapulse;

  . no material adverse effect to the business, financial condition, assets, capitalization or results of operations of Catapulse shall have occurred;

  . Rational shall have received resignations from the officers and directors of Catapulse effective at the effective time of the merger;

  . each of Paul Levy and Michael Devlin shall have entered into restricted stock purchase and lockup agreements with Rational;

  . the investor rights agreement among Catapulse and certain of its stockholders shall have been terminated; and

  . the issuance of Rational common stock in connection with the merger agreement shall have been approved by a majority of the disinterested shares of Rational common stock.

 The obligations of Catapulse to complete the merger are subject to the following conditions:

  . Rational's representations and warranties must be true and correct as of the date of the merger agreement and as of the closing date of the merger, except those representations and warranties that address matters only as of a particular date, which shall only need to be true and correct as of that date, and except for where the failure to be so true and correct shall not have a material adverse effect on the business, financial condition, assets, capitalization or results of operations of Rational and its subsidiaries taken as a whole;

  . Rational must have performed or complied in all material respects with all of their agreements and covenants required by the merger agreement to be performed or complied with by Rational at or before the completion of the merger;

  . Catapulse shall have received an opinion from its tax counsel that the merger will constitute a tax-free reorganization under the Internal Revenue Code;

  . the merger agreement shall have been adopted by a majority of Catapulse's stockholders, excluding those shares owned by Paul Levy and Michael Devlin;

  . no material adverse effect to the business, financial condition, assets, capitalization or results of operations of Rational shall have occurred; and

  . Catapulse shall have received a certificate of the secretary of Catapulse with respect to certain corporate matters.

Termination of the Merger Agreement

   The merger agreement may be terminated and the merger abandoned at any time prior to the merger in certain circumstances which are described below:

   By Rational and Catapulse if they mutually agree;

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

   By Rational or Catapulse if:

  . the merger has not occurred by 5:00 p.m. Pacific Daylight Time on June
    30, 2001, unless the party seeking to terminate the merger agreement has acted or failed to act in such a manner as to be the principal cause of or resulted in the failure of the merger to occur on or before such date;

  . Rational's stockholders fail to approve the issuance of the shares of Rational common stock in the merger, so long as the failure to obtain stockholder approval was not caused by the action or failure to act by the party seeking to terminate and the action or failure to act constitutes a material breach of the merger agreement;

  . there is a final, non-appealable order of a federal or state court in effect preventing the merger; or

  . there is any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the merger by any governmental entity that would make consummation of the merger illegal.

   By Rational if:

  . any governmental entity has prohibited Rational's ownership or operation of any portion of the business of Catapulse, or required Rational to dispose of or hold separate all or a portion of the business or assets of Catapulse or Rational as a result of the merger;

  . Rational is not in material breach of any of its obligations under the merger agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in the merger agreement on the part of Catapulse or such representation or warranty fails to remain true, provided that Rational may not terminate for so long as Catapulse continues to exercise its reasonable best efforts to cure such breach; or

  . an event having a material adverse effect on Catapulse's business, financial condition, assets, capitalization or results of operations shall have occurred after the date of the merger agreement.

   By Catapulse if:

  . Catapulse is not in material breach of any of its obligations under the merger agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in the merger agreement on the part of Rational or such representation or warranty fails to remain true provided that Catapulse may not terminate for so long as Rational continues to exercise its reasonable best efforts to cure such breach; or

  . an event having a material adverse effect on Rational's business, financial condition, assets, capitalization or results of operations shall have occurred after the date of the merger agreement.

Escrow Fund and Indemnification

   An aggregate of 40% of the shares of Rational common stock issuable to Paul Levy and Michael Devlin and their affiliates in the merger, approximately 2,053,333 shares of Rational common stock, will automatically be deposited in an escrow fund upon the consummation of the merger. The escrow fund will be the exclusive remedy available to compensate Rational and its officers, directors and affiliates for any losses incurred by Rational as a result of:

  . any inaccuracy or breach of a representation or warranty of Catapulse contained in the merger agreement or any related agreement; and

  . any failure by Catapulse to perform or comply with any covenant in the merger agreement.

   For purposes of determining the number of shares of Rational common stock to be delivered from the escrow to compensate Rational for its losses, the escrow shares will be valued at the average closing sales price of the shares of Rational common stock as traded on the Nasdaq National Market for the five trading days immediately preceding the closing of the merger. The escrow fund shall not be available to compensate Rational for any losses until the aggregate losses for which indemnification is sought exceeds $1,000,000, in which case, Rational shall only be entitled to indemnification to the extent its losses exceed $1,000,000.

   Messrs. Levy and Devlin shall have voting rights with respect to the shares of Rational common stock placed in escrow, and will receive any dividends attributable to the shares in escrow.

   Subject to any unresolved claims, the escrow fund and the indemnity will terminate on the one year anniversary of the closing date of the merger, and the remaining escrow shares, if any, will be distributed to Messrs. Levy and Devlin.

   Mr. Levy will serve as the securityholder agent to authorize delivery of the escrow shares to the indemnified parties in satisfaction of claims brought by the indemnified parties, to object to such deliveries, to negotiate and enter into settlements and compromises with respect to such claims and to take certain other actions with respect to claims made on the escrow shares.

Fees and Expenses

   Regardless of whether the merger is consummated, all fees and expenses incurred in connection with the merger incurred by a party in connection with the merger agreement and the transactions contemplated by the merger agreement will be the obligation of the party incurring the fees and expenses.

Covenants

   The merger agreement also contains various covenants and agreements that are customary in transactions of this nature, including:

  . Rational and Catapulse have agreed to prepare and cause to be filed with the Securities and Exchange Commission a registration statement on Form S-4 including this joint prospectus/proxy statement for (a) the solicitation of the stockholders of Catapulse of the merger agreement,
    (b) the solicitation of approval of the stockholders of Rational of the issuance of the shares of Rational common stock to Catapulse securityholders in connection with the merger, and (c) to register the shares of Rational common stock issuable in the merger;

  . Rational and Catapulse have agreed to respond promptly to any comments of the staff of the Securities and Exchange Commission and to use their respective reasonable best efforts to have the registration statement declared effective under the Securities Act of 1933 as promptly as practicable after it is filed;

  . Catapulse has agreed to mail this joint prospectus/proxy statement to its stockholders promptly after the registration statement, of which this joint prospectus/proxy statement is a part, has been declared effective;

  . Rational has agreed to mail this joint prospectus/proxy statement to its stockholders promptly after the registration statement, of which this joint prospectus/proxy statement is a part, has been declared effective;

  . Rational and Catapulse have agreed to afford the other party reasonable access during normal business hours to all information concerning itself, its stockholders and its affiliates that may be required or reasonably requested in connection with any action contemplated by the foregoing provisions;

  . if any event related to Rational or Catapulse occurs or if Rational or Catapulse becomes aware of any information that should be disclosed in an amendment or supplement to the registration statement or the joint prospectus/proxy statement, then Rational or Catapulse, as applicable, will inform the other of the same and will cooperate with each other in filing any amendment or inform the other of the same and will cooperate with each other in filing any amendment or supplement with the Securities and Exchange Commission and, if appropriate, in mailing the amendment or supplement to the stockholders of Rational and the stockholders of Catapulse; and

  . Rational will file with the Securities and Exchange Commission within 30 days after the closing of the merger a registration statement on Form S-8 to register shares of Rational common stock issuable as a result of the exercise of Catapulse options assumed in the merger.

                                OTHER AGREEMENTS

Affiliate Agreements

   All directors, executive officers and affiliates of Catapulse and their respective affiliates will enter into affiliate agreements with Rational. These agreements generally provide that Catapulse directors, executive officers and affiliates will not sell, transfer or otherwise dispose of the shares of Rational common stock issued to that affiliate in the merger other than in compliance with Rule 145 promulgated under the Securities Act of 1933 unless such sale, transfer or disposition is made pursuant to an effective registration statement, an authorized representative of the SEC renders an opinion to the affiliate that it would not take any action with respect to the proposed disposition, or the affiliate delivers to Rational a written opinion from counsel that is reasonably acceptable to Rational, that the sale, transfer or disposition is otherwise exempt from registration under the Securities Act. Additionally, the affiliate agreements provide that Rational may place legends on the stock certificates and place stop transfer orders with its transfer agent to ensure compliance with Rule 145.

Support Agreements; Irrevocable Proxies

   As a condition to Rational entering into the merger agreement, Paul Levy, Michael Devlin, Bruce Dunlevie and Benchmark Capital entered into support agreements and irrevocable proxies with Rational. By entering into the support agreements, these Catapulse stockholders have agreed to vote their shares of Catapulse stock in favor of the adoption of the merger agreement and the conversion of outstanding Catapulse preferred stock into Catapulse common stock, and to irrevocably appoint certain officers of Rational as their lawful attorney and proxy. These irrevocable proxies give Rational the limited right to vote the shares of Catapulse stock beneficially owned by these Catapulse stockholders, including shares of Catapulse capital stock acquired after the date of the support agreement and irrevocable proxy, in favor of the approval and adoption of the merger agreement and the merger and, in the case of holders of Catapulse preferred stock, to vote in favor of the conversion of all outstanding Catapulse preferred stock into Catapulse common stock immediately prior to the merger. These Catapulse stockholders may vote their shares of Catapulse stock on all other matters.

   As of December 27, 2000, these Catapulse stockholders beneficially owned:

  . 65.4% of the outstanding shares of Catapulse common stock;

  . 100% of the outstanding shares of Catapulse series A preferred stock;

  . 98.6% of the outstanding shares of Catapulse series B preferred stock;
    and

  . 47.9% of the outstanding shares of Catapulse common and preferred stock taken together as a single class.

   None of the Catapulse stockholders who are parties to the support agreement and irrevocable proxy were paid additional consideration in connection with entering into the support agreement and irrevocable proxy.

   Pursuant to the support agreements, and except as set forth in the support agreement or as otherwise waived by Rational, each Catapulse stockholder which is a party to a support agreement agreed not to sell, exchange or transfer the Catapulse stock and options owned, controlled or acquired, either directly or indirectly, of record and beneficially by that person until the earlier of the termination of the merger agreement or the completion of the merger, unless the each person to whom any shares or any interest in any shares is transferred agrees to be bound by the terms and provisions of the support agreement.

   The Catapulse support agreements will terminate upon the earlier to occur of the termination of the merger agreement or the completion of the merger. The form of support agreement is attached to this joint prospectus/proxy statement as Annex E and you are urged to read it in its entirety.

Restricted Stock and Lockup Agreements

   Paul Levy and Michael Devlin have each agreed to enter into restricted stock and lockup agreements with respect to the shares of Rational common stock they will receive in the merger. These agreements generally provide that the shares of Catapulse common stock currently held by Messrs. Levy and Devlin that are subject to a right of repurchase by Catapulse will, upon the merger, be subject to a right of repurchase in favor of Rational at the purchase price paid by the stockholders for such shares in the event Messrs. Levy's or Devlin's employment with Rational is terminated for cause. This right of repurchase will lapse as to 1/60th of the restricted shares each month following the effective time of the merger. With respect to the shares of Rational common stock received by Messrs. Devlin and Levy in exchange for the Catapulse common stock owned by them that is not subject to a right of repurchase by Catapulse, each has agreed not to sell, encumber or dispose of such shares for up to five years from the date of closing of the merger. The lockup restriction will lapse as to 20% of the locked-up shares on the first anniversary of the closing of the merger and 1/60th per month thereafter. The repurchase right and lock-up restrictions will terminate in the event Messrs. Levy and Devlin's employment with Rational is terminated without cause. Messrs. Levy and Devlin will be entitled to vote all shares received by them in the merger at any meeting of stockholders prior to the repurchase, if any, of those shares regardless of the right of repurchase by Rational or the lockup restrictions.

   As of December 27, 2000, Mr. Levy beneficially owned 26,511,111 shares of Catapulse common stock, of which 22,417,808 shares were subject to the right of Catapulse to repurchase those shares. As of December 27, 2000, Mr. Devlin beneficially owned 31,111,111 shares of Catapulse common stock, of which 22,417,808 shares were subject to the right of Catapulse to repurchase those shares.

   The form of restricted stock and lockup agreement is attached to this joint prospectus/proxy statement as Annex F and you are urged to read it in its entirety.

Consent Agreement

   As a condition to Catapulse entering into the merger agreement, Rational entered into a consent agreement. By entering into the consent agreement with Catapulse, Rational has agreed to vote all shares of Catapulse series A preferred stock owned by Rational in favor of the conversion of the Catapulse series A preferred stock into Catapulse common stock and the termination of the amended and restated investor rights agreement. In addition, Rational waived all requirements of notice in connection with the merger pursuant to the Catapulse certificate of incorporation and bylaws or the amended and restated investor rights agreement.

   The consent agreement is attached to this joint prospectus/proxy statement as Annex G and you are urged to read it in its entirety.

                   APPRAISAL RIGHTS OF CATAPULSE STOCKHOLDERS

   If the merger agreement is approved by the required vote of Catapulse stockholders and is not abandoned or terminated, holders of Catapulse capital stock who did not vote in favor of the merger may, by complying with Section 262 of the Delaware General Corporation Law, or Section 262, be entitled to appraisal rights. The record holders of the shares of Catapulse capital stock that are eligible to, and do, exercise their appraisal rights with respect to the merger are referred to as dissenting stockholders, and the shares of stock with respect to which they exercise appraisal rights are referred to as dissenting shares.

   The following discussion is not a complete statement of the laws pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to Section 262, the full text of which are attached to this joint prospectus/proxy statement as Annex D. Annex D should be reviewed carefully by any Catapulse stockholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so. Failure to comply with the procedures of the relevant statute will result in the loss of appraisal rights.

   ANY HOLDER OF CATAPULSE COMMON STOCK WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

Delaware Appraisal Rights

   Under Section 262, the holders of Catapulse common stock are entitled to appraisal rights with respect to the merger. The holders of Rational common stock are not entitled to any appraisal rights with respect to the merger.

   In the event the merger is consummated, record holders of Catapulse common stock who meet and comply with the requirements of Section 262 will be entitled to appraisal rights in respect of their shares of Catapulse common stock. These Catapulse stockholders will be entitled to have their shares of Catapulse common stock appraised by the Delaware Court of Chancery and to receive payment of the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by the court. The judicial determination of fair value cannot be predicted. In order to exercise appraisal rights, dissenting stockholders must comply with the procedural requirements of Section 262, described below. Failure to take any of the steps required under Section 262 on a timely basis may result in the loss of appraisal rights.

   The dissenters' appraisal rights described below are available to holders of record of Catapulse common stock. A person having a beneficial interest in shares of Catapulse common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever dissenters' appraisal rights the beneficial owner may have.

   Under Section 262, a corporation, not less than 20 days prior to the meeting at which a proposed merger is to be voted on, must notify each of its stockholders entitled to appraisal rights as of the record date of the meeting that such appraisal rights are available, and include in such notice a copy of
Section 262. This joint prospectus/proxy statement shall constitute notice to the holders of shares of Catapulse common stock and a copy of Section 262 is attached to this joint prospectus/proxy statement as Annex D.

   A Catapulse stockholder wishing to exercise appraisal rights must deliver to Rational, as the surviving corporation in the merger, prior to the vote on the merger proposal at the Catapulse special meeting, a written demand for appraisal of the shares of Catapulse stock. A proxy or vote against the merger will not constitute such a demand. In addition, a holder of shares of Catapulse stock wishing to exercise appraisal rights must hold of record such shares on the date the written demand for appraisal is made, must continue to hold such shares until the date of consummation of the merger and must not vote in favor of the merger proposal or consent to it in writing.

   Only a holder of record of shares of Catapulse stock is entitled to assert appraisal rights for the shares of Catapulse stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the stock certificates. If the shares of Catapulse stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made by the fiduciary in that capacity, and if the shares of Catapulse stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder who holds shares of Catapulse common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Catapulse stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Catapulse stock held for other beneficial owners; in such case, the written demand should set forth the number of shares of Catapulse stock as to which appraisal is sought and where no number of shares of Catapulse stock is expressly mentioned, the demand will be presumed to cover all shares of Catapulse stock held in the name of the record owner.

   All written demands for appraisal should be sent or delivered to Rational at 18880 Homestead Road, Cupertino, California 95014, Attention: Corporate Secretary.

   Within 120 days after the consummation of the merger, but not thereafter, Rational or any stockholder entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Catapulse stock held. Rational is under no obligation to and has no present intention to file a petition with respect to the appraisal of the fair value of the shares of Catapulse stock. Accordingly, it is the obligation of the Catapulse stockholders to initiate all necessary action to perfect appraisal rights within the time prescribed in Section 262.

   Within 120 days after the consummation of the merger, any Catapulse stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Rational a statement setting forth the aggregate number of shares of Catapulse stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. This statement must be mailed to holders of the Catapulse stock within ten days after a written request has been received by Rational or within ten days after the expiration of the 20-day period for delivery of demands for appraisal by holders of Catapulse stock outlined above, whichever is later.

   If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the Catapulse stockholders entitled to appraisal rights and will appraise the fair value of their shares of Catapulse stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares of Catapulse stock as determined under Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of Catapulse stock. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The costs of the proceeding may be determined by the court and taxed upon the parties as the court deems equitable. The court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Catapulse stock entitled to appraisal.

   Any holder of shares of Catapulse stock who has duly demanded an appraisal in compliance with Section 262 will not, after the consummation of the merger, be entitled to vote the shares of Catapulse stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of Catapulse stock as of a date on or prior to the date of consummation of the merger).

   If any Catapulse stockholder who demands appraisal of his or her shares of Catapulse stock under Section 262 fails to perfect, or effectively withdraws or loses, his or her right to appraisal, each share of Catapulse stock of such stockholder will be converted into the right to receive 0.0825 of a share of Rational stock, with cash in lieu of fractional shares, in accordance with the merger agreement. A stockholder will fail to perfect, or effectively lose or withdraw the right to appraisal if no petition for appraisal is filed within 120 days after the consummation of the merger, or if the Catapulse stockholder delivers to Rational a written withdrawal of his or her demand for appraisal and acceptance of the merger, except that any such attempt to withdraw made more than 60 days after the consummation of the merger will require the written approval of Rational.

                               CATAPULSE BUSINESS

   Catapulse provides a hosted software development service delivered to users over the internet. Catapulse's hosted development service, or HDS, is a collaborative development platform that includes hosted development tools, web-based collaboration services, and complete infrastructure for the creation and reuse of intellectual property in a secure, state-of-the-art environment.

   HDS enables customers to extend the accessibility and scope of their development environment by providing an integrated suite of world-class software development tools through a professionally managed, hosted infrastructure that is available, reliable, secure and scalable. This collaborative development platform helps professional software teams to focus on application development by obviating the time and expense required for upfront, separate hardware procurement, software installation and configuration, and system administration. This collaborative platform also supports integrated on-line and off-line programming participation from an expanded set of distributed programming teams.

   HDS also enables its customers to capture and reuse the technical intellectual property that in many cases determines their business success. Through the use of the HDS common project workspace, a Catapulse customer effectively captures and shares software intellectual property through all of its development initiatives. HDS accomplishes such objectives by providing organized and efficient access to all of the customer's critical software intellectual property assets such as architectures, processes, designs, components, best practices, and inventory of specialized skills and knowledge. Many of these assets are generated in the natural course of software design, and HDS provides instant access to these assets to improve institutional productivity at a time when programming resources are scarce. The results are accelerated development time frames, greater developer leverage, enhanced cost-efficiency and improved quality of final product. This professionally managed hosted development service infrastructure is available to customers of Catapulse 24 hours a day, seven days a week.

   Founded in 1999, Catapulse has focused on building an engineering team and building the HDS collaborative development platform. As of September 30, 2000 it had 189 employees, of which 80 are software developers and engineers. The HDS is currently in beta release with six customers.

           SELECTED HISTORICAL CONDENSED FINANCIAL DATA OF CATAPULSE

   The following selected historical condensed financial data of Catapulse has been derived from the audited historical financial statements, and should be read in conjunction with those financial statements. The financial statements for Catapulse as of September 30, 2000 and for the period from inception (October 8, 1999) to September 30, 2000 are included elsewhere in this joint prospectus/proxy statement. The results of operations for these interim periods are not necessarily indicative of the results to be expected for the entire year.

                                                           Period from inception
                                                           (October 8, 1999) to
                                                            September 30, 2000
                                                           ---------------------
                                                              (in thousands)
Statement of Operations Data:
Operating expenses:
  Research and development................................       $ 16,672
  Sales and marketing.....................................          7,589
  General and administrative..............................          2,945
  Amortization of deferred compensation...................          1,439
                                                                 --------
                                                                   28,645
                                                                 --------
Loss from operations......................................        (28,645)
Other income..............................................          3,263
                                                                 --------
Net loss..................................................       $(25,382)
                                                                 ========
                                                            September 30, 2000
                                                           ---------------------
Balance Sheet Data:
  Cash and cash equivalents...............................       $ 44,025
  Working capital.........................................         40,500
  Total assets............................................         57,431
  Long-term obligations...................................            --
  Total stockholders' equity..............................         52,842

                 CATAPULSE MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following commentary should be read in conjunction with the financial statements and the notes to those financial statements appearing elsewhere in this joint prospectus/proxy statement. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those set forth under "Risk Factors" and elsewhere in this joint prospectus/proxy statement.

Overview

   Catapulse was established in October 1999 to provide hosted development services that meet companies' software development needs. Since inception, Catapulse has devoted its efforts to developing Catapulse's service architecture, creating its corporate infrastructure, building technical, operations and sales organizations and establishing strategic business relationships. As a result of the significant influence that Rational exercises over Catapulse, Catapulse financial statements are consolidated into Rational for financial reporting purposes.

   Research and product development expenses consist primarily of salaries and related personnel costs, consulting costs, licensed technology costs, recruiting costs and other costs related to the design, development, testing and enhancement of Catapulse's services. Catapulse expenses its research and product development costs as they are incurred. Catapulse believes that continued investment in research and product development is critical to attain its strategic development objectives and to meet changing customer requirements and technological advances. Catapulse expects research and development expenses to increase as it makes additional investments in its technology and service capabilities and increases the level of integration of Catapulse's service offerings.

   Sales and marketing expenses consist primarily of salaries and related personnel costs of sales and marketing personnel, promotions, travel and other marketing expenses and recruiting expenses. Catapulse expects that sales and marketing expenses will increase in the future as direct sales efforts increase, operations expand internationally, additional sales and marketing personnel are hired, additional marketing programs are initiated and sales offices are established in new locations.

   General and administrative expenses consist primarily of salaries and related expenses for executive, finance, human resources, information technology and administrative personnel, as well as recruiting, professional fees, insurance and other general corporate expenses. Catapulse expects general and administrative expenses to increase as personnel are added to support Catapulse's growth.

   From October 8, 1999 (inception) through September 30, 2000, Catapulse recorded total deferred stock compensation of approximately $14.4 million, representing the difference between the deemed fair value of its common stock for accounting purposes and the exercise price of the options at their date of grant. As of September 30, 2000, deferred stock compensation, net of amortization, was $13.0 million. Options granted are typically subject to a four-year vesting period. Stock issuances from the exercise of stock options prior to vesting are generally subject to the right of Catapulse to repurchase the stock, which lapses over a four-year period. Catapulse is amortizing the deferred stock compensation using the straight line method over the vesting periods of the applicable options, or repurchase periods for the exercised options, generally over four years.

Period from October 8, 1999 (inception) through September 30, 2000

   Research and Development Expenses. Research and development expenses for the period from October 8, 1999 (inception) through September 30, 2000 were approximately $16.7 million.

   Sales and Marketing Expenses. Sales and marketing expenses for the period from October 8, 1999 (inception) through September 30, 2000 were approximately $7.6 million.

   General and Administrative Expenses. General and administrative expenses for the period from October 8, 1999 (inception) through September 30, 2000 were approximately $2.9 million.

   Stock Based Compensation Expenses. Stock based compensation expenses totaled approximately $1.4 million for the period from October 8, 1999 (inception) through September 30, 2000. As of September 30, 2000, Catapulse has deferred approximately $13.0 million of stock based compensation, which will be recognized as stock compensation expense over the next four years.

   Interest Income. Catapulse's interest income for the period from October 8, 1999 (inception) through September 30, 2000 was approximately $3.3 million. Catapulse's interest income consists of interest earned on our cash, cash equivalents and restricted cash.

Liquidity and Capital Resources

   Catapulse has financed its operations to date primarily through private sales of its capital stock.

   In December 1999, Catapulse issued 80,000,000 shares of series A preferred stock to Rational in consideration of approximately $50.0 million in cash and issued 45,000,891 shares of series B preferred stock to Benchmark Capital and other investors in consideration of approximately $25.3 million in cash.

   From October 8, 1999 (inception) through September 30, 2000, net cash used in operating activities was approximately $19.5 million. Usage of cash was primarily due to Catapulse's net loss of approximately $25.4 million for the same period, partially offset by non-cash charges of approximately $1.6 million for the period ended September 30, 2000

   From October 8, 1999 (inception) through September 30, 2000, Catapulse used approximately $13.1 million in cash for investing activities primarily due to the purchase of computer and office equipment and leasehold improvements.

   From October 8, 1999 (inception) through September 30, 2000, net cash provided by financing activities was approximately $76.6 million, primarily due to private equity financings.

   Catapulse's principal source of liquidity is cash and cash equivalents of approximately $44.0 million at September 30, 2000. Catapulse anticipated the need to raise additional capital to meet its cash and investment requirements for the next 12 months, which Catapulse believes will be unnecessary as a result of Rational's acquisition of the remaining outstanding ownership interests of Catapulse.

   In May 2000, Catapulse entered into a $10.8 million seven-year operating lease for its office headquarters in Cupertino, California, and a $1.3 million five-year operating lease for office space in San Francisco. Catapulse's total lease payments will be approximately $1.8 million annually. At the end of the Cupertino lease, Catapulse has the option to renew the lease for an additional period of five years.

   Catapulse was required to obtain letters of credit under its lease arrangements aggregating approximately $1.2 million at September 30, 2000. In addition, Catapulse was required to obtain a letter of credit under its agreement with International Business Machines Corporation aggregating approximately $2.0 million at September 30, 2000. In order to obtain the letters of credit, Catapulse was required to deposit $3.4 million into a restricted account with a financial institution. This balance is reflected in other assets in the balance sheet.

Quantitative and Qualitative Disclosure About Market Risk

   Catapulse's interest income is sensitive to changes in the general level of interest rates in the United States, particularly since the majority of its investments are in short-term instruments. Due to the nature of our short-term investments, Catapulse has concluded that we do not have material market risk exposure.

   As of September 30, 2000, Catapulse's cash and cash equivalents consisted primarily of obligations of demand deposits and money market funds held by large financial institutions in the United States. The recorded carrying amounts of cash and cash equivalents approximate fair value due to their short-term maturities.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," or SFAS 133. SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments and for hedging activities and is effective for all years beginning after June 15, 2000. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. Catapulse believes the adoption of SFAS 133 will not have a material effect on the financial statements, since it currently does not invest in derivative instruments or engage in hedging activities.

   In December 1999, the SEC issued Staff Accounting Bulleting No. 101, or SAB
101. SAB 101 summarized certain of the SEC Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. SAB No. 101B was issued June 26, 2000, which allows registrants until the fourth quarter of years beginning after December 15, 1999 to implement SAB 101. SAB 101, as amended, and any resulting change in accounting principles that a registrant would have to report, is effective no later than Catapulse's quarter ending December 31, 2000. In October 2000, the SEC issued SAB 101 "Frequently Asked Questions and Answers," which gives further guidance on SAB 101. Catapulse does not expect that the adoption of SAB 101 will have a material impact on its financial statements.

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                      PRINCIPAL STOCKHOLDERS OF CATAPULSE

   The following table sets forth certain information as of December 27, 2000, the record date, regarding the beneficial ownership of Catapulse's common stock by:

  . each person who is known to Catapulse to own beneficially more than 5% of Catapulse's common stock;

  . each director of Catapulse;

  . the chief executive officer of Catapulse; and

  . all directors and executive officers of Catapulse as a group.

   Beneficial ownership is determined in accordance with the rules and regulations promulgated by the Securities and Exchange Commission, and generally includes convertible preferred stock and all securities convertible into or exchangeable for common stock of Catapulse within 60 days of December 27, 2000. The information on beneficial ownership in the table and the footnotes thereto is based upon Catapulse's records. Unless otherwise indicated:

  . to Catapulse's knowledge, except as indicated in the footnotes to the table and pursuant to applicable community property laws, each person named in the table has sole voting power and sole investment power with respect to the shares shown; and

  . except where indicated, each person below maintains a mailing address of c/o Catapulse Inc., 5 Results Way, Cupertino, CA 95014.

                                                      Number of    Percentage
                                                        shares     of shares
                                                     beneficially beneficially
                   Beneficial Owner                     owned       owned(1)
                   ----------------                  ------------ ------------
   Rational Software Corporation(2)
    18880 Homestead Road,
    Cupertino, CA 95014.............................  80,000,000      37.4%
   Benchmark Capital Partners IV, L.P.(3)
    c/o Benchmark Capital Partners
    2480 Sand Hill Road, Suite 200
    Menlo Park, CA 94025............................  44,555,338      20.8
   Michael Devlin(4)................................  31,111,111      14.5
   Paul Levy(5).....................................  26,511,111      12.4
   Leslie Denend(6)
    1800 Webster Street
    Palo Alto, CA 94301.............................     400,000         *
   Allison Schleicher(7)
    1080 Stonebridge Drive
    Napa, CA 94558..................................     400,000         *
   Bruce Dunlevie(8)
    c/o Benchmark Capital Partners
    2480 Sand Hill Road, Suite 200
    Menlo Park, CA 94025............................  44,955,338      21.0
   All executive officers and directors as a group
    (6 persons)(9).................................. 106,127,560      49.6

- --------
  *  Less than 1%.

 (1) The percent owned is calculated based on a total of 213,952,398 shares of Catapulse's common stock outstanding as of the record date, including 125,168,717 shares of Catapulse's preferred stock on an as converted to common stock basis.
 (2) Includes 80,000,000 shares of Catapulse's series A preferred stock.

(3)Includes 44,555,338 shares of Catapulse's series B preferred stock.
(4) Includes 22,916,668 shares of Catapulse common stock which are subject to a right of repurchase by Catapulse, which right of repurchase lapses at a rate of approximately 648,148 shares each month, subject to continuing service. The number of shares of Catapulse common stock beneficially owned by Mr. Devlin excludes the 80,000,000 shares of series A preferred stock owned by Rational, of which Mr. Devlin is the chief executive officer and a member of the board of directors.
(5) Includes 22,916,668 shares of Catapulse common stock which are subject to a right of repurchase by Catapulse, which right of repurchase lapses at a rate of approximately 648,148 shares each month, subject to continuing service. The number of shares of Catapulse common stock beneficially owned by Mr. Levy excludes the 80,000,000 shares of series A preferred stock owned by Rational, of which, Mr. Levy is chairman of the board of directors and the 44,555,338 shares of Catapulse series B preferred stock owned by Benchmark Capital Partners IV, L.P. in which Mr. Levy has a less than 1% indirect ownership interest.
(6) Includes 300,000 shares of Catapulse common stock which are subject to a right of repurchase by Catapulse, which right of repurchase lapses at a rate of approximately 8,333 shares each month, subject to continuing service. The number of shares of Catapulse common stock beneficially owned by Mr. Denend excludes the 80,000,000 shares of series A preferred stock owned by Rational, of which Mr. Denend is a member of the board of directors.
(7) Includes 300,000 shares of Catapulse common stock which are subject to a right of repurchase by Catapulse, which right of repurchase lapses at a rate of approximately 8,333 shares each month, subject to continuing service. The number of shares of Catapulse common stock beneficially owned by Mr. Schleicher excludes the 80,000,000 shares of series A preferred stock owned by Rational, of which Mr. Schleicher is a member of the board of directors.
(8) Includes 44,555,338 shares of Catapulse's series B preferred stock held by Benchmark Capital Partners IV, L.P. and 400,000 shares of Catapulse's common stock beneficially owned by Mr. Dunlevie. Mr. Dunlevie is a member of Catapulse's board of directors and a general partner of Benchmark Capital IV, L.P. Mr. Dunlevie disclaims beneficial ownership of all of the Catapulse shares held by Benchmark Capital Partners IV, L.P. except to the extent of his pecuniary interest therein. The 400,000 shares of Catapulse's common stock beneficially owned by Mr. Dunlevie includes 350,000 shares which are subject to a right of repurchase by Catapulse, which right of repurchase lapses at a rate of approximately 8,333 shares each month, subject to continuing service.
(9) Includes those shares described in notes four through eight above.

                        COMPARISON OF STOCKHOLDER RIGHTS

Introduction

   Rational and Catapulse are each incorporated under the laws of the State of Delaware. The holders of shares of Catapulse common stock, whose rights as stockholders are currently governed by Delaware law, Catapulse's certificate of incorporation, as amended, and Catapulse's bylaws, as amended, will, upon the exchange of their shares pursuant to the merger, become holders of shares of Rational common stock, and their rights as such will be governed by Delaware law, Rational's certificate of incorporation, as amended, and the bylaws of Rational, as amended. The material differences between the rights of holders of shares of Catapulse common stock and the rights of holders of shares of Rational common stock result from differences in their governing corporate documents and are summarized below.

   The following summary does not purport to be a complete statement of the rights of holders of shares of Rational common stock under applicable Delaware law, Rational's certificate of incorporation and Rational's bylaws or a comprehensive comparison with the rights of the holders of shares of Catapulse stock under applicable Delaware law, Catapulse's certificate of incorporation and Catapulse's bylaws or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the Delaware General Corporation Law, or the DGCL, and the governing corporate documents of Rational and Catapulse, to which holders of shares of Catapulse and Rational stock are referred.

Description of Rational Capital Stock

   Rational's certificate of incorporation provides that Rational has authority to issue 500,000,000 shares of Rational common stock, par value $0.01 per share. Rational's certificate of incorporation does not authorize any preferred stock.

Description of Catapulse Capital Stock

   Catapulse's certificate of incorporation provides that Catapulse has the authority to issue 262,000,000 shares of Catapulse common stock, par value $0.001 per share and 216,368,717 shares of preferred stock, par value $0.001 per share. Of Catapulse's preferred stock, 80,000,000 shares are designated series A preferred stock, 80,000,000 shares are designated series A-1 preferred stock, 45,168,717 shares are designated series B preferred stock and 11,200,000 shares are designated series C preferred stock.

   Catapulse's certificate of incorporation sets forth the relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes and series of the shares of capital stock or the holders thereof. Catapulse preferred stock is convertible into shares of Catapulse common stock on a one-for-one basis, subject to adjustment, and certain events will automatically trigger conversion of Catapulse's preferred stock into common stock. Catapulse's preferred stock is currently held by a total of four stockholders.

Voting Rights

   The DGCL states that, unless a corporation's certificate of incorporation or, with respect to the second and third clauses below, the bylaws, specify otherwise:

  . each share of its capital stock is entitled to one vote;

  . a majority of voting power of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a stockholders' meeting; and

  . in all matters other than the election of directors, the affirmative vote of a majority of the voting power of shares, present in person or represented by proxy at the meeting and entitled to vote on the subject matter, shall be the action of the stockholders.

The holders of shares of Rational common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote.

   The holders of shares of Catapulse common stock are entitled to one vote per share on all matters to be voted on by the stockholders of Catapulse. Catapulse's certificate of incorporation sets forth that the holders of Catapulse series A, series B, and series C preferred stock are entitled to vote with the holders of common stock on an as-converted basis with respect to any issue for which common stockholders have the right to vote. Shares of Catapulse series A, series B, and series C preferred stock and shares of common stock vote as a single class, except as otherwise required by law or as otherwise provided in Catapulse's certificate of incorporation, such as in the case of the election of directors, which are discussed below under the heading "-- Election and Classification of the Board of Directors."

   Catapulse's certificate of incorporation specifies that the corporation shall not, without first obtaining the approval of a majority of outstanding shares of series A preferred stock:

  . increase the number of authorized shares of preferred stock or any series of preferred stock;

  . authorize, create or issue any shares of any class or series of stock having any preference or priority superior to or on parity with any such preference or priority of any outstanding series of preferred stock;

  . amend or repeal any provision of, or add any provision to, Catapulse's certificate of incorporation if such action would alter in any material way the rights, preferences, privileges, or restrictions of the series A preferred stock;

  . take any action resulting in the repurchase or redemption of shares of common stock of the corporation, except for the repurchase of shares of common stock from employees or consultants in connection with the termination of their employment;

  . pay any dividends on common stock; or

  . enter into a merger or consolidation of the corporation with or into another corporation, entity or person, or the sale of all or substantially all of the corporation's assets to another corporation, entity or person.

   Catapulse's certificate of incorporation further provides that the corporation shall not, without first obtaining the approval of 70% of the outstanding shares of series B preferred stock:

  . take any action resulting in the repurchase or redemption of shares of common stock of the corporation, except for the repurchase of shares of common stock from employees or consultants in connection with the termination of their employment;

  . pay any dividends on its common stock;

  . enter into a merger or consolidation of the corporation with or into another corporation, entity or person, or the sale of all or substantially all of the corporation's assets to another corporation, entity or person;

  . increase the authorized number of directors of the corporation in the corporation's bylaws; or

  . issue or sell any of the authorized shares of series A-1 preferred stock, except in circumstances described in Catapulse's certificate of incorporation relating to a change in control.

   The corporation shall not, without first obtaining the approval of a majority of the outstanding shares of series B and series C preferred stock, (assuming, for the purposes of this paragraph only, the complete exercise of the warrant for 11,133,506 shares of series C preferred stock that was issued on September 12, 2000), voting together as a single class:

  . increase the number of authorized shares of preferred stock or any series of preferred stock;

  . authorize or issue shares of any class or series of stock having any preference superior to or on parity with any such preference of any outstanding series of preferred stock; or

  . amend or repeal any provision of, or add any provision to, Catapulse's certificate of incorporation if such action would alter in any material respect the rights, preferences, privileges, or restrictions of the series B or series C preferred stock.

Number of Directors

   Under the DGCL, unless a corporation's certificate of incorporation specifies the number of directors, such number shall be fixed by, or in the manner provided in, its bylaws. If a corporation's certificate of incorporation expressly authorizes its board of directors to amend its bylaws, its board of directors may change the authorized number of directors by an amendment to the corporation's bylaws, if fixed therein, or in such manner as is provided therein. If such certificate of incorporation specifies the number of directors, the number of directors can only be changed by amending the certificate of incorporation. The Rational certificate of incorporation provides that the number of members of the Rational board shall be between five and 13. Rational's bylaws currently set the number of directors at five; this number may be amended by either stockholders entitled to vote or by the board of directors. The Rational board currently consists of five directors.

   The Catapulse certificate of incorporation provides that the authorized number of directors shall be set forth in Catapulse's bylaws. The Catapulse bylaws specify that the number of directors may be increased or decreased by a duly adopted bylaw amendment or by a resolution adopted by a majority of the board of directors. The Catapulse bylaws provide that stockholders entitled to vote may amend the bylaws, while Catapulse's certificate of incorporation empowers directors to amend the bylaws. The Catapulse board currently consists of five directors.

Election and Classification of the Board of Directors

   The DGCL provides that, unless the certificate of incorporation or the bylaws specify otherwise, a corporation's directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Under the DGCL, a corporation's certificate of incorporation may provide that stockholders of a corporation can elect directors by cumulative voting. The DGCL permits, but does not require, a classified board of directors, divided into as many as three classes. Neither Rational's certificate of incorporation nor its bylaws provide for cumulative voting, but the certificate of incorporation does call for a classified board of directors, which divides Rational's board of directors into three classes, with one class elected each year and with each director elected for a term of three years.

   Catapulse's certificate of incorporation calls for neither cumulative voting nor a classified board of directors. Catapulse's certificate of incorporation entitles series A preferred holders, voting as a separate class, to elect two directors, for so long as the series A preferred stock is held by the initial purchaser. Catapulse's certificate of incorporation entitles series B preferred holders, voting as a separate class, to elect one director, provided that 22,500,000 shares of series B preferred stock are held by the initial purchasers thereof. The other members of the board are elected by holders of outstanding common and preferred stock voting together as a single class.

Vote on Merger, Consolidation or Sale of Substantially All Assets

   The DGCL generally requires approval of any merger, consolidation or sale of substantially all the assets of a corporation at a meeting of stockholders by vote of the holders of a majority of all outstanding shares of the corporation entitled to vote thereon. The certificate of incorporation of a Delaware corporation may provide for a greater vote. Rational's certificate of incorporation does not provide for a greater vote.

   For a merger, consolidation or sale of substantially all the assets, Catapulse's certificate of incorporation specifically requires approval by a majority of the outstanding shares of series A preferred stock, and approval by 70% of the outstanding shares of series B preferred stock. Furthermore, Catapulse's certificate of incorporation provides that in the event of a change in control, each share of series A preferred stock shall automatically be converted into one share of series A-1 preferred stock.

Special Meetings of Stockholders

   Under the DGCL, special stockholder meetings of a corporation may be called by its board of directors and by any person or persons authorized to do so by its certificate of incorporation or bylaws. Under the Rational bylaws, special meetings of the stockholders may be called by the board of directors, the chairman of the board, the president, or by stockholders holding not less than ten percent of the entire capital stock of the corporation entitled to vote in such a special meeting. Written notice of a special meeting that is called by anyone other than the board shall be sent to the chairman of the board, the president, or the secretary, and shall state the time and purpose(s) of the meeting.

   Catapulse's bylaws provide that special meetings of the stockholders may be called, for any purpose or purposes, by the board of directors.

Stockholder Action by Written Consent

   Under the DGCL, any action by a corporation's stockholders must be taken at a meeting of such stockholders, unless a consent in writing setting forth the action so taken is signed by the stockholders having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Actions by written consent, however, may not be taken if otherwise provided for in the certificate of incorporation. Rational's bylaws provide for stockholder action by written consent, and require that if corporate action is taken without a meeting by less than unanimous written consent, prompt notice thereof will be given to stockholders who have not consented in writing. Catapulse's bylaws also provide for stockholder action by written consent, and similarly require that if corporate action is taken without a meeting by less than unanimous written consent, prompt notice thereof will be given to stockholders who have not consented in writing.

Amendment of Certificate of incorporation

   The DGCL permits amendment of a corporation's certificate of incorporation if its board of directors adopts a resolution setting forth the amendment proposed and declaring its advisability and the stockholders thereafter approve such proposed amendment, either at a special meeting called by the board for the purpose of approval of such amendment by the stockholders or, if so directed by the board, at the next annual stockholders' meeting. At any such meeting, the proposed amendment generally must be approved by a majority of the outstanding shares entitled to vote. The holders of the outstanding shares of a class are entitled to vote as a separate class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

  . increase or decrease the aggregate number of authorized shares of such class;

  . increase or decrease the par value of the shares of such class; or

  . alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

   If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but not affect the entire class, then only the shares of the series so affected by the amendment will be considered a separate class for the purposes of a vote on the amendment. Under the DGCL, a corporation's certificate of incorporation also may require, for action by the board or by the holders of any class or series of voting securities, the vote of a greater number or proportion than is required by the DGCL and the provision of the certificate of incorporation requiring such greater vote may also provide that such provision cannot be altered, amended or repealed except by such greater vote. Rational's certificate of incorporation does not provide for amendment thereto.

   Catapulse's certificate of incorporation contains a provision requiring the approval of a majority of series A preferred stockholders to amend or repeal any provision of Catapulse's certificate of incorporation that would materially alter the rights, preferences, privileges, or restrictions of the series A preferred stock. Similarly, Catapulse's certificate of incorporation requires the approval of a majority of outstanding shares of series B and series C preferred stock to amend Catapulse's certificate of incorporation in a way that would materially affect the series B or series C preferred stock. In addition, majority approval from series A preferred holders, and from series B and series C preferred holders voting together as a single class, is required to increase the number of authorized shares of preferred stock or any series of preferred stock, or to authorize any class or series of stock having priority superior or equal to the priority of any outstanding preferred stock.

Amendment of Bylaws

   Under the DGCL, the power to adopt, amend or repeal a corporation's bylaws resides with the stockholders entitled to vote thereon, and with the directors of such corporation if such power is conferred upon the board of directors by the certificate of incorporation. Rational's certificate of incorporation authorizes the Rational board to make, alter, or repeal Rational's bylaws. Catapulse's certificate of incorporation authorizes the Catapulse board to make, alter, amend or repeal Catapulse's bylaws.

Liability and Indemnification of Officers and Directors

   The DGCL provides that a corporation may limit or eliminate a director's personal liability for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director, except for liability for:

  . any breach of the director's duty of loyalty to such corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . paying or approving a stock repurchase in violation of Section 174 of the DGCL; or

  . for any transaction from which the director derived an improper personal benefit.

   Under the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful.

   Rational's certificate of incorporation provides that, to the fullest extent permitted by DGCL as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Rational's certificate of incorporation further provides that to the fullest extent permitted by law, Rational may indemnify any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the corporation or any predecessor of the corporation or serves or served at any other enterprise as a director, officer, or employee at the request of the corporation or any predecessor to the corporation. Rational's bylaws provide that indemnification of directors, officers, employees or agents of the corporation is conditional upon such corporate director, officer, employee or agent having acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. Rational's bylaws also provide that, for those who meet a good faith or reasonable belief of best interest standard, expenses incurred by a director, officer, employee or agent of the corporation shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

   Catapulse's bylaws provide that the corporation shall indemnify its directors and officers to the fullest extent permitted by law against expenses (including attorney's fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. Catapulse's bylaws further provide that the corporation shall have the power, to the extent permitted by law, to indemnify each of its employees and agents against the same amounts.

Payment of Dividends

   The DGCL permits the payment of dividends and the redemption of shares out of a corporation's surplus. Under the DGCL, if a dividend is paid out of capital surplus, stockholders need not be notified, and the dividends may, in certain cases, also be paid out of net profits for the fiscal year in which declared or out of net profits for the preceding fiscal year. Rational's certificate of incorporation does not specifically provide for the payment of dividends. Rational's bylaws authorize directors to declare and pay dividends, and to set aside reserves out of funds available for dividends for any proper purpose.

   Catapulse's certificate of incorporation provides for the payment of non-cumulative dividends, when and if declared by the board of directors, on a per annum basis as follows:

  . $0.05 per share of series A preferred stock;

  . $0.0449 per share of series B preferred stock; and

  . $0.1796 per share of series C preferred stock.

Also, the corporation shall not pay any dividends on its common stock without the approval of a majority of series A preferred stock and 70% of the series B preferred stock.

Anti-Takeover Protection

   Under the DGCL, a merger or consolidation generally must be approved by the affirmative vote of the holders of a majority of all of the outstanding shares of stock entitled to vote thereon. However, no stockholder approval is required if the acquiring corporation owns 90% or more of the outstanding shares of the acquired corporation.

   In addition to the DGCL's general requirements, Section 203 of the DGCL prohibits a corporation that does not opt out of its provisions from entering into certain business combination transactions with interested stockholders (generally defined to include persons beneficially owning 15% or more of the corporation's outstanding capital stock) unless certain super-majority votes are obtained. Neither Rational nor Catapulse has opted out of Section 203 in the their respective certificates of incorporation or bylaws.

Appraisal Rights

   Under the DGCL, shareholders who qualify for appraisal rights with respect to a merger are entitled to have their shares appraised by a court and to receive payment for the "fair value" of the shares. The holders of shares of Catapulse common stock, series A preferred stock and series B preferred stock are entitled to appraisal rights in connection with the merger.

                                 LEGAL MATTERS

   The validity of the shares of Rational's common stock offered by this joint prospectus/proxy statement will be passed upon for Rational by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of the date of this joint prospectus/proxy statement, certain individual attorneys of Wilson Sonsini Goodrich & Rosati, Professional Corporation, beneficially owned an aggregate of 1,284 shares of Rational common stock. In addition, as of the date of this joint prospectus/proxy statement, an investment partnership composed of members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, as well as certain individual attorneys of the firm, beneficially owned an aggregate of 445,553 shares of the series B preferred stock of Catapulse.

   Venture Law Group, A Professional Corporation, is acting as counsel to the special committee of the board of directors of Catapulse in connection with certain legal matters relating to the merger, the merger agreement and the transactions contemplated thereby.

                                    EXPERTS

   The consolidated financial statements of Rational appearing in Rational's annual report on Form 10-K for the year ended March 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The financial statements of Catapulse at September 30, 2000 and for the period from inception (October 8, 1999) to September 30, 2000, included in this joint prospectus/proxy statement, which is referred to and made a part of this joint prospectus/proxy statement and registration statement of Rational, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

   Pursuant to Rule 14a-8 under the Securities Exchange Act, stockholders may present proper proposals for inclusion in Rational's proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals to Rational in a timely manner. In order to be included in Rational's proxy materials for the 2001 annual meeting of stockholders, stockholder proposals must be received by Rational no later than March 8, 2001, and have complied with the requirements of Rule 14a-8 of the Securities Exchange Act. In addition, Rational's proxy for the 2001 annual meeting of stockholders may grant the holder thereof discretionary authority to vote on any proposals for which Rational receives notification after May 22, 2001 and on any proposals received on or prior to May 22, 2001 where Rational has included in the proxy statement advice on the nature of the matter and how it intends to exercise its discretion to vote on that matter.

                      DOCUMENTS INCORPORATED BY REFERENCE

   This joint prospectus/proxy statement incorporates documents by reference which are not presented in or delivered with this document. To obtain these additional documents, see "Where You Can Find More Information," on page 20.

   The SEC allows Rational to incorporate by reference information into this joint prospectus/proxy statement, which means that Rational can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint prospectus/proxy statement, except for any information superseded by information contained directly in this joint prospectus/proxy statement or in later filed documents incorporated by reference in this joint prospectus/proxy statement.

   All documents filed by Rational pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, after the date hereof and prior to the date of the Rational special meeting and any adjournment of the Rational special meeting are incorporated by reference into and are a part of this joint prospectus/proxy statement from the date of filing of those documents.

   The following documents, which have been filed by Rational with the SEC, are incorporated by reference into this joint prospectus/proxy statement:

  . Rational's annual report on Form 10-K for the fiscal year ended March 31, 2000;

  . Rational's quarterly reports on Form 10-Q for the quarters ended June 30, 2000 and September 30, 2000;

  . Rational's current report on Form 8-K filed with the SEC on December 13, 2000; and

  . the description of Rational's common stock from Rational's registration statement on Form 8-A dated May 25, 1984, and any amendment or report filed thereafter for the purpose of updating such description.

   You should rely only on the information contained or incorporated by reference in this joint prospectus/proxy statement to vote on the adoption of the merger agreement and the conversion of all outstanding Catapulse preferred stock or the issuance of Rational's common stock in connection with the merger, as the case may be. Neither Catapulse nor Rational has authorized anyone to provide you with information that is different from what is contained in this joint prospectus/proxy statement. This joint prospectus/proxy statement is
dated        . You should not assume that the information contained in the joint prospectus/proxy statement is accurate as of any other date, and neither the mailing of this joint prospectus/proxy statement to stockholders nor the issuance of Rational common stock in the merger should create any implication to the contrary.

   Any statement contained in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes of this joint prospectus/proxy statement to the extent that a statement contained herein or any other subsequently filed document that is deemed to be incorporated herein by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint prospectus/proxy statement.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

   On November 27, 2000, Rational announced the signing of a definitive agreement to acquire the remaining, outstanding ownership interests of Catapulse. Under the terms of the agreement, each outstanding share of Catapulse common stock will be converted into the right to receive 0.0825 of a share of Rational common stock.

   Prior to the transaction, Rational owned 37.4% of Catapulse. Catapulse's financial position and results of operations are consolidated into the financial statements of Rational due to the significant influence that Rational exercises over Catapulse. Therefore, outside ownership of Catapulse is reflected as a minority interest in Rational's financial statements.

   The following unaudited pro forma condensed consolidated financial information gives pro forma effect to Rational's acquisition of the remaining, outstanding, ownership interests of Catapulse by application of the pro forma adjustments described in the accompanying notes. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2000 gives effect to the merger as if it occurred on that date.

   The unaudited pro forma condensed consolidated financial information is based, in part, on the following historical financial statements, which have been previously filed with the Securities and Exchange Commission by Rational and are incorporated herein by reference:

  . the audited consolidated financial statements of Rational as of and for the fiscal year ended March 31, 2000; and

  . the unaudited Consolidated Financial Statements of Rational as of and for the six months ended September 30, 2000.

   The unaudited pro forma condensed consolidated statements of operations for the six months ended September 30, 2000 and for the fiscal year ended March 31, 2000 give effect to the acquisition of the remaining, outstanding, ownership interests of Catapulse as if it occurred on April 1, 1999 and include adjustments directly attributable to the acquisition of the remaining, outstanding, ownership interests of Catapulse and which are expected to have a continuing impact on the merged company.

   The pro forma adjustments are based on preliminary estimates and certain assumptions that Rational and Catapulse believe are reasonable under the circumstances. The preliminary allocation of the purchase price to assets and liabilities of Catapulse reflects the assumption that assets and liabilities are carried at historical amounts which approximate fair market value. The actual allocation of the purchase price may differ from that reflected in the unaudited pro forma condensed consolidated financial information after a more extensive review of the fair market value of the assets and liabilities has been completed.

   The unaudited pro forma condensed consolidated financial information and related notes are provided for informational purposes only and are not necessarily indicative of the consolidated financial position or results of operations of the merged company as they may be in the future or as they might have been had Rational's acquisition of the remaining, outstanding, ownership interests of Catapulse been affected on the assumed dates. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical financial statements of Rational and Catapulse, and the related notes thereto, which are incorporated by reference and included elsewhere in this joint prospectus/proxy statement respectively.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2000
                                 (in thousands)

                                              Rational   Pro Forma
                                             Historical Adjustments    Pro Forma
                                             ---------- -----------    ----------
                   ASSETS

Current assets:
  Cash and cash equivalents................. $  332,523  $    --       $  332,523
  Short-term investments....................    687,843       --          687,843
  Accounts receivable, net..................    142,071       --          142,071
  Deferred tax assets.......................      6,824   (6,824) (1)         --
  Prepaid expenses and other assets.........     18,738       --           18,738
                                             ----------  --------      ----------
      Total current assets..................  1,187,999   (6,824)       1,181,175
  Property and equipment, net...............     68,807       --           68,807
  Goodwill and purchased intangibles........        --    233,048 (2)     233,048
  Other assets..............................     94,034       --           94,034
                                             ----------  --------      ----------
                                             $1,350,840  $226,224      $1,577,064
                                             ==========  ========      ==========

     LIABILITIES & STOCKHOLDER'S EQUITY

Current liabilities:
  Accounts payable.......................... $   11,045  $    --       $   11,045
  Accrued employee benefits.................     62,717       --           62,717
  Income taxes payable......................     42,381   (7,614) (7)      34,767
  Deferred tax liability....................        --        855 (1)         855
  Other accrued expenses....................     42,175       --           42,175
  Accrued merger and integration expense....      3,883    25,000 (1)      28,883
  Deferred revenue..........................    129,222       --          129,222
                                             ----------  --------      ----------
      Total current liabilities.............    291,423    18,241         309,664
  Convertible subordinated notes............    500,000       --          500,000
  Deferred tax liability....................        --     78,678 (1)      78,678
  Other long-term liabilities...............      1,060       --            1,060
                                             ----------  --------      ----------
      Total liabilities.....................    792,483    96,919         889,402
                                             ----------  --------      ----------
  Minority interest.........................     17,846  (17,846) (6)         --
                                             ----------  --------      ----------
  Stockholder's equity......................    540,511   147,151 (1)     687,662
                                             ----------  --------      ----------
                                             $1,350,840  $226,224      $1,577,064
                                             ==========  ========      ==========

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                        FISCAL YEAR ENDED MARCH 31, 2000
                    (in thousands, except per share amounts)

                                             Rational   Pro Forma
                                            Historical Adjustments     Pro Forma
                                            ---------- -----------     ---------

  Net product revenues.....................  $354,497  $      --       $354,497
  Consulting and support revenues..........   217,693         --        217,693
                                             --------  ----------      --------
    Total revenues.........................   572,190         --        572,190
                                             --------  ----------      --------

  Cost of product revenues.................    27,297       3,333(4)     30,630
  Cost of consulting and support revenues..    59,607         --         59,607
                                             --------  ----------      --------
    Total cost of revenues.................    86,904       3,333        90,237
                                             --------  ----------      --------
    Gross margin...........................   485,286      (3,333)      481,953
                                             --------  ----------      --------

Operating expenses:
  Research and development.................   102,564                   102,564
  Sales and marketing......................   220,529                   220,529
  General and administrative...............    45,563                    45,563
  Charges for acquired in-process research
   and development.........................     3,529         --          3,529
  Amortization of goodwill and purchased
   intangibles.............................     4,681      56,762(5)     61,443
  Amortization of deferred compensation....       282      55,481(3)     55,763
                                             --------  ----------      --------
    Total operating expenses...............   377,148     112,243       489,391
                                             --------  ----------      --------
  Operating income (loss)..................   108,138    (115,576)       (7,438)
  Other income, net........................    12,857         --         12,857
                                             --------  ----------      --------
  Income (loss) from continuing operations
   before income taxes.....................   120,995    (115,576)        5,419
  Provision for income taxes...............    36,765        (769)(7)    35,996
  Minority interest........................     1,084      (1,084)(6)       --
                                             --------  ----------      --------
    Net income (loss)......................  $ 85,314  $ (115,891)     $(30,577)
                                             ========  ==========      ========
  Basic net income (loss) per share........  $   0.49                  $  (0.16)
                                             ========                  ========
  Shares used in computing basic net income
   (loss) per share(8).....................   175,458                   186,895
                                             ========                  ========
  Diluted net income (loss) per share......  $   0.45                  $  (0.16)
                                             ========                  ========
  Shares used in computing diluted net
   income (loss) per share(8)..............   191,274                   186,895
                                             ========                  ========

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      SIX MONTHS ENDED SEPTEMBER 30, 2000
                    (in thousands, except per share amounts)

                                              Rational   Pro Forma
                                             Historical Adjustments    Pro Forma
                                             ---------- -----------    ---------
Revenue:
  Net product revenues......................  $207,266   $    --       $207,266
  Consulting and support revenues...........   150,532        --        150,532
                                              --------   --------      --------
    Total revenues..........................   357,798        --        357,798
                                              --------   --------      --------
Cost of revenue:
  Cost of product revenues..................    15,073      1,667(4)     16,740
  Cost of consulting and support............    38,467        --         38,467
                                              --------   --------      --------
    Total cost of revenues..................    53,540      1,667        55,207
                                              --------   --------      --------
    Gross margin............................   304,258     (1,667)      302,591
                                              --------   --------      --------
Operating expenses:
  Research and development..................    83,704        --         83,704
  Sales and marketing.......................   149,346        --        149,346
  General and administrative................    21,528        --         21,528
  Amortization of goodwill and purchased
   intangibles..............................     7,195     28,381(5)     35,576
  Amortization of deferred compensation.....       380     27,290(3)     27,670
                                              --------   --------      --------
    Total operating expenses................   262,153     55,671       317,824
                                              --------   --------      --------
  Operating income (loss)...................    42,105    (57,338)      (15,233)
  Other income, net.........................    15,582        --         15,582
                                              --------   --------      --------
  Income (loss) from continuing operations
   before income taxes......................    57,687    (57,338)          349
  Provision for income taxes................    26,333     (6,414)(7)    19,919
  Minority interest.........................     7,696     (7,696)(6)       --
                                              --------   --------      --------
    Net income (loss).......................  $ 39,050   $(58,620)     $(19,570)
                                              ========   ========      ========
  Basic net income (loss) per share.........  $   0.21                 $  (0.10)
                                              ========                 ========
  Shares used in computing basic net income
   (loss) per share(8)......................   184,879                  196,316
                                              ========                 ========
  Diluted net income (loss) per share.......  $   0.19                 $  (0.10)
                                              ========                 ========
  Shares used in computing diluted net
   income (loss) per share(8)...............   203,594                  196,316
                                              ========                 ========

   The unaudited pro forma condensed consolidated financial information gives effect to the following pro forma adjustments:

  1.  In accordance with the Agreement and Plan of Reorganization with
      Catapulse:

   The Catapulse acquisition will be accounted for using the purchase method of accounting. The purchase price was based on the exchange ratio of 0.0825 Rational shares for each Catapulse share.

   The purchase price for accounting purposes was derived as follows:

                                            Catapulse    Total
                                           Equivalent   Rational    Fair Value
                                             Shares      Shares   (in thousands)
                                           ----------- ---------- -------------
   Shares................................. 134,340,398 11,083,083   $365,368
   Stock options..........................   6,347,917    523,703     17,203
   Warrants...............................  11,158,506    920,577     21,221
                                           ----------- ----------   --------
                                           151,846,821 12,527,363    403,792
                                           =========== ==========
   Estimated acquisition costs............                            25,000
                                                                    --------
   Total purchase price...................                          $428,792
                                                                    ========

   The estimated fair value of the common stock to be issued is based on the average closing price of Rational's common stock on the three days prior and subsequent to the day of the signing of the Agreement and Plan of Reorganization was announced.

   The fair value of Catapulse shares was calculated by taking the fair value of Rational shares ($33.0625 per share) times the number of Rational shares to be exchanged.

   The estimated fair value of the options and warrants to be assumed is based on the Black-Scholes using the following assumptions:

     .  Expected lives from 4 to 5 years;

     .  Expected volatility of 0.76;

     .  Risk-free interest rate of 6.1%; and

     .  Expected dividend rate of 0%.

   With respect to stock options exchanged as part of Rational's acquisition of the remaining, outstanding ownership interests of Catapulse, all vested and unvested Catapulse options exchanged for Rational options are included as part of the purchase price, based on their fair value.

   The unaudited pro forma condensed consolidated financial information has been prepared on the basis of assumptions described in these notes and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of Catapulse based on preliminary estimates of their fair value. The actual allocation of such consideration may differ from that reflected in the unaudited pro forma condensed consolidated financial information after valuations and other procedures to be performed after the closing of the Catapulse acquisition. Below is a table of the purchase price allocation (in thousands):

   Net assets acquired................................................ $ 42,360
   Acquired in-process research and development.......................   15,000
   Deferred compensation on unvested stock awards assumed.............  224,741
   Developed technology...............................................   10,000
   Assembled workforce................................................    4,000
   Deferred tax liability, net........................................  (86,357)
   Goodwill...........................................................  219,048
                                                                       --------
   Allocated purchase price........................................... $428,792
                                                                       ========

   Tangible assets of Catapulse acquired principally include cash, and fixed assets. Liabilities of Catapulse assumed principally include accounts payable, accrued payroll and other current liabilities.

  2. The pro forma adjustment is for goodwill and purchased intangible asset allocations of approximately $233.0 million.

  3. The pro forma adjustment is for amortization of deferred stock compensation associated with the unvested Catapulse stock options assumed by Rational over the remaining vesting period.

  4. The pro forma adjustment is for amortization of purchased developed technology.

  5. The pro forma adjustment is for amortization of goodwill and purchased intangibles.

  6. To eliminate the minority interest of Catapulse.

  7. To adjust the pro forma tax provision to reflect the estimated effective rate of the merged company.

  8. Pro forma basic and diluted net loss per share have been adjusted to reflect the issuance of approximately 11.4 million shares of Rational's common stock, as if the shares had been outstanding for the entire periods presented. The effect of restricted shares, stock options and warrants of Catapulse and Rational have not been included as their inclusion would be anti-dilutive.

                                 CATAPULSE INC.

                         INDEX TO FINANCIAL STATEMENTS


Report of Independent Auditors.............................................. F-2

Audited Financial Statements

Balance Sheet............................................................... F-3
Statement of Operations..................................................... F-4
Statement of Stockholders' Equity........................................... F-5
Statement of Cash Flows..................................................... F-6
Notes to Financial Statements............................................... F-7

                         Report of Independent Auditors

The Board of Directors and Stockholders
Catapulse Inc.

   We have audited the accompanying balance sheet of Catapulse Inc. (a development stage company) as of September 30, 2000, and the related statements of operations, stockholders' equity, and cash flows for the period from inception (October 8, 1999) to September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Catapulse Inc. (a development stage company), at September 30, 2000, and the results of its operations and its cash flows for the period from inception (October 8, 1999) to September 30, 2000, in conformity with accounting principles generally accepted in the United States.

                                                   /s/ Ernst & Young LLP

Palo Alto, California
November 17, 2000

                                 CATAPULSE INC.
                         (a development stage company)

                                 BALANCE SHEET

                               September 30, 2000

Assets
Current assets:
 Cash and cash equivalents........................................ $ 44,025,438
 Prepaid and other current assets.................................    1,063,499
                                                                   ------------
Total current assets..............................................   45,088,937

Property and equipment, net.......................................    7,551,039

Other assets......................................................    4,791,100
                                                                   ------------
                                                                   $ 57,431,076
                                                                   ============

Liabilities and stockholders' equity
Current liabilities:
 Accounts payable................................................. $  2,621,881
 Accrued payroll and related......................................      580,464
 Accrued consulting...............................................      926,027
 Other current liabilities........................................      460,993
                                                                   ------------
Total current liabilities.........................................    4,589,365
                                                                   ------------

Commitments.......................................................          --

Stockholders' equity:
 Convertible preferred stock, par value $0.001 per share,
  216,368,717 shares authorized, issuable in series:
  Series A and A-1: 160,000,000 shares designated, 80,000,000 shares issued and outstanding; aggregate liquidation preference
   of $50,000,000.................................................   49,986,194
  Series B: 45,168,717 shares designated, 45,168,717 shares issued and outstanding; aggregate liquidation preference of
   $25,344,167....................................................   25,330,362
  Series C: 11,200,000 shares designated, no shares issued and
   outstanding....................................................          --
 Common stock, par value $0.001 per share, 262,000,000 shares authorized; 87,927,398 shares issued and outstanding at
  September 30, 2000..............................................    2,092,949
 Additional paid-in capital.......................................   14,427,555
 Receivable from stockholders.....................................     (645,333)
 Deferred stock compensation......................................  (12,968,074)
 Deficit accumulated during the development stage.................  (25,381,942)
                                                                   ------------
Total stockholders' equity........................................   52,841,711
                                                                   ------------
                                                                   $ 57,431,076
                                                                   ============

                            See accompanying notes.

                                 CATAPULSE INC.
                         (a development stage company)

                            STATEMENT OF OPERATIONS

         Period from inception (October 8, 1999) to September 30, 2000

Operating expenses:
 Research and development........................................ $ 16,671,638
 Sales and marketing.............................................    7,588,575
 General and administrative......................................    2,944,867
 Amortization of deferred compensation(1)........................    1,439,481
                                                                  ------------
Total operating expenses.........................................   28,644,561
                                                                  ------------

Loss from operations.............................................  (28,644,561)

Other income.....................................................    3,262,619
                                                                  ------------
Net loss......................................................... $(25,381,942)
                                                                  ============

- --------
(1) Amortization of deferred compensation relates to the following:

  Research and development.......................................... $  201,614
  Sales and marketing...............................................    261,584
  General and administrative........................................    976,283
                                                                     ----------
    Total........................................................... $1,439,481
                                                                     ==========




                            See accompanying notes.

                                CATAPULSE INC.
                         (a development stage company)

                       STATEMENT OF STOCKHOLDERS' EQUITY

         Period from inception (October 8, 1999) to September 30, 2000

                                                                                                             Deficit
                   Convertible Preferred                                                                   Accumulated
                           Stock              Common Stock        Additional   Receivable     Deferred      During the
                  ----------------------- ----------------------    Paid-In       From          Stock      Development
                    Shares      Amount      Shares      Amount      Capital   Stockholders  Compensation      Stage
                  ----------- ----------- ----------  ----------  ----------- ------------  -------------  ------------
Issuance of
 common stock to
 founders at
 $0.001 per
 share in
 October 1999
 for cash.......          --  $       --  20,000,000  $   20,000  $       --  $       --    $         --   $        --
Issuance of
 Series A
 convertible
 preferred stock
 at $0.625 per
 share in
 December 1999
 for cash, net
 of issuance
 costs..........   80,000,000  49,986,194        --          --           --          --              --            --
Issuance of
 common stock
 upon exercise
 of stock
 options at
 $0.03 per share
 in December
 1999 for
 receivable.....          --          --  42,222,222   1,266,666          --   (1,266,666)            --            --
Issuance of
 Series B
 convertible
 preferred stock
 at $0.5611 per
 share in
 December 1999
 for cash, net
 of issuance
 costs..........   45,000,891  25,236,195        --          --           --          --              --            --
Issuance of
 common stock
 upon exercise
 of stock
 options at
 $0.03 per share
 in 2000 for
 cash and
 receivable.....          --          --  25,828,431     774,853          --      (12,000)            --            --
Payment on
 stockholder
 note...........          --          --         --          --           --      633,333             --            --
Repurchase of
 common stock...          --          --    (204,000)     (6,120)         --          --              --            --
Issuance of
 Series B
 convertible
 preferred stock
 in September
 2000 for
 services.......      167,826      94,167        --          --           --          --              --            --
Issuance of
 common stock in
 September 2000
 for services...          --          --      80,745      37,550          --          --              --            --
Issuance of
 warrants to
 purchase 25,000
 shares of
 common stock at
 $0.03 per share
 in September
 2000 for
 services.......          --          --         --          --        20,000         --              --            --
Deferred stock
 compensation...          --          --         --          --    14,407,555         --      (14,407,555)          --
Amortization of
 deferred stock
 compensation...          --          --         --          --           --          --        1,439,481           --
Net loss........          --          --         --          --           --          --              --    (25,381,942)
                  ----------- ----------- ----------  ----------  ----------- -----------   -------------  ------------
Balance at
 September 30,
 2000...........  125,168,717 $75,316,556 87,927,398  $2,092,949  $14,427,555 $  (645,333)  $(12 ,968,074) $(25,381,942)
                  =========== =========== ==========  ==========  =========== ===========   =============  ============
                      Total
                  Stockholders'
                     Equity
                  --------------
Issuance of
 common stock to
 founders at
 $0.001 per
 share in
 October 1999
 for cash.......  $     20,000
Issuance of
 Series A
 convertible
 preferred stock
 at $0.625 per
 share in
 December 1999
 for cash, net
 of issuance
 costs..........    49,986,194
Issuance of
 common stock
 upon exercise
 of stock
 options at
 $0.03 per share
 in December
 1999 for
 receivable.....           --
Issuance of
 Series B
 convertible
 preferred stock
 at $0.5611 per
 share in
 December 1999
 for cash, net
 of issuance
 costs..........    25,236,195
Issuance of
 common stock
 upon exercise
 of stock
 options at
 $0.03 per share
 in 2000 for
 cash and
 receivable.....       762,853
Payment on
 stockholder
 note...........       633,333
Repurchase of
 common stock...        (6,120)
Issuance of
 Series B
 convertible
 preferred stock
 in September
 2000 for
 services.......        94,167
Issuance of
 common stock in
 September 2000
 for services...        37,550
Issuance of
 warrants to
 purchase 25,000
 shares of
 common stock at
 $0.03 per share
 in September
 2000 for
 services.......        20,000
Deferred stock
 compensation...           --
Amortization of
 deferred stock
 compensation...     1,439,481
Net loss........   (25,381,942)
                  --------------
Balance at
 September 30,
 2000...........  $ 52,841,711
                  ==============

                            See accompanying notes.

                                 CATAPULSE INC.
                         (a development stage company)

                            STATEMENT OF CASH FLOWS

                Increase (decrease) in cash and cash equivalents
         Period from inception (October 8, 1999) to September 30, 2000

Operating activities
Net loss........................................................ $(25,381,942)
Adjustments to reconcile net loss to net cash used in operating activities:
 Depreciation and amortization..................................      759,576
 Amortization of deferred stock compensation....................    1,439,481
 Compensation expense associated with issuance of equity for
  services......................................................      151,717
 Changes in operating assets and liabilities:
  Prepaid and other current assets..............................   (1,063,499)
  Accounts payable and accrued liabilities......................    4,589,365
                                                                 ------------
Net cash used in operating activities...........................  (19,505,302)
                                                                 ------------

Investing activities
Purchases of property and equipment.............................   (8,310,615)
Other assets....................................................   (4,791,100)
                                                                 ------------
Net cash used in investing activities...........................  (13,101,715)
                                                                 ------------

Financing activities
Proceeds from issuance of preferred stock, net of issuance
 costs..........................................................   75,222,389
Proceeds from issuance of common stock, net of repurchases......      776,733
Proceeds from repayment of stockholder note.....................      633,333
                                                                 ------------
Net cash provided by financing activities.......................   76,632,455
                                                                 ------------

Net increase in cash and cash equivalents.......................   44,025,438
Cash and cash equivalents at beginning of period................          --
                                                                 ------------
Cash and cash equivalents at end of period...................... $ 44,025,438
                                                                 ============


                            See accompanying notes.

                                 CATAPULSE INC.
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS

                               September 30, 2000

1. Summary of Significant Accounting Policies

Nature of Operations and Basis of Presentation

   Catapulse Inc. (the "Company") was incorporated in Delaware on October 8, 1999 (formerly known as DevClick.com, Inc.) and is a provider of a hosted development service designed to be delivered to users over the internet. Catapulse's hosted development service, or HDS, includes a set of hosted development tools, web-based collaboration services, a complete infrastructure for the development and reuse of intellectual property and a secure development platform. Since inception, the Company's principal activities have been recruiting personnel, raising capital and performing research and development. Accordingly, it is classified as a development stage company.

   As a result of the significant influence (due to the factors described in footnote 6) that Rational Software Corporation ("Rational") exercises over the Company, the Company's financial statements are consolidated into Rational for financial reporting purposes.

   Catapulse has incurred operating losses to date and had an accumulated deficit of $25,381,942 at September 30, 2000. Catapulse's activities have been primarily financed through the private placement of equity securities. The Company anticipates the need to raise additional capital to meet its cash and investment requirements for the next 12 months, which Catapulse believes will be unnecessary as a result of Rational's acquisition of the remaining, outstanding, ownership interests of Catapulse (see note 7).

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Financial Instruments

   The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are invested in money market funds and certificates of deposit with major financial institutions.

Research and Development

   Research and development expenses include costs of developing new products as well as design and engineering costs. Such costs are charged to expenses as incurred.

Property and Equipment

   Property and equipment are stated at cost less accumulated depreciation. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets, generally three to five years. Leasehold improvements are amortized, using the straight-line method, over the shorter of the lease term or the useful lives of the improvements. Repairs and maintenance costs are expensed as incurred.

Accounting for Stock-Based Compensation

   The Company has elected to follow Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Employee Stock Issued to Employees" and related interpretations in accounting for its employee stock options and has adopted the disclosure only alternative of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123").

                                 CATAPULSE INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

1. Summary of Significant Accounting Policies (continued)


   Any deferred stock compensation calculated according to APB 25 is amortized over the vesting period of the individual options, generally four years, using the straight-line method.

   All stock-based awards to nonemployees are accounted for at their fair value, as calculated using the Black-Scholes model, in accordance with FAS 123 and Emerging Issues Task Force Consensus No. 96-18 ("EITF 96-18"). The options are subject to periodic revaluation over their vesting terms.

Accounting for Internal-Use Computer Software

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use and identifies the characteristics of internal-use software. The Company's accounting policy with respect to accounting for computer software developed or obtained for internal use is consistent with SOP 98-1.

Comprehensive Income

   In June 1997, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"). FAS 130 establishes standards for the reporting and display of comprehensive income and its components and was effective for fiscal 2000. The adoption of FAS 130 had no impact on net loss or stockholders' equity.

Advertising Costs

   Advertising costs are recorded as sales and marketing expenses in the period in which they are incurred. Advertising expenses for the period from inception (October 8, 1999) to September 30, 2000 was $7,652.

Recent Accounting Pronouncements

   In June 1998, the FASB issued Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"), which will be effective for the year ending September 30, 2001. This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria area met. The Company believes the adoption of FAS 133 will not have a material effect on the financial statements, since it currently does not invest in derivative instruments and engage in hedging activities.

2. Stockholders' Equity

Founders' Shares

   In October 1999, the Company issued 20,000,000 shares of common stock at $0.001 per share to the founders of the Company for cash proceeds of $20,000. The founders' shares are subject to adjustment for certain events, including mergers, stock dividends, stock splits, and other events. The shares vest over a four-year period beginning on the purchase date. In the event a founder's employment with the Company is terminated, the Company has the right to repurchase all unvested shares from the founder at $0.001 per share. At September 30, 2000, approximately 15,000,000 shares were subject to repurchase by the Company at the original issuance price.

                                 CATAPULSE INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

2. Stockholders' Equity (continued)


   In December 1999, the Company granted options to purchase 42,222,222 shares of common stock at $0.03 per share to the founders. Such options were exercised in December 1999 in exchange for full recourse promissory notes. One of the notes for 21,111,111 shares was repaid in August 2000. The shares are restricted and vest over a four-year period. In the event a founder's employment with the Company is terminated, the Company has the right to repurchase all unvested shares from the founder at $0.03 per share. At September 30, 2000, approximately 33,426,000 shares were subject to repurchase by the Company at the original issuance price. The remaining note bears interest at 6.11% per annum and matures in December 2004.

Convertible Preferred Stock

   The following is a summary of the authorized and issued preferred stock at September 30, 2000:

                                                       Shares     Shares Issued
   Series                                            Authorized  and Outstanding
   ------                                            ----------- ---------------
   A................................................  80,000,000    80,000,000
   A-1..............................................  80,000,000           --
   B................................................  45,168,717    45,168,717
   C................................................  11,200,000           --
                                                     -----------   -----------
   Total preferred stock............................ 216,368,717   125,168,717
                                                     ===========   ===========

   All preferred stockholders have the same voting rights as common stockholders. Each share of Series A, B, and C preferred stock has a number of votes equal to the number of shares of common stock into which it is convertible. As long as the Series A and A-1 preferred stock shares are held by the initial purchasers, the holders of the Series A and A-1 preferred stock, voting as a separate class, shall be entitled to elect two directors to the board of directors. As long as the Series B preferred stock shares are held by the initial purchasers, the holders of the Series B preferred stock, voting as a separate class, shall be entitled to elect one director to the board of directors.

   In the event of any voluntary or involuntary liquidation of the Company, Series A, B, and C preferred stockholders are entitled to liquidation preferences of $0.625, $0.5611, and $2.245474, respectively, per share plus any accrued dividends. Any remaining assets would be distributed to the holders of common stock on a pro rata basis.

   The holders of Series A, B, and C preferred stock are entitled to noncumulative dividends at the rate of $0.05, $0.0449, and $0.1796 per share, per annum, respectively, when and if declared by the board of directors. The dividends are payable in preference and priority to payment of any dividend on common stock of the Company. No dividends have been declared or paid as of September 30, 2000.

   Each share of Series A and B preferred stock is convertible at the option of the holder into common stock and is determined by dividing $0.625, $0.5611, and $2.245474 for Series A, B, and C preferred stock, respectively, by the applicable conversion price. Therefore, at the current conversion price, each share of any preferred stock will convert into one share of common stock. The conversion price per share for any preferred stock shall be adjusted for certain recapitalizations, splits, and combinations. The preferred stock automatically converts into shares of common stock at the conversion price in effect upon the earlier of (i) the closing of an underwritten public offering registered under the Securities Act of 1933, as amended, covering the offer and sale of common stock with aggregate cash proceeds to the Company of at least $20,000,000 or (ii) the date specified by written consent or agreement of the holders of one-half of the then outstanding shares of preferred stock.

                                 CATAPULSE INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

2. Stockholders' Equity (continued)


Common Stock

   The Company is authorized to issue up to 262,000,000 shares of common stock. As of September 30, 2000, a total of 87,927,398 shares of common stock were issued and outstanding.

   Common stock was reserved for issuance as follows:

                                                                      September
                                                                         30,
                                                                        2000
                                                                     -----------
   Convertible preferred stock outstanding.......................... 125,168,717
   1999 Stock Plan..................................................  19,022,644
   Stock options outstanding........................................   5,352,925
   Warrants to purchase common stock................................      25,000
   Warrants to purchase preferred stock.............................  11,133,506
                                                                     -----------
                                                                     160,702,792
                                                                     ===========

Stock Plan

   The Company's 1999 Stock Plan (the "Plan") provides for the granting of incentive stock options and nonstatutory stock options as determined by the board of directors. Pursuant to the Plan, the exercise price of incentive stock options and nonstatutory stock options granted to an employee or service providers, who respectively at the time of grant own stock representing more than 10% of the voting power of all classes of the stock of the Company, shall be granted at no less than 110% of the fair market value per share of the common stock on the date of grant. The exercise price of nonstatutory stock options granted to other service providers shall be at no less than 85% of the fair market value per share of the common stock on the date of grant. Except in the case of options granted to officers, directors, and consultants, options shall become exercisable at a rate of no less than 20% per year over five years from the date of the option grant. All option grants shall be eligible for early exercise, but unvested shares shall be subject to repurchase. The term of each option grant will be no more than ten years. However, in the case of an incentive stock option issued to an optionee who, at the time of grant, owns stock representing more than 10% of the voting power of all classes of the stock of the Company, the term of the option will be no more than five years.

   Rights to immediately purchase stock may also be granted under the Plan with terms, conditions, and restrictions determined by the board of directors. Except for shares purchased by officers, directors, and consultants, shares acquired through stock purchase rights vest over a period not to exceed five years with 20% vesting each year. Any unvested shares acquired are subject to repurchase by the Company.

   Information with respect to the Plan is summarized as follows:

                                                         Outstanding Options
                                                      --------------------------
                                           Shares                    Weighted-
                                          Available    Number of   Average Price
                                          for Grant     Shares       Per Share
                                         -----------  -----------  -------------
Shares reserved.........................  50,000,000          --         --
Options granted......................... (31,241,356)  31,241,356      $0.03
Options exercised.......................         --   (25,828,431)     $0.03
Options canceled........................      60,000      (60,000)     $0.03
Shares repurchased......................     204,000          --       $0.03
                                         -----------  -----------
Balance at September 30, 2000...........  19,022,644    5,352,925
                                         ===========  ===========

                                 CATAPULSE INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

2. Stockholders' Equity (continued)

   At September 30, 2000, 269,799 options were vested, and 25,354,632 shares were subject to repurchase by the Company at the original issuance price. At September 30, 2000, the weighted-average remaining contractual life of options outstanding was 9.82 years.

Deferred Stock Compensation

   The Company recorded deferred stock compensation of approximately $14,408,000 in the period from inception (October 8, 1999) to September 30, 2000. This amount represents the difference between the exercise price and the deemed fair value of common stock on the date the stock options were granted. The Company recorded amortization of deferred stock compensation of approximately $1,439,000 during the period ended September 30, 2000 using the straight-line method.

Stock-Based Compensation

   Pro forma information regarding net loss is required by FAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted during the period ended September 30, 2000 under the fair value method of FAS 123. The fair value for options was estimated at the date of grant using the minimum value method with the following weighted-average assumptions: a risk-free interest rate of 6% for the period ended September 30, 2000; no dividend yield or volatility factors of the expected market price of the Company's common stock; and a weighted-average expected life of the option of five years.

   The effect of applying the minimum value method to the Company's stock options did not result in a pro forma net loss amount that is materially different from the reported historical amount. Therefore, such pro forma information is not separately presented. Future pro forma net income (loss) results may be materially different from actual amounts reported.

Warrants

   In March 2000, the Company issued a warrant to purchase 25,000 shares of its common stock at $0.03 per share to a vendor for services. The warrant becomes exercisable ratably over a four-year period and expires the earliest of an initial public offering, a change in control, or March 2005. The Company determined the fair value of the warrant using the Black-Scholes valuation model assuming a fair value of the Company's common stock of $0.83, risk-free interest rate of 6%, volatility factor of 0.6, and a life of 0.5 years.

   In September 2000, the Company issued a warrant to purchase 11,133,506 shares of the Company's common stock at $2.25 per share to IBM in connection with a strategic alliance. The warrant is exercisable at any time prior to expiration. The warrants expire at the earlier of an initial public offering or September 2005. The warrant is considered a fixed award for accounting purposes since there are no future performance obligations and the warrant is not subject to forfeiture. The Company determined the fair value of the warrant using the Black-Scholes valuation model assuming a fair value of the Company's common stock of $1.38, risk-free interest rate of 6%, volatility factor of 0.6, and a life of five years. The value of the warrant at the date of issuance was approximately $6,900,000. This amount will be amortized over the life of the services arrangement (see Note 5).

                                 CATAPULSE INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

3. Property and Equipment


   Property and equipment at cost, consists of the following:

                                                                   September 30,
                                                                       2000
                                                                   -------------
   Computer equipment.............................................  $2,384,118
   Office equipment, furniture and software.......................   3,539,846
   Leasehold improvements.........................................   2,386,651
                                                                    ----------
                                                                     8,310,615
   Less accumulated depreciation and amortization.................    (759,576)
                                                                    ----------
   Property and equipment, net....................................  $7,551,039
                                                                    ==========

4. Income Taxes

   As of September 30, 2000, the Company had deferred tax assets of approximately $11,000,000. The deferred tax assets primarily relate to net operating loss and tax credit carryforwards. Realization of the deferred tax assets is dependent upon future taxable income, if any, the amount and timing of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance.

   As of September 30, 2000, the Company had federal and state operating loss carryforwards of approximately $24,000,000 and $6,500,000, respectively. The Company also had federal and state research and development tax credit carryforwards of approximately $850,000. The net operating loss and tax credit carryforwards will expire at various dates beginning in 2008, if not utilized.

   Utilization of the net operating loss carryforwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

5. Commitments

Operating Leases

   The Company leases its facilities under noncancelable leases expiring in May 2004 and May 2006. Future minimum lease commitments at September 30, 2000 are as follows:

       2001......................................................... $ 1,646,661
       2002.........................................................   1,702,340
       2003.........................................................   1,760,243
       2004.........................................................   1,820,445
       2005.........................................................   1,776,910
       Thereafter...................................................   2,703,938
                                                                     -----------
                                                                     $11,410,537
                                                                     ===========

   Rent expense for the period from inception (October 8, 1999) to September 30, 2000 was $749,806.

   The Company was required to obtain letters of credit under its lease arrangements aggregating $1,161,621 at September 30, 2000. In addition, the Company was required to obtain a letter of credit under its agreement

                                 CATAPULSE INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

5. Commitments (continued)

with International Business Machines Corporation (See Note 5) aggregating $1,985,823 at September 30, 2000. In order to obtain the letters of credit, the Company was required to deposit 110% of the amount into a restricted account with a financial institution. This balance is reflected in other assets in the accompanying balance sheet.

International Business Machines Corporation

   The Company entered into a strategic business alliance with International Business Machines Corporation ("IBM") in September 2000. As part of the strategic alliance, IBM will provide services to the Company in exchange for an upfront payment of $1,237,477 related to development work expected to occur through December 31, 2001 and monthly recurring fees of $661,941 commencing upon IBM's completion of the development work and continuing for 37 months. The monthly recurring fees are related to ongoing services to be provided by IBM. The Company may terminate the arrangement by paying a termination fee of up to $1,985,823. The Company was required under the arrangement to obtain a letter of credit in the amount of the minimum termination charge. As part of the strategic alliance, the Company was awarded a multiyear contract with guaranteed minimum annual revenues of approximately $9,750,000 in year 1 and $18,000,000 in each of years 2 and 3. In connection with the strategic alliance, the Company issued warrants to IBM to purchase 11,133,506 shares of the Company's common stock at $2.25 per share. The value of the warrant at the date of issuance was approximately $6,900,000. This amount will be amortized over the life of the services arrangement.

6. Related Party

   In December 1999, Rational made a $50,000,000 investment in Catapulse. As of September 30, 2000, Rational's investment represented approximately 37% of the voting power of the outstanding capital stock of Catapulse. In addition, Paul Levy (Chairman of the Board of Directors of Rational and Chief Executive Officer of Catapulse) and Michael Devlin's (Chief Executive Officer of Rational and Vice Chairman of the Board of Catapulse) ownership represented approximately 29% of the voting power of the outstanding capital stock of Catapulse. Catapulse's board of directors is made up of 5 directors, 4 of which serve on Rational's board of directors.

   In addition, in July 2000, the Company entered into agreements with Rational whereby Rational will develop and license technology, under Rational's intellectual property rights, to the Company for the products and services which will be provided to the Company's customers. The agreements allow for the Company to provide such products and services on an exclusive basis for three years, subject to certain terms of the agreement.

7. Events Subsequent to date of Auditors' Report (Unaudited)

   On November 27, 2000, Rational announced that it signed a definitive agreement to acquire the remaining shares of Catapulse not currently owned by Rational. Under the agreement, Rational would acquire the remaining shares of Catapulse in a stock for stock transaction valued at approximately $407,000,000. Rational will issue common stock and assume Catapulse options and warrants.

                                                                         ANNEX A

                              AMENDED AND RESTATED

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                         RATIONAL SOFTWARE CORPORATION,

                                CATAPULSE INC.,

                       REINDEER ACQUISITION CORPORATION,

                                   PAUL LEVY,

                                MICHAEL DEVLIN,

             U.S. BANK TRUST, NATIONAL ASSOCIATION, AS ESCROW AGENT

                                      AND

                       PAUL LEVY, AS SECURITYHOLDER AGENT

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
 ARTICLE I THE MERGER......................................................  A-2

    1.1  The Merger.......................................................   A-2
    1.2  Effective Time...................................................   A-2
    1.3  Effect of the Merger.............................................   A-2
    1.4  Certificate of Incorporation; Bylaws.............................   A-2
    1.5  Directors and Officers...........................................   A-2
    1.6  Merger Consideration.............................................   A-2
    1.7  Dissenting Shares for Holders of Company Capital Stock...........   A-5
    1.8  Surrender of Certificates........................................   A-5

 ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL
  STOCKHOLDERS.............................................................  A-7

    2.1  Organization of the Company......................................   A-7
    2.2  Company Capital Structure........................................   A-7
    2.3  Subsidiaries.....................................................   A-8
    2.4  Authority........................................................   A-8
    2.5  Company Financial Statements.....................................   A-9
    2.6  No Undisclosed Liabilities.......................................   A-9
    2.7  No Changes.......................................................   A-9
    2.8  Tax Matters......................................................  A-10
    2.9  Restrictions on Business Activities..............................  A-12
    2.10 Title to Properties; Absence of Liens and Encumbrances...........  A-12
    2.11 Intellectual Property............................................  A-12
    2.12 Agreements, Contracts and Commitments............................  A-14
    2.13 Interested Party Transactions....................................  A-15
    2.14 Compliance with Laws.............................................  A-15
    2.15 Litigation.......................................................  A-15
    2.16 Insurance........................................................  A-15
    2.17 Minute Books.....................................................  A-16
    2.18 Environmental Matters............................................  A-16
    2.19 Brokers' and Finders' Fees; Third Party Expenses.................  A-16
    2.20 Employee Matters and Benefit Plans...............................  A-17
    2.21 Opinion of Financial Advisor.....................................  A-19
    2.22 Registration Statement; Proxy Statement; Other Filings...........  A-20
    2.23 Representations Complete.........................................  A-20

 ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT...................... A-20

    3.1  Organization, Standing and Power.................................  A-20
    3.2  Authority........................................................  A-20
    3.3  Capital Structure................................................  A-21
    3.4  SEC Documents; Parent Financial Statements.......................  A-21
    3.5  Registration Statement; Proxy Statement; Other Filings...........  A-21
    3.6  No Litigation....................................................  A-22
    3.7  Compliance with Laws.............................................  A-22
    3.8  Opinion of Financial Advisor.....................................  A-22

 ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME............................ A-22

    4.1  Conduct of Business of the Company...............................  A-22
    4.2  No Solicitation..................................................  A-24

                               TABLE OF CONTENTS
                                  (continued)

                                                                          Page
                                                                          ----
 ARTICLE V ADDITIONAL AGREEMENTS......................................... A-25

    5.1  Proxy Statement/Prospectus; Registration Statement.............  A-25
    5.2  Meetings of Stockholders.......................................  A-26
    5.3  Access to Information..........................................  A-26
    5.4  Confidentiality................................................  A-26
    5.5  Expenses.......................................................  A-27
    5.6  Public Disclosure..............................................  A-27
    5.7  Consents.......................................................  A-27
    5.8  Amendment of Vesting Period for Principal Stockholders.........  A-27
    5.9  FIRPTA Compliance..............................................  A-27
    5.10 Termination of Benefits Plans..................................  A-27
    5.11 Reasonable Best Efforts........................................  A-28
    5.12 Notification of Certain Matters................................  A-28
    5.13 Affiliate Agreements...........................................  A-28
    5.14 Form S-8.......................................................  A-28
    5.15 Nasdaq National Market Listing.................................  A-28
    5.16 Directors' and Officers' Indemnification.......................  A-28
         Parent Agreement to Vote Shares of Company Preferred Stock;
    5.17 Restriction on Transfer........................................  A-29
    5.18 Additional Documents and Further Assurances....................  A-29
    5.19 Reorganization Treatment.......................................  A-29
         Employment; Parent or Surviving Corporation Employee Benefit
    5.20 Plans..........................................................  A-29

 ARTICLE VI CONDITIONS TO THE MERGER..................................... A-30

    6.1  Conditions to Obligations of Each Party to Effect the Merger...  A-30
    6.2  Additional Conditions to Obligations of the Company............  A-30
    6.3  Additional Conditions to the Obligations of Parent.............  A-31

 ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW.......... A-32

    7.1  Survival of Representations and Warranties.....................  A-32
    7.2  Escrow Arrangements............................................  A-32

 ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER.......................... A-37

    8.1  Termination....................................................  A-37
    8.2  Effect of Termination..........................................  A-38
    8.3  Amendment......................................................  A-38
    8.4  Extension; Waiver..............................................  A-39

 ARTICLE IX GENERAL PROVISIONS........................................... A-39

    9.1  Notices........................................................  A-39
    9.2  Interpretation.................................................  A-40
    9.3  Counterparts...................................................  A-40
    9.4  Entire Agreement; Assignment...................................  A-41
    9.5  Severability...................................................  A-41
    9.6  Other Remedies.................................................  A-41
    9.7  Governing Law..................................................  A-41
    9.8  Rules of Construction..........................................  A-41
    9.9  Specific Performance...........................................  A-41
    9.10 Release of Merger Sub..........................................  A-41
    9.11 Waiver of Certain Inaccuracies.................................  A-41

                              AMENDED AND RESTATED

                      AGREEMENT AND PLAN OF REORGANIZATION

   This AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of November 27, 2000 by and among Rational Software Corporation, a Delaware corporation, ("Parent"), Catapulse Inc., a Delaware corporation (the "Company"), Reindeer Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), Paul Levy and Michael Devlin (together, the "Principal Stockholders"), U.S. Bank Trust, National Association (the "Escrow Agent") and Paul Levy as the securityholder agent (the "Securityholder Agent").

                                    RECITALS

   A. The parties hereto entered into an Agreement and Plan of Reorganization dated November 27, 2000 (the "Original Agreement") which provided for, among other things, a business combination transaction to be effected by the merger of the Company with and into Merger Sub, upon the terms and conditions set forth therein.

   B. The parties desire to amend and restate the Original Agreement to provide for the business combination transaction contemplated by the Original Agreement to be effected by a merger of the Company with and into Parent (the "Merger"), upon the terms and conditions set forth herein, with Parent as the surviving corporation, and to release Merger Sub from its role and obligations under the Original Agreement.

   C. The Special Committee of the Board of Directors of Parent and the Board of Directors of the Company, acting on the recommendation of a special committee of its Board of Directors, believe it is in the best interests of each company and their respective stockholders that Parent acquire the Company through a business combination transaction and, in furtherance thereof, have approved the Merger.

   D. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company ("Company Capital Stock") shall be converted into the right to receive shares of Common Stock of Parent ("Parent Common Stock") and all outstanding options, warrants or other rights to acquire or receive shares of Company Capital Stock shall be assumed by Parent and shall become exercisable for shares of Parent Common Stock.

   E. A portion of the shares of Parent Common Stock otherwise issuable in connection with the Merger to the Principal Stockholders shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions, all as set forth in Article VII hereof.

   F. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

   G. It is intended by the parties hereto to account for the Merger as a purchase for financial reporting purposes.

   H. Concurrent with the execution and delivery of the Original Agreement, as a material inducement to Parent to enter into the Original Agreement Agreement, the Principal Stockholders and Benchmark (as defined below) executed and delivered to Parent stockholder support agreements (the "Company Support Agreements"), substantially in the form attached hereto as Exhibit A.

   I. The Company, the Principal Stockholders, and Parent desire to make certain representations and warranties and other agreements in connection with the Merger.

   NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties hereby amend and restate the Original Agreement in its entirety to provide as set forth in this Agreement and hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

   1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware General Corporation Law ("Delaware Law"), the Company shall be merged with and into Parent, whereupon the separate existence of the Company shall cease, and Parent shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation").

   1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to
Section 8.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than three (3) business days following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to in writing by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of applicable law (the time of acceptance by the Secretary of State of Delaware of such filing being referred to herein as the "Effective Time").

   1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Parent shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Parent shall become the debts, liabilities and duties of the Surviving Corporation.

   1.4 Certificate of Incorporation; Bylaws.

     (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Parent as in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation.

     (b) Unless otherwise determined by Parent prior to the Effective Time, the Bylaws of Parent as in effect immediately prior to the Effective Time shall, from and after the Effective Time be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with Delaware Law and as provided in the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

   1.5 Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time, the directors of Parent immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the Certificate of Incorporation and Bylaws of the Surviving Corporation until their successors are duly elected and qualified. The officers of Parent immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation.

   1.6 Merger Consideration.

     (a) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

     "Benchmark" shall mean Benchmark Capital Partners IV, L.P.

     "Company Common Stock" shall mean shares of common stock of the Company.

     "Company Convertible Securities" shall mean the Company Options and other rights (other than Company Preferred Stock) to acquire or receive shares of Company Capital Stock.

     "Company Options" shall mean all issued and outstanding options to purchase or otherwise acquire Company Capital Stock (whether or not vested).

     "Company Preferred Stock" shall mean shares of Company Series A Preferred Stock, Company Series A-1 Preferred Stock, Company Series B Preferred Stock and Company Series C Preferred Stock.

     "Company Series A Preferred Stock" shall mean shares of Series A Preferred Stock of the Company.

     "Company Series A-1 Preferred Stock" shall mean shares of Series A-1 Preferred Stock of the Company.

     "Company Series B Preferred Stock" shall mean shares of Series B Preferred Stock of the Company.

     "Company Series C Preferred Stock" shall mean shares of Series C Preferred Stock of the Company.

     "Company Stockholders" shall mean holders of any shares of Company Capital Stock immediately prior to the Effective Time.

     "Escrow Amount" shall mean forty percent (40%) of the aggregate number of shares of Parent Common Stock issuable to the Principal Stockholders in the Merger in exchange for all of the Company Capital Stock held by them or their affiliates as of the date of this Agreement, which Escrow Amount shall be comprised of a pro rata portion of the vested and unvested shares of Parent Common Stock issuable to the Principal Stockholders in the Merger.

     "Knowledge" shall mean, with respect to the Company or Parent, what is within the actual knowledge of any of the officers or directors of the Company or Parent, as the case may be; provided that such officers and directors shall have made inquiry of those employees of the Company or Parent, respectively, whom such officers and directors reasonably believe would have actual knowledge of the relevant matter.

     "Parent Stockholders" shall mean holders of any shares of Parent Common Stock.

     "Total Outstanding Shares" shall mean the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time, including the aggregate number of shares of Company Common Stock issuable, with or without the passage of time or satisfaction of other conditions, upon exercise or conversion of all Company Convertible Securities and Company Preferred Stock outstanding immediately prior to the Effective Time; provided, that the Total Outstanding Shares shall not include any and all shares of Company Capital Stock held by Parent or the Company or any direct or indirect wholly owned subsidiary thereof, all of which shall be cancelled immediately prior to the Effective Time.

     (b) Shares to be Issued; Effect on Capital Stock. The maximum number of shares of Parent Common Stock to be issued (including Parent Common Stock to be reserved for issuance upon exercise of any of the Company's options and warrants to be assumed by Parent) in exchange for the acquisition by Parent of all outstanding Company Capital Stock and all unexpired and unexercised options, warrants or other rights to acquire Company Capital Stock shall be determined immediately prior to the Effective Time and shall be equal to the number of Total Outstanding Shares multiplied by the Exchange Ratio (as defined below). Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Company or the holder of any shares of Company Capital Stock, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined in Section 1.7 hereof and any shares owned by Parent or the Company or any direct or indirect wholly owned subsidiary thereof) shall be converted into the right to receive 0.0825 validly issued, fully paid and nonassessable shares of Parent Common Stock (the "Exchange Ratio"), assuming the conversion of all Company Preferred Stock into Company

  Common Stock in accordance with the terms and provisions of Article Fourth,
  Section 3 of the Company's Amended and Restated Certificate of
  Incorporation and as provided in this Agreement.

     (c) Assumption of Company Options. At the Effective Time, each outstanding Company Option issued pursuant to the Company's 1999 Stock Plan (the "Option Plan") or otherwise, whether vested or unvested, will be assumed by Parent in connection with the Merger. Subject to Section 5.8, each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plan and/or as provided in the respective option agreements immediately prior to the Effective Time (including, without limitation, any vesting schedule or repurchase rights), except that (i) each Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Capital Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Capital Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery following the exercise of the Company Options assumed by Parent.

     (d) Assumption of Company Warrants. Parent shall treat warrants to purchase Company Capital Stock as granting the holder thereof an equivalent right to purchase or receive for each share of Company Capital Stock subject to such warrants immediately prior to the Effective Time, the right to receive a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the "Assumed Warrants"). After the Effective Time, the Assumed Warrants shall be exercisable upon the same terms and conditions as were applicable to the Company Warrants immediately prior to the Effective Time, except that (i) each Assumed Warrant will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Capital Stock that were issuable upon exercise of such Assumed Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole number of shares of Parent Common Stock (with .5 being rounded down), and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Capital Stock at which such Assumed Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent (with .5 being rounded down). Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery following the exercise of the Assumed Warrants.

     (e) Option Status. It is the intention of the parties hereto that Company Options assumed by Parent following the Closing pursuant to this
  Section 1.6, to the extent permitted by applicable law, will qualify as incentive stock options as defined in Section 422 of the Code, but only to the extent any such Company Options qualified as incentive stock options immediately prior to the Effective Time.

     (f) Withholding Taxes. Any number of shares of Parent Common Stock issuable pursuant to Section 1.6(b) to any holder of Company Options shall be subject to, and reduced by, the amount of the applicable minimum statutory withholding rates for federal and state tax purposes with respect to any state, federal and foreign withholding taxes incurred (and not previously paid by or on behalf of the Company or such holder) in connection with the acquisition of capital stock by each holder upon the exercise of Company Options, or the payment of a bonus, if any.

     (g) Fractional Shares. No fractional share of Parent Common Stock shall be issued in the Merger. In lieu thereof, each holder of Company Capital Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Average Stock Price (as defined in Section 7.2(d)(ii)).

     (h) Cancellation of Parent-Owned and Company-Owned Stock. Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of Company Capital Stock owned by Parent, the Company or any direct or indirect wholly owned subsidiary thereof immediately prior to the Effective Time, including, but not limited to, Company Series A Preferred Stock, shall be cancelled and extinguished without any conversion thereof.

   1.7 Dissenting Shares for Holders of Company Capital Stock. Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected dissenters' rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

     (a) Notwithstanding the provisions of subsection (a), if any holder of shares of Company Capital Stock who demands purchase of such shares under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Common Stock as provided in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

     (b) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of capital stock of the Company or offer to settle or settle any such demands. Parent shall have full recourse to the Escrow Fund (as defined in Section 7.2(a)) for the amount, if any, paid by the Company or Parent in respect of Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such Dissenting Shares pursuant to Section 1.6 hereof if such Dissenting Shares were not the subject of an appraisal demand.

   1.8 Surrender of Certificates.

     (a) Exchange Agent. The transfer agent of Parent (or another entity reasonably acceptable to Parent and the Company) shall serve as exchange agent (the "Exchange Agent") in the Merger.

     (b) Parent to Provide Parent Common Stock. Prior to the Closing, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I the shares of Parent Common Stock issuable to the Company Stockholders pursuant to Section 1.6 in exchange for outstanding shares of Company Capital Stock, less the Escrow Amount which Parent shall deposit into the Escrow Fund (as defined in Section 7.2(a) hereof) on behalf of the Principal Stockholders. The portion of the Escrow Amount contributed on behalf of each of the Principal Stockholders shall be in proportion to the aggregate number of shares of Parent Common Stock issuable in the Merger in exchange for all of the shares of Company Capital Stock held by them or their affiliates as of the date of this Agreement.

     (c) Exchange Procedures. In connection with the mailing of the Proxy Statement (as defined in Section 5.1 below) to the Company Stockholders, Parent shall cause to be mailed to each Company Stockholder (i) a letter of transmittal (which shall be in such form and contain such provisions as Parent may reasonably specify and shall specify that delivery shall be effected, and risk of loss and title to the certificates (the "Certificates") which immediately prior to the Effective Time represent outstanding shares of Company Capital Stock whose shares are converted into the right to receive such Company Stockholder's portion of the consideration pursuant to Section 1.6 hereof, shall pass, only upon delivery of the Certificates to the Exchange Agent at the Closing) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Parent Common Stock to which such holder is entitled in the Merger. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, a Company Stockholder shall be entitled to receive, and the Exchange Agent shall promptly deliver in exchange therefor, (A) a certificate representing the number of whole shares of Parent Common Stock (less the allocable portion of the Escrow Amount, as applicable) to which such holder is entitled pursuant to Section 1.6(b), (B) the amount of cash payable, if any, in lieu of a fractional share of Parent Common Stock to which the holder is entitled pursuant to Section 1.6(f) and (C) the amount of any dividends or other distributions to which such holder is entitled pursuant to Section 1.8(d), and the Certificate so surrendered shall forthwith be canceled. Parent shall use reasonable efforts to have available at the Closing stock certificates representing the appropriate number of shares of Parent Common Stock for each Company Stockholder who shall have properly completed such stockholder's letter of transmittal and delivered such stockholder's Certificate or Certificates to Parent at least five business days prior to the Closing Date. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of
  Article VII hereof, Parent shall cause to be distributed to the Escrow Agent (as defined in Article VII) a certificate or certificates representing that number of shares of Parent Common Stock equal to the Escrow Amount which shall be registered in the name of the Escrow Agent. Such shares shall be beneficially owned by the Principal Stockholders on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate Parent as provided in Article VII. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted.

     (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, plus the amount of dividends or other distributions (without interest) with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

     (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered.

     (f) Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the delivery by the holder thereof of an affidavit of that fact by the holder thereof containing customary indemnification provisions, the shares of Parent Common Stock issuable in exchange therefor pursuant to the provisions of
  Article I of this Agreement.

     (g) No Liability. Notwithstanding anything to the contrary in this
  Section 1.8, neither Parent nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (h) No Further Ownership Rights in Company Capital Stock. The shares of Parent Common Stock issued in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to shares of Company Capital Stock outstanding prior to the Effective Time, and there shall be no further registration of transfers on the records of the Company of shares of Company Capital Stock that were outstanding prior to the Effective Time. If, after the Effective Time, Certificates are presented to Parent for any reason, they shall be canceled and exchanged as provided in this Article I.

     (i) Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Parent, the officers and directors of the Company and Parent are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF THE
                     COMPANY AND THE PRINCIPAL STOCKHOLDERS

   As of the date hereof and as of the Closing Date, the Company and the Principal Stockholders represent and warrant to Parent, subject to such exceptions as are clearly disclosed in the disclosure letter (referencing the appropriate section number) supplied by the Company and the Principal Stockholders to Parent (the "Company Schedules") in connection with the execution of the Original Agreement and deemed redelivered in connection with the execution of this Agreement and dated as of the date hereof, as follows:

   2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would be material. The Company has delivered a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, to Parent.

   2.2 Company Capital Structure.

     (a) The authorized capital stock of the Company consists of 262,000,000 shares of authorized Common Stock, par value $0.001 per share, of which 89,059,231 shares are issued and outstanding as of the date hereof, and 216,368,717 shares of authorized Preferred Stock, par value $0.001 per share, of which 80,000,000 are designated Series A Preferred Stock, of which 80,000,000 shares are issued and outstanding as of the date hereof, 80,000,000 of which are designated Series A-1 Preferred Stock, of which no shares are issued and outstanding as of the date hereof, 45,168,717 of which are designated Series B Preferred Stock, of which 45,168,717 shares are issued and outstanding as of the date hereof, and 11,200,000 of which are designated Series C Preferred Stock, of which no shares are issued and outstanding as of the date hereof. As of the date hereof, the Company Capital Stock is held of record by the persons, with the addresses of record and in the amounts set forth on Schedule 2.2(a). All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound.

     (b) The Company has reserved 50,000,000 shares of Common Stock for issuance to employees and consultants pursuant to the Option Plan, of which 6,001,367 shares are subject to outstanding, unexercised options as of the date hereof and 17,242,369 shares remain available for future grant as of the date hereof. The Company has reserved no shares of Common Stock for issuance upon exercise of Company Options outstanding on the date hereof and granted outside the Option Plan and 25,000 shares of Common Stock and 11,133,506 shares of Series C Preferred Stock for issuance upon exercise of warrants outstanding on the date hereof (the "Warrants"). Schedule 2.2(b) sets forth for each outstanding Company Option or Warrant, the name of the holder of such option or Warrant, the domicile address of such holder, the number of shares of Common Stock subject to such option or Warrant, the exercise price of such option or Warrant and the vesting schedule for such option or Warrant, including the exercisability of such option or Warrant will be accelerated and become exercisable by reason of the transactions contemplated by this Agreement, each as of the date hereof. Except for Company Options and Warrants described in Schedule 2.2(b), there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The holders of Company Options and Warrants have been or will be given, or shall have properly waived, any required notice prior to the Effective Time. As a result of the Merger, Parent will be the record and sole beneficial owner of all capital stock of the Company and rights to acquire or receive such capital stock.

   2.3 Subsidiaries. The Company does not have and has never had any subsidiaries and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

   2.4 Authority. Subject only to the requisite approval of the Merger and this Agreement by the Company Stockholders, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The vote required of the Company Stockholders to duly approve the Merger and this Agreement is approval by stockholders holding at least a majority of the outstanding shares of Company Capital Stock, a majority of the outstanding shares of Company Series A Preferred Stock, and seventy percent (70%) of the outstanding shares of Company Series B Preferred Stock. In addition, the Company's Board of Directors has determined that it shall be a condition to the consummation of the Merger that the Company shall obtain the approval of holders of a majority of the outstanding shares of Company Capital Stock other than those shares of Company Capital Stock held by Parent or the Principal Stockholders. The Company's Board of Directors has, based upon the recommendation of a committee of the Board comprised of the disinterested member of the Board of Directors formed for the purpose of considering the proposed terms and conditions of the Merger (the "Company Special Committee"), unanimously approved the Merger and this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes, assuming the due authorization, execution and delivery by the other parties hereto, the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. Except as set forth on
Schedule 2.4, subject only to the approval of the Merger and this Agreement by the Company Stockholders, the execution and delivery of this Agreement by the Company does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict")
(i) any provision of the Certificate of Incorporation or Bylaws of the Company or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party (so as not to trigger any Conflict) is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (iii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder (the "HSR Act") and (iv) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 2.4.

   2.5 Company Financial Statements. Schedule 2.5 sets forth the Company's (i) unaudited balance sheet as of September 30, 2000 and the related unaudited statements of income, operations, and cash flows for the period from inception then ended, and (ii) unaudited balance sheet as of October 31, 2000 (the "Current Balance Sheet") and the related unaudited statements of income, operations and cash flows for the one-month period then ended (collectively, the "Company Financials"). The Company Financials are correct in all material respects and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other, provided that the unaudited financial statements may not contain footnotes required by GAAP. The Company Financials present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject, in the case of the unaudited financial statements, to normal year-end adjustments, which such adjustments will not be material in amount or significance.

   2.6 No Undisclosed Liabilities. Except as set forth in Schedule 2.6, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate, (i) has not been reflected in the Current Balance Sheet, or (ii) has not arisen in the ordinary course of the Company's business since the date of the Current Balance Sheet, consistent with past practices.

   2.7 No Changes. Except as set forth in Schedule 2.7, since the date of the Current Balance Sheet and through the date of this Agreement, there has not been, occurred or arisen any:

     (a) transaction by the Company except in the ordinary course of business as conducted on the date of the Current Balance Sheet and consistent with past practices;

     (b) amendments or changes to the Certificate of Incorporation or Bylaws of the Company;

     (c) capital expenditure or commitment by the Company, either individually or in the aggregate, exceeding $25,000;

     (d) destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance);

     (e) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

     (f) event or condition that has or would be reasonably expected to have a Company Material Adverse Effect (as defined in Section 8.2 hereof);

     (g) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

     (h) revaluation by the Company of any of its assets;

     (i) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock;

     (j) increase in the salary or other compensation payable or to become payable to any of its officers or directors, or the declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement or in the ordinary course of business consistent with past practice;

     (k) sale, lease, license or other disposition of any of the assets or properties of the Company, except in the ordinary course of business as conducted on that date and consistent with past practices;

     (l) amendment or termination (other than pursuant to its terms) of any material contract, agreement or license to which the Company is a party or by which it is bound;

     (m) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

     (n) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;

     (o) issuance or sale by the Company of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

     (p) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property (as defined in Section 2.11) to the Company; or

     (q) negotiation or agreement by the Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (p) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

   2.8 Tax Matters.

     (a) Definition of Taxes. For the purposes of this Agreement, the term "Tax" or, collectively, "Taxes" shall mean (i) any and all federal, state, local and foreign taxes, assessments and other similar governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts,
  (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.9(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and
  (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.9(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

     (b) Tax Returns and Audits.

      (i) As of the Effective Time, the Company will have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") required to be filed by it at or prior to the Effective Time relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable law.

      (ii) As of the Effective Time, the Company (A) will have timely paid all Taxes it is required to pay and withheld with respect to its employees all federal and state income taxes, Federal Insurance Contribution Act ("FICA"), Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld (other than Taxes for which adequate accruals have been established in the Company Financials), and (B) will have accrued on the Current Balance Sheet all unpaid Taxes attributable to the periods preceding the Current Balance Sheet and will not have incurred any liability for Taxes for the period commencing after the date of the Current Balance Sheet and ending immediately prior to the Effective Time, other than in the ordinary course of business.

      (iii) The Company has not been delinquent in the payment of any Tax (other than Taxes for which adequate accruals have been established in the Company Financials), nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

      (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

      (v) The Company has no liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business.

      (vi) The Company has made available to Parent or its legal counsel, copies of all foreign, federal, state and local income and all state and local sales and use Returns for the Company filed for all periods since its inception.

      (vii) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

      (viii) None of the Company's assets is treated as "tax-exempt use property," within the meaning of Section 168(h) of the Code.

      (ix) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

      (x) The Company is not a party to any tax sharing, indemnification or allocation agreement nor does the Company owe any amount under any such agreement.

      (xi) The Company is not, and has not been at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

      (xii) No adjustment relating to any Return filed by the Company has been proposed formally or, to the Knowledge of the Company and the Principal Shareholder, informally by any tax authority to the Company or any representative thereof.

      (xiii) The Company has (a) never been a member of an affiliated group (within the meaning of Code (S)1504(a)) filing a consolidated federal income Tax Return (other than a group the common Parent of which was the Company), (b) no liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treas. Reg. (S) 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise and (c) never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

      (xiv) The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "Series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

     (c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company is a party, including, without limitation, the provisions of this Agreement, covering any employee or former employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

   2.9 Restrictions on Business Activities. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably would be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

   2.10 Title to Properties; Absence of Liens and Encumbrances.

     (a) The Company owns no real property. Schedule 2.10(a) sets forth a list of all real property leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and/or other fees payable under any such lease. All such leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default on the part of the Company (or event which with notice or lapse of time, or both, would constitute a default on the part of the Company).

     (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens (as defined in Section 2.8(b)(vii)), except as reflected in the Company Financials or in Schedule 2.10(b) and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

   2.11 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

"Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

"Company Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company.

"Registered Intellectual Property" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

"Company Registered Intellectual Property" means all of the Registered
   Intellectual Property owned by, or filed in the name of, the Company.

     (a) No material Company Intellectual Property or product or service of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.

     (b) Schedule 2.11(b) is a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers. Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

     (c) The Company owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as currently proposed to be conducted) to, each material item of Company Intellectual Property or other Intellectual Property used by the Company free and clear of any lien or encumbrance (excluding licenses and related restrictions); and the Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of the Company, including the sale of any products or the provision of any services by the Company.

     (d) The Company owns exclusively, and has good title to, all copyrighted works that are the Company products or which the Company otherwise expressly purports to own.

     (e) To the extent that any material Intellectual Property has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as currently proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

     (f) The Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material to the Company Intellectual Property, to any third party.

     (g) Schedule 2.11(g) list all material contracts, licenses and agreements to which the Company is a party (i) with respect to the Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to the Company.

     (h) All material contracts, licenses and agreements relating to Company Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. The Company is in material compliance with, and has not materially breached any term any of such contracts, licenses and agreements and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Subject to receipt of those consents set forth in Schedule 2.11(h), following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company's rights under such contracts, licenses and agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional material amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

     (i) To the Knowledge of the Company, the operation of the business of the Company as such business currently is conducted, including the Company's design, development, manufacture, marketing and sale of the products or services of the Company (including with respect to products and services currently under development) has not, does not and will not infringe or misappropriate the Intellectual

  Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

     (j) The Company has not received notice from any third party that the operation of the business of the Company or any act, product or service of the Company, infringes or misappropriates the Intellectual Property of any such third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

     (k) To the Knowledge of the Company, no person has or is infringing or misappropriating, in any respect materially adverse to the Company, any Company Intellectual Property.

     (l) The Company has taken reasonable steps to protect the Company's rights in the Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company, and, without limiting the foregoing, the Company has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality and invention assignment agreement and all current and former employees and contractors of the Company have executed such an agreement, except where the failure to do so is not reasonably expected to be material to the Company.

   2.12 Agreements, Contracts and Commitments.

     (a) Except as set forth on Schedule 2.12(a), the Company does not have, is not a party to nor is it bound by:

      (i) any collective bargaining agreements,

      (ii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations,

      (iii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements,

      (iv) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or any consulting or sales agreement, contract or commitment under which any firm or other organization provides services to the Company,

      (v) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

      (vi) any fidelity or surety bond or completion bond,

      (vii) any lease of personal property having a value individually in excess of $25,000,

      (viii) any agreement of indemnification or guaranty,

      (ix) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person,

      (x) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $25,000,

      (xi) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business consistent with past practice,

      (xii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof,

      (xiii) any purchase order or contract for the purchase of raw materials involving $25,000 or more,

      (xiv) any construction contracts,

      (xv) any distribution, joint marketing or development agreement,

      (xvi) any agreement pursuant to which the Company has granted or may grant in the future, to any party, a source-code license or option or other right to use or acquire source-code, or

      (xvii) any other agreement, contract or commitment that involves $25,000 or more or is not cancelable without penalty within thirty (30) days.

     (b) Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, as are noted in Schedule 2.12(b), the Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment required to be set forth on Schedule 2.12(a) or Schedule 2.11(g) (any such agreement, contract or commitment, a "Contract"). Each Contract is in full force and effect and, except as otherwise disclosed in Schedule 2.12(b), is not subject to any default thereunder of which the Company has Knowledge by any party obligated to the Company pursuant thereto.

   2.13 Interested Party Transactions. To the Knowledge of the Company, except as set forth on Schedule 2.13, no officer, director or stockholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any entity that purchases from or sells or furnishes to, the Company, any goods or services or (iii) a beneficial interest in any contract or agreement set forth in Schedule 2.12(a) or Schedule 2.11(g); provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any entity" for purposes of this Section 2.13.

   2.14 Compliance with Laws. The Company has complied in all respects with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

   2.15 Litigation. Except as set forth in Schedule 2.15, there is no action, suit or proceeding of any nature pending or to the Company's Knowledge threatened against the Company, its properties or any of its officers or directors, in their respective capacities as such. Except as set forth in
Schedule 2.15, to the Company's Knowledge, there is no investigation pending or threatened against the Company, its properties or any of its officers or directors by or before any governmental entity. Schedule 2.15 sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. To the Company's Knowledge, no governmental entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

   2.16 Insurance. With respect to the Company's insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors, there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

   2.17 Minute Books. The minute books of the Company made available to counsel for Parent are the only minute books of the Company and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of the Company.

   2.18 Environmental Matters.

     (a) Hazardous Material. The Company has not operated any underground storage tanks, and has no knowledge of the existence, at any time, of any underground storage tank (or related piping or pumps), at any property that the Company has at any time owned, operated, occupied or leased. The Company has not released any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, oil and petroleum products, urea-formaldehyde and all substances listed as a "hazardous substance," "hazardous waste," "hazardous material" or "toxic substance" or words of similar import, under any law, including but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act of 1976, as amended; the Federal Water Pollution Control Act, as amended; the Clean Air Act, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"). No Hazardous Materials are present as a result of the actions or omissions of the Company, or, to the Company's Knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

     (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

     (c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

     (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's Knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any environmental liability.

   2.19 Brokers' and Finders' Fees; Third Party Expenses. Except as set forth on Schedule 2.19, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Schedule 2.19 sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees.
Schedule 2.19 also sets forth the Company's current reasonable estimate of all Third Party Expenses (as defined in Section 5.5) expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

   2.20 Employee Matters and Benefit Plans.

     (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.20 (a)(i) below (which definition shall apply only to this Section 2.20), for purposes of this Agreement, the following terms shall have the meanings set forth below:

      (i) "Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

      (ii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

      (iii) "Code" shall mean the Internal Revenue Code of 1986, as amended;

      (iv) "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation;

      (v) "DOL" shall mean the Department of Labor;

      (vi) "Employee" shall mean any current or former or retired employee, consultant or director of the Company or any Affiliate;

      (vii) "Employment Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between the Company or any Affiliate and any Employee;

      (viii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

      (ix) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

      (x) "IRS" shall mean the Internal Revenue Service;

      (xi) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA; and

      (xii) "Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

     (b) Schedule. Schedule 2.20(b) contains an accurate and complete list of each Company Employee Plan and each Employment Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan or Employment Agreement, to modify any Company Employee Plan or Employment Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan, International Employee Plan, or Employment Agreement.

     (c) Documents. The Company has provided to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan, International Employee Plan, and each Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) all annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under

  ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company;
  (viii) all correspondence to or from any governmental agency relating to any Company Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) all plan years discrimination tests for each Company Employee Plan, if any; and
  (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

     (d) Employee Plan Compliance. Except as set forth on Schedule 2.20(d),
  (i) the Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan, or if the Company Employee Plan is a standardized prototype plan that has not been altered by the Company, it may rely on an opinion letter issued with respect to a standardized prototype plan adopted in accordance with the requirements for such reliance; (iii) no "prohibited transaction," within the meaning of
  Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan;
  (v) each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to the Parent, Company or any of its Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under
  Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

     (e) Pension Plan. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

     (f) Collectively Bargained, Multiemployer and Multiple Employer
  Plans. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. To the Knowledge of the Company, neither the Company, nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

     (g) No Post-Employment Obligations. Except as set forth in Schedule 2.20(g), no Company Employee Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute.

     (h) Health Care Compliance. Neither the Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

     (i) Effect of Transaction.

      (i) Except as set forth on Schedule 2.20(i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting (other than as required under Code
   Section 411(d)(3)), distribution (other than as required upon termination of a qualified plan), increase in benefits or obligation to fund benefits with respect to any Employee.

      (ii) Except as set forth on Schedule 2.20(i), no payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

     (j) Employment Matters. The Company: (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy.

     (k) Labor. No work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. The Company does not have Knowledge of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Schedule 2.20(k), there are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Schedule 2.20(k), the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

   2.21 Opinion of Financial Advisor. Credit Suisse First Boston Corporation ("CSFB") has delivered to the Company Special Committee its oral opinion to the effect that, as of the date of this Agreement, the

Exchange Ratio is fair, from a financial point of view, to the holders of Company Capital Stock other than Parent and its affiliates and the Principal Stockholders, which opinion was or will promptly after the date of this Agreement be confirmed in writing.

   2.22 Registration Statement; Proxy Statement; Other Filings. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) Parent's Registration Statement (as defined in Section 5.1 hereof) will at the time it is declared or ordered effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading; and (ii) the Proxy Statement (as defined in Section 5.1 hereof) shall not, on the date the Proxy Statement is first mailed to the Parent Stockholders and the Company Stockholders, at the time of the Parent Stockholders' Meeting (as defined in Section 5.1 hereof) or the Company Stockholders' Meeting (as defined in Section 5.1 hereof) and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders' Meeting or the Company Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement or Parent's Registration Statement, the Company shall promptly inform Parent. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder that are applicable by reason of the Proxy Statement constituting a proxy statement of Parent and the Company. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent which is contained in any of the foregoing documents.

   2.23 Representations Complete. None of the representations or warranties made by the Company (as modified by the Company Schedules), nor any statement made in any schedule or certificate furnished by the Company pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the stockholders of the Company in connection with soliciting their consent to this Agreement and the Merger, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT

   As of the date hereof and as of the Closing Date, Parent represents and warrants to the Company and the Principal Stockholders as follows:

   3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would be material to Parent.

   3.2 Authority. Subject only to the requisite approval of the issuance of shares of Parent Common Stock in the Merger by the Parent Stockholders, Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. A special committeee of the Board of Directors of Parent formed for the purpose of considering the proposed terms and conditions of the Merger (the "Parent Special Committee") has unanimously approved this Agreement and the issuance of Parent Common Stock in connection with the Merger. This Agreement has been duly executed and delivered by Parent and constitutes, assuming the due authorization, execution and delivery by the other parties hereto, the valid and binding obligations of Parent, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, proceeding at law or in equity. Subject only to the approval of the issuance of Parent Common Stock in the Merger by the Parent Stockholders, the execution and delivery of this Agreement by Parent does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, Conflict with (i) any provision of the Certificate of Incorporation or Bylaws of Parent or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party (so as not to trigger any Conflict) is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (iii) compliance with any applicable requirements of the HSR Act.

   3.3 Capital Structure.

     (a) The authorized stock of Parent consists of 500,000,000 shares of Common Stock, of which 188,933,510 shares were issued and outstanding as of October 31, 2000, and no shares of Preferred Stock. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof.

     (b) The shares of Parent Common Stock to be issued pursuant to the Merger, when issued, will be duly authorized, validly issued, fully paid, non-assessable and issued in compliance with applicable federal and state securities laws.

   3.4 SEC Documents; Parent Financial Statements. Parent has furnished or made available to the Company true and complete copies of all reports or registration statements filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 2000, all in the form so filed (all of the foregoing being collectively referred to as the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act") as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the "Parent Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the consolidated financial position of Parent at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments). There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements; provided, however, the Parent may have restated or may restate one or more of the Parent Financial Statements to reflect acquisitions entered into subsequent to the respective dates thereof. No Parent Material Adverse Effect has occurred since the date of the balance sheet included in the Parent Financial Statements and prior to the date hereof.

   3.5 Registration Statement; Proxy Statement; Other Filings. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) Parent's Registration Statement (as defined in Section 5.1 hereof) will at the time it is declared or ordered effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading; and (ii) the Proxy Statement (as defined in Section 5.1 hereof) shall not, on the date the Proxy Statement is first mailed to the Parent Stockholders and the Company Stockholders, at the time of the Parent Stockholders' Meeting (as defined in Section 5.1 hereof) or the Company Stockholders' Meeting (as defined in Section
5.1 hereof) and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders' Meeting or the Company Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent, which Parent reasonably believes should be set forth in an amendment or a supplement to the Proxy Statement or Parent Registration Statement, Parent shall promptly inform the Company. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder that are applicable by reason of the Proxy Statement constituting a proxy statement of Parent and the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company which is contained in any of the foregoing documents.

   3.6 No Litigation. There is no action, investigation or proceeding pending against, and to the knowledge of Parent, threatened against or effecting Parent before any court or Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

   3.7 Compliance with Laws. Parent has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not have a Parent Material Adverse Effect.

   3.8 Opinion of Financial Advisor. Chase H&Q has delivered to the Parent Special Committee its oral opinion to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to Parent from a financial point of view, which opinion was or will promptly after the date of this Agreement be confirmed in writing.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

   4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable best efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve the Company's relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of its business, and any material event involving or adversely affecting the Company or its business. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent:

     (a) Enter into any commitment, activity or transaction other than in the ordinary course of business consistent with past practice;

     (b) Transfer to any person or entity any rights to any Company Intellectual Property (other than pursuant to end-user licenses in the ordinary course of business) or enter into any agreement with respect to Company Intellectual Property with any person or entity other than in the ordinary course of business consistent with past practice;

     (c) Hire any employees or terminate any employees other than for cause or encourage any employees to resign from the Company other than in the ordinary course of business consistent with past practice;

     (d) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Company Schedules;

     (e) Commence or settle any litigation;

     (f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor) except for (i) repurchases of Company Capital Stock upon the termination of service of any service providers of the Company in accordance with the standard terms set forth in the agreements governing such repurchases, all of which agreements have been provided or made available to Parent, (ii) conversion of Company Preferred Stock and (iii) exercises or conversion of Company Convertible Securities;

     (g) Except for the issuance of shares of Company Capital Stock upon exercise or conversion of presently outstanding Company Options or Warrants, and except for the issuance of Company Options to new and current employees in the ordinary course of business exercisable for an amount of shares of Company Common Stock not in excess of 4,000,000 and with an exercise price equal to the then fair market value of the Company Common Stock (taking into account the Exchange Ratio in the Merger), issue, sell, grant, contract to issue, grant or sell, or authorize the issuance, delivery, sale or purchase of any shares of Company Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock, or any securities, warrants, options or rights to purchase any of the foregoing, except for issuances of Company Capital Stock upon the exercise thereof or upon exercise or conversion of Company Convertible Securities or Company Preferred Stock outstanding as of the date of this Agreement;

     (h) Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

     (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

     (j) Sell, lease, license or otherwise dispose of any of the assets or properties of the Company which are not Company Intellectual Property other than in the ordinary course of business and consistent with past practices, including but not limited to the performance of obligations under contractual arrangements listed on the Company Schedules existing as of the date hereof, or create any security interest in such assets or properties;

     (k) Grant any loan to any person or entity, incur any indebtedness or guarantee any indebtedness, issue or sell any debt securities, guarantee any debt securities of others, purchase any debt securities of others or amend the terms of any outstanding agreements related to borrowed money, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

     (l) Grant any severance or termination pay (cash, equity or otherwise) to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof, or grant any equity-based compensation;

     (m) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice;

     (n) Take any action to accelerate the vesting schedule of any of the outstanding Company Options or Company Capital Stock;

     (o) Pay, discharge or satisfy, in an amount in excess of $25,000 (in any one case) or $100,000 (in the aggregate) any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements or incurred by the Company following the date of the Current Balance Sheet in the ordinary course of business;

     (p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

     (q) Enter into any strategic alliance, joint development or joint marketing arrangement or agreement other than in the ordinary course of business consistent with past practice;

     (r) Fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith;

     (s) Waive or commit to waive any rights with a value in excess of $25,000 (in any one case) or $100,000 (in the aggregate);

     (t) Cancel, materially amend or renew any insurance policy other than in the ordinary course of business;

     (u) Alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof;

     (v) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

     (w) Adopt or amend any employee benefit plan, policy or arrangement, or employee stock purchase or stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into, in the ordinary course of business and consistent with past practice, with newly hired employees who are terminable "at will" and who are not officers of the Company), pay any special bonus or special remuneration (cash, equity or otherwise) to any director or employee, grant any equity-based compensation award, or increase the salaries or wage rates or fringe benefits (cash, equity or otherwise) (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business consistent with past practice; or

     (x) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (w) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

   4.2 No Solicitation. Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Principal Stockholders and the Company will not (nor will the Company permit any of the Company's officers, directors, agents, representatives or affiliates or authorize or direct its stockholders to) directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, initiate, entertain, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person relating to any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its capital stock or assets or any equity interest in the Company or any of its subsidiaries, (b) provide information with respect to it to any person, other than Parent, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its capital stock or assets or any equity interest in the Company or any of its subsidiaries, (c) enter into an agreement with any person, other than Parent, providing for the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its capital stock or assets or any equity interest in the Company, or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its capital stock or assets or any equity interest in the Company or any of its subsidiaries by any person, other than by Parent. The Company shall immediately cease and cause to be terminated any such contacts or negotiations with third parties relating to any such transaction or proposed transaction. In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any offer or proposal relating to any of the above, the Company shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. Except as contemplated by this Agreement, disclosure by the Company of the terms hereof (other than the prohibition of this Section 4.2) shall be deemed to be a violation of this Section 4.2.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

   5.1 Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC a registration statement on Form S-4 (the "Registration Statement"), in which a joint proxy statement (the "Proxy Statement") to be sent to the Company Stockholders in connection with the meeting of the Company Stockholders to consider the adoption of this Agreement (the "Company Stockholders' Meeting") and in connection with the meeting of the Parent Stockholders to consider the approval of the issuance of shares of Parent Common Stock in the Merger (the "Parent Stockholders' Meeting") will be included, to register under the Securities Act the issuance of shares of Parent Common Stock in connection with the Merger. Each of the Company and Parent shall respond to any comments of the SEC, use its respective reasonable best efforts to have the Registration Statement declared or ordered effective under the Securities Act as promptly as practicable after such filing, and cause the Proxy Statement to be mailed to its respective stockholders at the earliest practicable time. As promptly as practicable after the date hereof, the Company and Parent shall prepare and file any other filings required under the Exchange Act or the Securities Act. Each party hereto shall notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information, and shall supply the other party or parties hereto with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Registration Statement. Each party hereto shall comply in all material respects with all requirements of law applicable to such party in connection with the Proxy Statement and the Registration Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, the Company or Parent, as the case may be, shall promptly inform the other party hereto of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to the Company Stockholders or Parent Stockholders, such amendment or supplement. As promptly as practicable after the Registration Statement shall have become effective, each of Parent and the Company shall mail the Proxy Statement to their respective stockholders.

   5.2 Meetings of Stockholders. The Company shall take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Company Stockholders' Meeting, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, for the purpose of voting upon the adoption of the Merger Agreement and shall use its commercially reasonable efforts to convene and hold the Company Stockholders' Meeting on the same day and immediately subsequent to the Parent Stockholders' Meeting. In connection therewith, (i) the Board of Directors of the Company shall unanimously recommend that the Company's stockholders vote in favor of and adopt and approve this Agreement at the Company Stockholders' Meeting, and (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that the Company Stockholders vote in favor of and adopt and approve this Agreement at the Company Stockholders' Meeting; provided, however, that until the date on which this Agreement is approved and adopted by the Company Stockholders, this Section 5.2 shall not prohibit the Board of Directors of the Company or the Company Special Committee from withdrawing, amending or modifying such recommendation or proposing to do any of the foregoing if such Company Special Committee concludes in good faith, after consultation with its legal and/or financial advisors, as such Company Special Committee in its sole discretion deems appropriate, that such action is advisable in connection with the Company Special Committee's fiduciary obligations to the Company Stockholders under applicable law. Parent shall take all action necessary in accordance with Delaware Law, its Certificate of Incorporation and its Bylaws to convene the Parent Stockholders' Meeting, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, for the purpose of voting upon the approval of the issuance of shares of Parent Common Stock in the Merger and shall use its commercially reasonable efforts to hold the Parent Stockholders' Meeting on the same day and immediately preceding the Company Stockholders' Meeting. In connection therewith, (i) the Parent Special Committee shall unanimously recommend that Parent's stockholders vote in favor of the issuance of shares of Parent Common Stock at the Parent Stockholders' Meeting, and (ii) the Proxy Statement shall include a statement to the effect that the Parent Special Committee has unanimously recommended that the Parent Stockholders vote in favor of and adopt and approve this Agreement at the Parent Stockholders' Meeting; provided, however, that until the date on which this Agreement is approved and adopted by the Parent Stockholders, this Section 5.2 shall not prohibit the Parent Special Committee from withdrawing, amending or modifying such recommendation or proposing to do any of the foregoing if such Parent Special Committee concludes in good faith, after consultation with its legal and/or financial advisors, as such Parent Special Committee in its sole discretion deems appropriate, that such action is advisable in connection with the Parent Special Committee's fiduciary obligations to the Parent Stockholders under applicable law.

   5.3 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of it as the others may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger. All such access shall be subject to the terms of the Mutual Nondisclosure Agreement dated (the "Mutual NDA") between Parent and the Company.

   5.4 Confidentiality. The Principal Stockholders and the Escrow Agent hereby agree to keep the terms of this Agreement (except to the extent contemplated hereby) and such information or knowledge obtained in any investigation pursuant to Section 5.4, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential; provided, however, that the foregoing shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party without confidentiality restrictions from other sources, (e) is required to be disclosed by law (including, without limitation, federal and state securities laws) or by order of court or government agency with subpoena powers (provided that such party shall have provided the other party with prior notice of such order and an opportunity to object or take other available action) or (f) which is disclosed in the course of any litigation between any of the parties hereto. The Company and Parent agree that the Mutual NDA remain in full force and effect and that the terms of this Agreement (except to the extent contemplated hereby) and such information or knowledge obtained in any investigation pursuant to Section 5.4, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby shall be deemed "Evaluation Material" thereunder.

   5.5 Expenses Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

   5.6 Public Disclosure. Unless otherwise required by law (including, without limitation, federal and state securities laws) or, as to Parent, by the rules and regulations of the National Association of Securities Dealers, Inc., prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld. The parties have agreed upon the form of a joint press release announcing the proposed Merger and the execution of this Agreement.

   5.7 Consents. The Company shall use its reasonable best efforts to obtain the consents, waivers and approvals under any of the Contracts as may be required in connection with the Merger (all of such consents, waivers and approvals are set forth in the Company Schedules) so as to preserve all rights of and benefits to the Company thereunder.

   5.8 Amendment of Vesting Period for Principal Stockholders. On or immediately prior to the Closing Date, the Principal Stockholders shall each enter into a restricted stock agreement (a "Restricted Stock and Lock-Up Agreement") in the form attached hereto as Exhibit B, pursuant to which all shares of Parent Common Stock to be received by the Principal Stockholders in exchange for their Company Capital Stock and any outstanding options, warrants or other rights to acquire or receive shares of Company Capital Stock in the Merger shall be subject to vesting or lock-up for a period of five (5) years from the Effective Time as set forth in such Restricted Stock and Lock-Up Agreement.

   5.9 FIRPTA Compliance. On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

   5.10 Termination of Benefits Plans. The Company shall terminate, effective at least as of the day immediately preceding the Effective Time: (i) any and all group severance, separation or salary continuation plans, programs, or arrangements, and (ii) any and all 401(k) plans, unless Parent provides written notice to the Company at least five (5) days prior to the Effective Time that such 401(k) plan(s) shall not be terminated. Parent shall receive from the Company evidence that the Company's plan(s) and/or program(s) have been terminated pursuant to resolutions of each such entity's Board of Directors (the form and substance of such resolutions shall be subject to review and approval of Parent), effective at least as of the day immediately preceding the Effective Time. In the event that distribution or rollover of assets from the trust of a 401(k) plan which is terminated is reasonably anticipated to trigger liquidation charges, surrender charges, or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon the Company or plan sponsor, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent prior to the Effective Time and Parent shall pay any such amounts that would be imposed on the account of any participant or beneficiary directly to the service provider imposing such amounts, if permitted by such service provider, or if payment by Parent is not permitted by such service provider, Parent shall reimburse the participant or beneficiary directly for such amounts.

   5.11 Reasonable Best Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable best efforts to ensure that its representations and warranties remain true and correct in all material respects, and to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

   5.12 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company and Parent, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; such that the conditions set forth in Section 6.2(a) or (b) or Section 6.3(a) or (b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.12 shall not limit or otherwise affect any remedies available to the party receiving such notice.

   5.13 Affiliate Agreements. The Company shall deliver or cause to be delivered to Parent, at or prior to the Closing, from each of the Company affiliates as set forth on Schedule 5.13 hereto, including, but not limited to, the Principal Stockholders and Benchmark (the "Company Affiliates"), an executed Affiliate Agreement in the form attached hereto as Exhibit C (the "Affiliate Agreement"). Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Company Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Agreements.

   5.14 Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options as soon as is reasonably practicable following the Effective Time, but in no event later than thirty (30) days following the Effective Time. Parent shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein), for so long as such Company Options remain outstanding.

   5.15 Nasdaq National Market Listing. Parent shall, prior to the Effective Time, cause the shares of Parent Common Stock issuable to the stockholders of the Company in the Merger to be authorized for listing on the Nasdaq National Market, subject to official notice of issuance.

   5.16 Directors' and Officers' Indemnification.

     (a) Parent agrees that all rights to indemnification now existing in favor of any director or officer of the Company (the "Indemnified Parties") as provided in the Company's certificate of incorporation and bylaws, in an agreement between an Indemnified Party and the Company, or otherwise in effect on the date of this Agreement shall be maintained by the Surviving Corporation and shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time; provided that in the event any claim or claims are asserted or made within such six (6) -year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

     (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, in each such case, Parent shall cause proper provision to be made so that the successors or assigns of the Surviving Corporation assume the obligations set forth in this Section 5.16.

   5.17 Parent Agreement to Vote Shares of Company Preferred Stock; Restriction on Transfer. Parent agrees that, during the period from the date of this Agreement through the earlier to occur of the Effective Time of the Merger or the Termination of this Agreement: (a) at any meeting of the Company Stockholders at which matters relating to the Merger, this Agreement or any actions contemplated hereby, however called, Parent shall (unless otherwise directed in writing by the Company ) cause all outstanding shares of the Company Series A Preferred Stock that are owned by Parent as of the record date fixed for such meeting to be voted in favor of the approval and adoption of this Agreement and the approval of the Merger, and in favor of each of the other actions contemplated by this Agreement; and (b) in the event written consents are solicited or otherwise sought from stockholders of the Company with respect to the approval or adoption of this Agreement, with respect to the approval of the Merger or with respect to any of the other actions contemplated by this Agreement, Parent shall (unless otherwise directed by the Company) cause to be executed, with respect to all shares of Company Series A Preferred Stock that are owned by Parent as of the record date fixed for the consent to the proposed action, a written consent or written consents to such proposed action. Parent agrees, during the period from the date of this Agreement through the earlier to occur of the Effective Time of the Merger or the Termination of this Agreement, not to transfer ("Transfer") any of the shares of Company Capital Stock held by Parent, without the prior written consent of the Company; provided that Parent may effect a Transfer to any person or entity where as a pre-condition to such Transfer the transferee agrees to be bound by all of the terms and conditions of this Section 5.17 and delivers a duly executed agreement to the Company as evidence of such agreement. This Section
5.17 is intended to bind Parent only with respect to the specific matters set forth herein.

   5.18 Additional Documents and Further Assurances. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

   5.19 Reorganization Treatment. Neither Parent nor the Company has taken or will take any action, or has failed to take or will fail to take any action, either before or after the Closing which could reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Parent and the Company shall report the Merger for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

   5.20 Employment; Parent or Surviving Corporation Employee Benefit Plans.

     (a) Individuals who become employed by Parent or the Surviving Corporation from and after the Effective Time shall be referred to herein as "Affected Employees." Each Affected Employee will be eligible to participate in the benefit programs, plans, arrangements, payroll practices (including vacation or paid time off entitlement) offered to employees of Parent or established by the Surviving Corporation from time to time (the "Parent Employee Benefit Plans") pursuant to the terms of each such Plan, or in the absence of plan terms or provisions, in accordance with the regularly established policies or procedures of either Parent or the Surviving Corporation.

     (b) Parent will, or will cause the Surviving Corporation to, recognize the employment service of each Affected Employee with the Company for purposes of eligibility and vesting (but not benefit accrual) under any Parent Employee Benefit Plan. Each Affected Employee's years of service with the Company shall be otherwise recognized for all general employment purposes including, without limitation, seniority, vacation, personal time and similar general employment purposes, provided, that any vacation time offered by Parent or Surviving Corporation in the calendar year of the Effective Time to any Affected Employee shall be offset by any vacation time used by or paid to an Affected Employee by the Company in the calendar year of the Effective Time.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

   6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

     (a) Stockholder Approval. This Agreement, the Merger and the issuance of shares of Parent Common Stock in the Merger shall have been approved and adopted by the stockholders of the Parent and the Company, as applicable, by the requisite vote under applicable law, requirements of the Nasdaq National Market and the Company's and Parent's Certificate of Incorporation, as applicable. In addition, the Company Stockholders shall have approved by the requisite vote any payments contemplated by this Agreement or any other agreements that may be deemed to constitute "parachute payments" pursuant to Section 280G of the Code, such that all such payments, sales and purchases resulting from the transactions contemplated hereby or thereby shall not be deemed to be "parachute payments" pursuant to Section 280G of the Code or shall be exempt from such treatment under such Section 280G.

     (b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective in accordance with the provisions of the Securities Act; and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued by the SEC and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

     (c) HSR Act and Comparable Laws. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated and clearance for such transactions shall have been obtained under the comparable laws of any foreign countries where consummation of such transactions prior to such clearance would have a material impact on the Company.

     (d) Nasdaq Listing. The shares of Parent Common Stock issuable to Company Stockholders in connection with the Merger and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

     (e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

   6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

     (a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, except where the failure to be so true and correct does not constitute a Parent Material Adverse Effect (without giving effect to any qualifiers and exceptions therein relating to materiality), except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct in all material respects as of such date, except where the failure to be so true and correct does not constitute a Parent Material Adverse Effect (without giving effect to any qualifiers and exceptions therein relating to materiality)), with the same force and effect as if made on and as of the Closing Date; and the Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

     (b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by a duly authorized officer of Parent.

     (c) Tax Opinion. The Company shall have received an opinion of Venture Law Group, A Professional Corporation, its special tax counsel, in form and substance reasonably satisfactory to it, dated the Closing Date, to the effect that the Merger will constitute a tax-free reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code. Parent and the Company agree to make such representations and warranties as may be requested by tax counsel in connection with the opinion referred to above.

     (d) No Parent Material Adverse Effect. There shall not have occurred any action or event that has had a Parent Material Adverse Effect.

     (e) Secretary's Certificate. The Company shall have received at the Closing from Parent's corporate secretary, a Certificate dated the Closing Date, in form and substance substantially as set forth in Exhibit D.

     (f) Stockholder Vote. This Agreement and the Merger shall have been approved and adopted by holders of a majority of the outstanding shares of Company Capital Stock that are not owned by Parent or the Principal Stockholders.

   6.3 Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

     (a) Representations and Warranties. The representations and warranties of the Company and the Principal Stockholders contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, except where the failure to be so true and correct does not constitute a Company Material Adverse Effect (without giving effect to any qualifiers and exceptions therein relating to materiality), except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct in all material respects as of such date, except where the failure to be so true and correct does not constitute a Company Material Adverse Effect (without giving effect to any qualifiers and exceptions therein relating to materiality)), with the same force and effect as if made on and as of the Closing Date; and Parent shall have received a certificate to such effect signed on behalf of the Company by a duly authorized officer of the Company and by the Principal Stockholders.

     (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent shall have received a certificate to such effect signed by a duly authorized officer of the Company.

     (c) Third Party Consents Parent shall have been furnished with evidence reasonably satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in Schedule 6.3(c).

     (d) Secretary's Certificate. Parent shall have received at the Closing from the Company's corporate secretary, a Certificate dated the Closing Date, in form and substance substantially as set forth in Exhibit E.

     (e) Affiliate Agreements. Each Company Affiliate shall have delivered to Parent an executed Affiliate Agreement which shall be in full force and effect.

     (f) Tax Opinion Parent shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, its tax counsel, in form and substance reasonably satisfactory to it, dated the Closing Date, to the effect that the Merger will constitute a tax-free reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code. Parent and the Company agree to make such representations as may be requested by tax counsel in connection with the opinion referred to above.

     (g) Conversion of Preferred Stock. As of immediately prior to the Effective Time, all shares of Company Preferred Stock shall have been converted into Company Common Stock, and the holders of Company Preferred Stock shall have waived any and all rights that may exist under the Company's Certificate of Incorporation or otherwise with respect to the Company Preferred Stock.

     (h) Waiver of Acceleration. Each of the Principal Stockholders shall have executed a waiver of the rights to acceleration of vesting of such Principal Stockholder's Company Capital Stock as a result of the Merger, and such waiver shall be in full force and effect.

     (i) No Company Material Adverse Effect. There shall not have occurred any action or event that has had a Company Material Adverse Effect.

     (j) Resignation of Officers and Directors. Parent shall have received a written resignation from each of the officers and directors of Company effective as of the Effective Time.

     (k) Amendment of Vesting Period for Principal Stockholders. The Principal Stockholders shall have each entered into a Restricted Stock and Lock-Up Agreement as set forth above.

     (l) Termination or Amendment of Amended and Restated Investor Rights Agreement. At or immediately prior to the Closing Date, the Amended and Restated Investor Rights Agreement by and among the Company and certain stockholders of the Company shall have been terminated.

     (m) Stockholder Vote. The issuance of Parent Common Stock in connection with the Merger shall have been approved by holders of a majority of the disinterested shares of Parent Common Stock voting at the Parent Stockholders Meeting.

                                  ARTICLE VII

               SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

   7.1 Survival of Representations and Warranties. All of the Company's and the Principal Stockholders' representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (each as modified by the Company Schedules) shall survive the Merger and continue until 5:00 p.m., California time, on the date which is one year following the Closing Date (the "Expiration Date").

   7.2 Escrow Arrangements.

     (a) Escrow Fund. At the Effective Time, the Principal Stockholders will be deemed to have received and deposited with the Escrow Agent (as defined below) the Escrow Amount (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time) without any act of any Principal Stockholder. As soon as practicable after the Effective Time, the Escrow Amount, without any act of any Company Stockholder, will be deposited with U.S. Bank Trust, National Association (or other institution acceptable to Parent and the Securityholder Agent (as defined in Section 7.2(g) below)), as Escrow Agent (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein and at Parent's cost and expense. Subject to the provisions of this Section 7.2, the Escrow Fund shall be available to compensate Parent and its affiliates for any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense (hereinafter individually a "Loss" and collectively "Losses") incurred by Parent, its officers, directors, or affiliates (including the Surviving Corporation) directly or indirectly as a result of any inaccuracy or breach of a representation or warranty of the Company and the Principal Stockholders (as modified by the Company Schedules) or any failure by the Company to perform or comply with any covenant contained herein. Parent and the

  Company each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a change in the Exchange Ratio. Nothing herein shall limit the liability of the Company, the Principal Stockholders or Parent for any breach of any representation, warranty or covenant if the Merger does not close.

     (b) Escrow Period; Distribution upon Termination of Escrow
  Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., California time, on the Expiration Date (the "Escrow Period"); provided that the Escrow Period shall not terminate with respect to such amount (or some portion thereof) of the Escrow Fund that is specified in any Officer's Certificate delivered to the Escrow Agent prior to the termination of such Escrow Period, subject to the objection of the Securityholder Agent and the subsequent resolution of the matter in the manner provided in Section 7.2(f) hereof, to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the termination of such Escrow Period specified in any such Officer's Certificate delivered to the Escrow Agent prior to termination of such Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Principal Stockholders the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of Escrow Amounts to the Principal Stockholders pursuant to this Section 7.2(b) shall be made in proportion to their respective original contributions to the Escrow Fund as determined pursuant to Section 1.8(b).

     (c) Protection of Escrow Fund.

      (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

      (ii) Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) ("New Shares") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof. Cash dividends on Parent Common Stock shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof.

      (iii) Each Principal Stockholder shall have voting rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such Company Stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock).

     (d) Claims Upon Escrow Fund.

      (i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "Officer's Certificate"): (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall, subject to the provisions of Section 7.2 hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, shares of Parent Common Stock held in the Escrow Fund in an amount equal to such Losses.

      (ii) For purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund pursuant to
   Section 7.2(d)(i) hereof, the shares of Parent Common Stock shall be valued at the average closing price per share of Parent Common Stock on the Nasdaq National Market for the five trading days immediately preceding the Closing Date (the "Average Stock Price").

     (e) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Securityholder Agent (as defined in

  Section 7.2(g)) and for a period of thirty (30) days after such delivery to the Escrow Agent and the Securityholder Agent, the Escrow Agent shall make no delivery to Parent of any Escrow Amounts pursuant to Section 7.2(d) hereof unless the Escrow Agent shall have received written authorization from the Securityholder Agent to make such delivery. After the expiration of such thirty (30)-day period, the Escrow Agent shall make delivery of shares of Parent Common Stock from the Escrow Fund in accordance with
  Section 7.2(d) hereof, provided that no such payment or delivery may be made if the Securityholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty
  (30)-day period.

     (f) Resolution of Conflicts; Arbitration.

      (i) In case the Securityholder Agent shall so object in writing to any claim or claims made in any Officer's Certificate, the Securityholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock from the Escrow Fund in accordance with the terms thereof.

      (ii) If no such agreement can be reached after good faith negotiation, either Parent or the Securityholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Parent and the Securityholder Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.2(e) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

      (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the rules then in effect of the American Arbitration Association. For purposes of this Section 7.2(f), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, the Non-Prevailing Party, if any, shall be determined by the arbitrators. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration.

     (g) Securityholder Agent of the Stockholders; Power of Attorney.

      (i) Paul Levy is hereby appointed as agent and attorney-in-fact (the "Securityholder Agent") for each Principal Stockholder, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Securityholder Agent for the accomplishment of the foregoing. Such agency may be changed by the Principal Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided that the Securityholder Agent may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Securityholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Securityholder Agent, and the Securityholder Agent shall not receive compensation for his or her services. Notices or communications to or from the Securityholder Agent shall constitute notice to or from each of the Principal Stockholders for purposes of this Section 7.2.

      (ii) The Securityholder Agent shall not be liable for any act done or omitted hereunder as Securityholder Agent while acting in good faith and in the exercise of reasonable judgment. The Principal Stockholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent.

      (iii) The Securityholder Agent shall have reasonable access to information about the Company and the reasonable assistance of the Company's officers and employees for purposes of performing his duties and exercising his rights hereunder; provided, that the Securityholder Agent shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

     (h) Actions of the Securityholder Agent. A decision, act, consent or instruction of the Securityholder Agent shall constitute a decision of the Principal Stockholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Principal Stockholder, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Agent as being the decision, act, consent or instruction of each every such Principal Stockholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Agent.

     (i) Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Securityholder Agent of such claim, and the Securityholder Agent, as representative for the Principal Stockholders, shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Securityholder Agent, no settlement of any such claim with third party claimants shall alone be determinative of the amount of any claim against the Escrow Fund. In the event that the Securityholder Agent has consented to any such settlement, the Securityholder Agent shall have no power or authority to object under any provision of this Article VII to the amount of any claim by Parent against the Escrow Fund with respect to such settlement.

     (j) Escrow Agent's Duties.

      (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Securityholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

      (ii) The Escrow Agent is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court of law, notwithstanding any notices, warnings or other communications from any party or any other person to the contrary. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

      (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

      (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

      (v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

      (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and shares of Parent Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of Parent Common Stock held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

      (viii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.

      (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their reasonable best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall be discharged from any further duties and liability under this Agreement.

     (k) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, and expenses occasioned by such default, delay, controversy or litigation. Parent promises to pay these sums upon demand.

     (l) Maximum Payments; Remedy. Notwithstanding anything to the contrary set forth in this Article VII or elsewhere in this Agreement, except with respect to fraudulent breaches of the representations, warranties or covenants of the Company and/or the Principal Stockholders contained in this Agreement ("Fraudulent Breach") the maximum amount the Parent may recover pursuant to the indemnity obligations set forth in Section 7.2 hereof shall be limited to the Escrow Amount and, subject to the following sentence, Parent shall not be entitled to pursue any claims for indemnification under this Article VII or otherwise against the Principal Stockholders directly or personally. The Principal Stockholders' indemnification obligations with respect to any Fraudulent Breach shall be unlimited.

     (m) Deductible. The Principal Stockholders shall not be required to make any indemnification payment pursuant to this Section 7.2 until such time as the total amount of all Losses that have been directly or indirectly incurred by the Parent, or to which the Parent has otherwise become subject, exceeds $1,000,000 (the "Deductible") in the aggregate. If the total amount of such Losses exceeds $1,000,000, then the Parent shall be entitled to be indemnified against and compensated and reimbursed only for the portion of such Losses exceeding $1,000,000.

     (n) Obligation to Mitigate Losses. Parent shall use its commercially reasonable efforts to mitigate any Losses in connection with an indemnity claim made pursuant to this Section 7.2 with the scope to be as required by applicable law.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

   8.1 Termination. Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

     (a) by mutual consent of the Company and Parent;

     (b) by Parent or Company if: (i) the Effective Time has not occurred before 5:00 p.m. (Pacific time) on June 30, 2001 (the "Termination Date") (provided that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

     (c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent's or the Company's ownership or operation of all or any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Parent as a result of the Merger;

     (d) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company through the exercise of its reasonable best efforts, then Parent may not terminate this Agreement under this Section 8.1(d) prior to the Termination Date, provided the Company continues to exercise reasonable best efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this
  Section 8.1(d) if it shall have materially breached this Agreement or if such breach by the Company is cured prior to the Termination Date);

     (e) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its reasonable best efforts, then the Company may not terminate this Agreement under this Section 8.1(e) prior to the Termination Date, provided Parent continues to exercise reasonable best efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Company is cured prior to the Termination Date);

     (f) by Parent or the Company if Parent fails to obtain the requisite vote necessary to approve the issuance of shares of Parent Common Stock in the Merger at the Parent Stockholders' Meeting (or at any adjournment or postponement thereof); provided, however, that the right to terminate this Agreement shall not be available to Parent or the Company where the failure to obtain Parent Stockholder approval shall have been caused by the action or failure to act of Parent or the Company, respectively, and such action or failure to act constitutes a material breach of this Agreement;

     (g) by Parent, if an event or change having a Company Material Adverse Effect shall have occurred after the date of this Agreement; and

     (h) by the Company, if an event or change having a Parent Material Adverse Effect shall have occurred after the date of this Agreement.

   Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

   8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or stockholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Section 5.5 and
Section 7.2 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

   8.3 Amendment. Except as is otherwise required by applicable law after the stockholders of Parent and the Company approve this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that the consent of Merger Sub shall not be required to effect any further amendment of this Agreement.

   8.4 Extension; Waiver. At any time prior to the Effective Time, Parent, on the one hand, and the Company and Principal Stockholders, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

   9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     if to Parent, to:

       Rational Software Corporation
       18880 Homestead Road
       Cupertino, CA 95014
       Attention: President
       Telephone No.: 408-863-9900
       Facsimile No.: 408-863-4120

     with a copy to:

       Richards, Layton & Finger
       One Rodney Square
       P.O. Box 551
       Wilmington, Delaware 19899
       Attention: Jesse Finkelstein
       Telephone No.: (302) 658-6541
       Facsimile No.: (302) 658-6548

     and with a copy to:

       650 Page Mill Road
       Wilson Sonsini Goodrich & Rosati, Professional Corporation
       Palo Alto, California 94304
       Attention: Larry W. Sonsini, Esq.
                 Katharine A. Martin, Esq.
       Telephone No.: (650) 493-9300
       Facsimile No.: (650) 493-6811

     (ii) if to the Company, to:

       Catapulse Inc.
       5 Results Way
       Cupertino, CA 95014
       Attention: President
       Telephone No.: 408-342-4616
       Facsimile No.: 408-342-3805
     with a copy to:

       Venture Law Group, A Professional Corporation
       2800 Sand Hill Road
       Menlo Park, California 94025
       Attention: Joshua L. Green, Esq.
                 Steven J. Tonsfeldt, Esq.
       Telephone No.: (650) 854-4488
       Facsimile No.: (650) 233-8386

     (iii) if to the Principal Stockholders or the Securityholder Agent, to:

       Paul Levy and/or Mike Devlin
       C/o Catapulse Inc.
       5 Results Way
       Cupertino, CA 95014
       Telephone No.: 408-342-4616
       Facsimile No.: 408-342-3805

     with a copy to:

       Davis Polk & Wardwell
       1600 El Camino Real
       Menlo Park, California 94025
       Attention: Bill Kelly, Esq.
       Telephone No.: (650) 752-2000
       Facsimile No.: (650) 752-2111

     (iii) if to the Escrow Agent, to:

       U.S. Bank Trust, National Association
       One California Street, 4th floor
       San Francisco, CA 94111
       Telephone No.: 415-273-4590
       Facsimile No.: 415-273-4532

   9.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." As used herein, the term "Company Material Adverse Effect" shall mean a material adverse effect on the business, assets (including intangible assets), financial condition, capitalization or results of operations of the Company, except that none of the following shall be deemed in themselves to constitute a Company Material Adverse Effect: (i) any change in general economic conditions, (ii) any adverse change affecting Company's industry generally, or (iii) transaction costs, taxes, accounting changes and other adverse effects that result from the announcement, pendancy or consummation of the Merger. The term "Parent Material Adverse Effect" shall mean any change that has had a material adverse effect on the business, assets (including intangible assets), financial condition, capitalization or results of operations of Parent and its subsidiaries, taken as a whole, except that none of the following shall be deemed in themselves to constitute a Parent Material Adverse Effect: (i) any change in the market price or trading volume of Parent Common Stock, (ii) any change in general economic conditions, (iii) any adverse change affecting Parent's industry generally, or (iv) transaction costs, taxes, accounting changes, integration costs and other adverse effects that result from the announcement, pendency or consummation of the Merger. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

   9.4 Entire Agreement; Assignment. This Agreement, the Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder (except for the intended beneficiaries under Sections 1.6(b), 1.6(c), 5.17, 5.19 and 5.20; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent may assign its rights to any of its wholly owned subsidiaries; provided that such an assignment of rights shall in no way relieve Parent of any of its obligations hereunder.

   9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

   9.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

   9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except that matters related to the Merger and matters related to the corporate governance of each of the Company and Parent shall be governed by the laws of the State of Delaware. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

   9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

   9.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

   9.10 Release of Merger Sub. Merger Sub is hereby forever unconditionally and irrevocably released and discharged from the Original Agreement and from all of its obligations and liabilities thereunder and shall cease for all purposes to be a party to this Agreement.

   9.11 Waiver of Certain Inaccuracies. Notwithstanding any other provision of this Agreement, any failure of any of the representations and warranties made by any party in this Agreement to be true and correct in all material respects solely due to the fact that the Original Agreement provided for the merger of the Company with and into Merger Sub, whereas this Agreement provides for the merger of the Company with and into Parent, shall not constitute a breach of, or constitute a failure of a condition under, this Agreement.

                 (Remainder of page intentionally left blank.)

   IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Principal Stockholders and, with respect to Article VII only, the Escrow Agent and the Securityholder Agent, have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

RATIONAL SOFTWARE CORPORATION
                                          CATAPULSE INC.

        /s/ Thomas F. Bogan                         /s/ Dan Shiffman
By: _________________________________
                                          By:  ________________________________

          Thomas F. Bogan                             Dan Shiffman
Name: _______________________________
                                          Name:  ______________________________

              President                           Chief Operating Officer
Title: ______________________________
                                          Title:  _____________________________

REINDEER ACQUISITION CORPORATION          U.S. BANK TRUST, NATIONAL
                                          ASSOCIATION
       /s/ Timothy A. Brennan
By:  ________________________________                /s/ Ann Gadsby

                                          By: _________________________________
         Timothy A. Brennan
Name:  ______________________________                  Ann Gadsby

                                          Name:  ______________________________
              Secretary
Title:  _____________________________                  Vice President
                                          Title:  _____________________________

                                          SECURITYHOLDER AGENT

                                                     /s/ Paul D. Levy
                                          _____________________________________
                                          Paul D. Levy

                                          PRINCIPAL STOCKHOLDERS

                                                     /s/ Paul D. Levy
                                          _____________________________________
                                          Paul D. Levy

                                                  /s/ Michael T. Devlin
                                          _____________________________________
                                          Michael T. Devlin

                         ***REORGANIZATION AGREEMENT***

                                                                         ANNEX B

                           [LETTERHEAD OF CHASE H&Q]

One Bush Street
San Francisco, CA 94104
Tel 415-371-3000

November 27, 2000

Confidential

Special Committee of the Board of Directors
Rational Software Corporation
18880 Homestead Road
Cupertino, CA 95014

Gentlemen:

   You have requested our opinion as to the fairness from a financial point of view to Rational Software Corporation ("Rational" or the "Company") of the Exchange Ratio as defined in the Agreement and Plan of Reorganization (the "Agreement") dated November 27, 2000 among Rational, a Delaware corporation, Catapulse, Inc. ("Catapulse"), a Delaware corporation, Reindeer Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Rational, ("Merger Sub"), Paul Levy and Michael Devlin (together, the "Principal Stockholders"), U.S. Bank Trust, National Association (the "Escrow Agent") and Paul Levy (the "Securityholder Agent"). The Agreement provides, among other things, that Merger Sub shall be merged with and into Catapulse (the "Proposed Transaction").

   As set forth more fully in the Agreement, as a result of the Proposed Transaction, each share of Catapulse Capital Stock issued and outstanding shall be converted into the right to receive 0.0825 Rational Common Stock, assuming the conversion of all Catapulse Preferred Stock into Rational Common Stock in accordance with the terms of the Agreement. For purposes of this opinion, we have assumed that the Proposed Transaction will qualify as a tax-free reorganization under the United States Internal Revenue Code and that the Proposed Transaction will be accounted for as a purchase.

   Chase H&Q, a division of Chase Securities Inc. ("H&Q"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as a financial advisor to the Special Committee of the Board of Directors of Rational in connection with the Proposed Transaction, and we will receive a fee for our services, which include the rendering of this opinion.

   In the past, we have provided investment banking and other financial advisory services to Rational and have received fees for rendering these services. In the ordinary course of business, H&Q acts as a market maker and broker in the publicly traded securities of Rational and receives customary compensation in connection therewith, and also provides research coverage for Rational. In the ordinary course of business, H&Q actively trades in the equity and derivative securities of Rational for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. H&Q may in the future provide additional investment banking or other financial advisory services to Rational.

Special Committee of the Board of Directors
Rational Software Corporation
Page 2

   In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:

  (i) reviewed the publicly available financial statements of Rational for recent years and interim periods to date and certain other relevant financial and operating data of Rational made available to us from published sources;

  (ii) discussed the business, financial condition and prospects of Rational with certain members of senior management of Rational;

  (iii) reviewed certain internal financial and operating information, including certain projections, relating to Catapulse prepared by the senior management of Catapulse;

  (iv) discussed the business, financial condition and prospects of Catapulse with certain members of senior management of Catapulse;

  (v) reviewed the recent reported prices and trading activity for the common stock of Rational and compared such information and certain financial information for Rational with similar information for certain other companies engaged in businesses we consider comparable;

  (vi) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

  (vii) reviewed the Agreement dated November 27, 2000; and

  (viii) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

   In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information concerning Rational and Catapulse considered in connection with our review of the Proposed Transaction, and we have not assumed any responsibility for independent verification of such information. We have not undertaken any independent valuation or appraisal of any of the assets or liabilities of Rational or Catapulse; nor have we conducted a physical inspection of the properties and facilities of either company. With respect to the financial forecasts and projections made available to us and used in our analysis, we have assumed that they reflect the best currently available estimates and judgments of the expected future financial performance of Rational and Catapulse. For purposes of this Opinion, we have assumed that neither Rational nor Catapulse is a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the Proposed Transaction and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion. In rendering this opinion, we have assumed that the proposed merger will be consummated substantially on the terms discussed in the Agreement, without any waiver of any material terms or conditions by any party thereto.

   It is understood that this letter is for the information of the Special Committee of Board of Directors only and may not be used for any other purpose without our prior written consent; provided, however, that this letter may be reproduced in full in the Proxy Statement. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Proposed Transaction.

Special Committee of the Board of Directors
Rational Software Corporation
Page 3

   Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the Exchange Ratio in the Proposed Transaction is fair to the Company from a financial point of view.

Very truly yours,

Chase H&Q
A Division of Chase Securities Inc.

  /s/ Paul B. Cleveland
By ____________________________
  Paul B. Cleveland
  Managing Director

                   [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON]
                                                                         ANNEX C

November 27, 2000

Special Committee of the Board of Directors
Catapulse Inc.
5 Results Way
Cupertino, CA 95014

Member of the Special Committee of the Board:

   You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of Company Common Stock (as defined below), other than Rational Software Corporation (the "Acquiror") and its affiliates and the Principal Stockholders (as defined below), of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Reorganization, dated as of November 27, 2000 (the "Merger Agreement"), by and among the Acquiror, Reindeer Acquisition Corporation, a wholly owned subsidiary of the Acquiror (the "Sub"), Catapulse, Inc. (the "Company"), Paul Levy and Mike Devlin (together, the "Principal Stockholders"), U.S. Bank Trust, National Association (the "Escrow Agent") and Paul Levy as agent for the Principal Stockholders (the "Securityholder Agent"). The Merger Agreement provides, among other things, for the merger (the "Merger") of the Company with and into the Sub pursuant to which the surviving corporation of such merger will become a wholly owned subsidiary of the Acquiror and, subject to an escrow as to which we express no opinion, each outstanding share of common stock ("Company Common Stock") of the Company (other than shares owned by the Acquiror, the Sub or the Company or any direct or indirect wholly owned subsidiary thereof) will be converted into the right to receive 0.0825 (the "Exchange Ratio") shares of common stock ("Acquiror Common Stock") of the Acquiror. In arriving at our opinion, we have reviewed the Merger Agreement and certain related documents, as well as certain business and financial information relating to the Company and certain publicly available business and financial information relating to the Acquiror. We have also reviewed certain other information relating to the Company and the Acquiror, including certain financial forecasts with respect to the Company prepared and provided to us by the Company and certain publicly available financial forecasts with respect to the Acquiror, and have met with the management of the Company and the Acquiror to discuss the business and prospects of the Company and the Acquiror. We have also considered certain financial data of the Company and certain financial and stock market data of the Acquiror, and we have compared that data with similar data for publicly held companies in businesses similar to those of the Company and the Acquiror and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant. We have also relied upon the views of the Company's management concerning the business, operational and strategic benefits and implications of the Merger.

   In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts with respect to the Company prepared and provided to us by the Company, we have been advised, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. With respect to the publicly available financial forecasts with respect to the Acquiror referred to above, we have reviewed and discussed such publicly available financial forecasts with the management of the Acquiror and have been advised, and have assumed, that such financial forecasts represent reasonable estimates as to the future financial performance of the Acquiror. You have also informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished

Special Committee of the Board of Directors
Catapulse Inc.
November 27, 2000
Page 2
with any such evaluations of appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of Acquiror Common Stock actually will be when issued to the holders of Company Common Stock pursuant to the Merger or the prices at which shares of Acquiror Common Stock will trade at any time. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

   We have acted as financial advisor to the Special Committee of the Board of Directors in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion.

   In the past, we have provided certain financial and investment banking services to the Acquiror for which we have received compensation.

   In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of the Acquiror for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   It is understood that this letter is for the information of the Special Committee of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act on any matter relating to the proposed Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

   Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock, other than the Acquiror and its affiliates and the Principal Stockholders.

                                          Very truly yours,

                                          CREDIT SUISSE FIRST BOSTON CORPORATION

                                                                         ANNEX D

                               SECTION 262 OF THE
                        DELAWARE GENERAL CORPORATION LAW

Appraisal Rights

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subSection (d) of this Section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subSection (d) of this Section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)(S)251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

     (1) Provided, however, that no appraisal rights under this Section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the Stockholders of the surviving corporation as provided in subSection (f) of (S)251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this Section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this Section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this Section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such shareholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such shareholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such shareholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subSection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to (S)228 and
  (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholder of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the fact stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has compiled with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has compiled with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subSection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this Section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subSection (f) of this Section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subSection (d) of this Section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subSection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subSection (e) of this Section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX E

                               SUPPORT AGREEMENT

   THIS SUPPORT AGREEMENT (this "Agreement") is made and entered into as of November 27, 2000 by and between Rational Software Corporation, a Delaware corporation ("Parent"), and the undersigned stockholder (the "Stockholder") of Catapulse Inc., a Delaware corporation (the "Company").

                                    RECITALS

   A. Concurrently with the execution of this Agreement, Parent, the Company, and certain additional parties, have entered into an Agreement and Plan of Reorganization dated as of November 27, 2000 (the "Merger Agreement"), which provides for the merger (the "Merger") of Merger Sub with and into the Company. Capitalized terms used herein, unless otherwise specifically defined in this Agreement, shall have the meanings ascribed to them in the Merger Agreement.

   B. Pursuant to the Merger, all of the issued and outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement, all upon the terms and subject to the conditions set forth therein.

   C. Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the number of shares of outstanding capital stock of the Company and other securities convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, set forth on the signature page of this Agreement (collectively, the "Shares").

   D. In consideration of the execution of the Merger Agreement by Parent, Stockholder desires to restrict the transfer or disposition of any of the Shares, or any other shares of capital stock of the Company acquired by Stockholder hereafter and prior to the Expiration Date (as defined in Section
1.1 hereof), and desires to vote the Shares and any other such shares of capital stock of the Company so as to facilitate the consummation of the Merger.

   NOW, THEREFORE, the parties hereto hereby agree as follows:

   1. Agreement to Retain Shares.

   (a) Transfer and Encumbrance. Stockholder agrees, during the period beginning on the date hereof and ending on the Expiration Date, not to transfer, sell, exchange, pledge or otherwise dispose of or encumber (collectively, "Transfer") any of the Shares or any New Shares (as defined in Section 1(b) hereof), or to discuss, negotiate, or make any offer or agreement relating thereto, other than to or with Parent, in each case without the prior written consent of Parent; provided that Stockholder may effect a Transfer to any person or entity where as a pre-condition to such Transfer the transferee agrees to be bound by all of the terms and conditions of this Agreement and delivers a duly executed copy of this Agreement to Parent as evidence of such agreement. Stockholder acknowledges that the intent of the foregoing sentence is to ensure that Parent retains the right under the Proxy (as defined in Section 3 hereof) to vote the Shares and any New Shares in accordance with the terms of the Proxy. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement or (ii) the termination of the Merger Agreement in accordance with its terms.

   (b) New Shares. Stockholder agrees that any shares of capital stock of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires record and beneficial ownership after the date of this Agreement and prior to the Expiration Date, including, without limitation, shares issued or issuable upon the conversion, exercise or exchange, as the case may be, of all securities held by Stockholder which are convertible into, or exercisable or exchangeable for, shares of capital stock of the Company ("New Shares"), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

   2. Agreement to Vote Shares. Until the Expiration Date, at every meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, Stockholder shall vote, to the extent not voted by the person(s) appointed under the Proxy, the Shares and any New Shares (to the extent any such New Shares may be voted):

     (i) in favor of approval of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the terms thereof and in favor of each of the other actions contemplated by the Merger Agreement and the Proxy and any action required in furtherance thereof;

     (ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the Merger Agreement;

     (iii) against any of the following actions (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company with any party,
  (B) any sale, lease, license or transfer of any significant part of the assets of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company, (D) any material change in the capitalization of the Company or the Company's corporate structure, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement; and

     (iv) in favor of the conversion of all outstanding Company Preferred Stock to Company Common Stock as set forth in the Merger Agreement and in accordance with the Company's Certificate of Incorporation.

   Prior to the Expiration Date, Stockholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with this Section 2.

   3. Termination of Rights Agreement. Stockholder hereby agrees, in each case effective upon the consummation of the Merger, to consent to the termination of
(i) the Amended and Restated Investor Rights Agreement dated as of September 14, 2000, by and among the Company and certain stockholders of the Company, and
(ii) the Co-Sale Agreement dated as of December 16, 1999, by and among the Company and certain stockholders of the Company.

   4. Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent an irrevocable proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the fullest extent permitted by applicable law, covering the total number of Shares and New Shares of capital stock of the Company owned of record and beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) by Stockholder as set forth therein.

   5. Representations, Warranties and Covenants of Stockholder. Stockholder represents, warrants and covenants to Parent as follows:

     (i) Stockholder is the record and beneficial owner of the Shares, with full power to vote or direct the voting of the Shares for and on behalf of all beneficial owners of the Shares.

     (ii) As of the date hereof the Shares are, and at all times up until the Expiration Date the Shares will be, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges or other encumbrances other than those rights held by the Company, or pursuant to the Co-Sale Agreement dated as of December 16, 1999 by and among the Company and certain stockholders of the Company.

     (iii) Stockholder does not own of record any shares of capital stock of the Company other than the Shares.

     (iv) Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

   6. Additional Documents. Stockholder and the Company hereby covenant and agree to execute and deliver any additional documents reasonably necessary or desirable to carry out the purpose and intent of this Agreement.

   7. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain and belong to Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies of operations of Stockholder or exercise any power or authority to direct Stockholder in the voting of any of the Shares, except as otherwise provided herein.

   8. Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date, provided, however, notwithstanding the foregoing the provisions in Sections 8 and 10 hereof shall survive in full force and effect following the Expiration Date if the Merger is consummated.

   9. Legending of Shares. If so requested by Parent, Stockholder agrees that the Shares and any New Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy. Subject to the terms of Section 1 hereof, Stockholder agrees that Stockholder will not Transfer the Shares or any New Shares without first having the aforementioned legend affixed to the certificates representing the Shares or any New Shares.

   10. Miscellaneous.

   (a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

   (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties.

   (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

   (d) Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing.

   (e) Specific Performance; Injunctive Relief. The parties acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

   (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

   If to Parent, to:     Rational Software Corporation
                         18880 Homestead Road
                         Cupertino, CA 95014
                         Attn.: President
                         Telephone No.: 408-863-9900
                         Facsimile No.: 408-863-4120

   With a copy to:       Wilson Sonsini Goodrich & Rosati
                         Professional Corporation
                         650 Page Mill Road
                         Palo Alto, California 94304
                         Attn: Larry W. Sonsini, Esq.
                               Katharine A. Martin, Esq.
                         Telephone No.: (650) 493-9300
                         Facsimile No.: (650) 493-6811

   If to Stockholder:    To the address for notice set forth on the signature
                         page hereof.

   With a copy to:       Davis Polk & Wardwell
                         1600 El Camino Real
                         Menlo Park, California 94025
                         Attn.: Bill Kelly, Esq.
                         Telephone No.: 650-752-2000
                         Facsimile No.: 650-752-2111

   (g) Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

   (h) Attorneys' Fees and Expenses. If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by either party, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

   (i) Entire Agreement. This Agreement and the Proxy set forth the entire understanding of the parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties relating to the subject matter hereof and thereof.

   (j) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

   (k) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

   IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

Rational Software Corporation           Stockholder:



By: ________________________________    _______________________________________
  Name:                                 Signature

  Title:

                                        _______________________________________
                                        Print Name


                                        _______________________________________
                                        Address

                                        Company Capital Stock:

                                        Common Stock: _________________________

                                        Series A Preferred Stock: _____________

                                        Series B Preferred Stock: _____________

                                        Options: ______________________________

                                        Warrants: _____________________________



                     [SIGNATURE PAGE TO SUPPORT AGREEMENT]

                                   EXHIBIT A

                               IRREVOCABLE PROXY

   The undersigned stockholder (the "Stockholder") of Catapulse Inc., a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints each of the President and Secretary of Rational Software Corporation, a Delaware corporation ("Parent"), as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of Company Capital Stock that now are or hereafter may be owned of record and beneficially by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares"), in accordance with the terms of this Proxy. The Shares owned and record and beneficially by the undersigned stockholder of the Company as of the date of this Proxy are listed on the final page of this Proxy, along with the number(s) of the share certificate(s) which represent such Shares. Upon the undersigned's execution of this Proxy, any and all prior proxies given by each undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below). (Capitalized terms used herein, unless otherwise specifically defined in this Proxy, shall have the meanings ascribed to them in the Merger Agreement.)

   This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest, is granted pursuant to that certain Support Agreement dated as of November 27, 2000 by and among Parent and the Stockholder (the "Support Agreement"), and is granted in consideration of Parent entering into that certain Agreement and Plan of Reorganization dated as of November 27, 2000 (the "Merger Agreement"), by and among Parent, the Company and certain additional parties. The Merger Agreement provides for the merger of Merger Sub with and into the Company in accordance with its terms (the "Merger") and Stockholder is receiving a portion of the proceeds of the Merger. As used in this Irrevocable Proxy, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (ii) the termination of the Merger Agreement in accordance with its terms.

   The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting:

     (i) in favor of approval of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the terms thereof and in favor of each of the other actions contemplated by the Merger Agreement and this Proxy and any action required in furtherance thereof;

     (ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the Merger Agreement;

     (iii) against any of the following actions (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company with any party,
  (B) any sale, lease, license or transfer of any significant part of the assets of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company, (D) any material change in the capitalization of the Company or the Company's corporate structure, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement; and

     (iv) in favor of conversion of all outstanding Company Preferred Stock to Company Common Stock as provided for in the Merger Agreement and in accordance with the Company's Certificate of Incorporation.

   The attorneys and proxies named above may not exercise this Proxy on any other matter other than the foregoing. The Stockholder may vote the Shares on all other matters.

   Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

                  [Remainder of Page Intentionally Left Blank]

   This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date (as defined in the Support Agreement).

Dated:              , 2000.


                                          _____________________________________
                                          Signature


                                          _____________________________________
                                          Print Name


                                          _____________________________________


                                          _____________________________________
                                          Address

                                          Company Capital Stock: ______________

                                          Common Stock: _______________________

                                          Series A Preferred Stock: ___________

                                          Series B Preferred Stock: ___________

                                          Options: ____________________________

                                          Warrants: ___________________________



                           [SIGNATURE PAGE TO PROXY]

                                                                         ANNEX G

                               CONSENT AGREEMENT

   THIS CONSENT AGREEMENT (this "Agreement") is made and entered into as of November 27, 2000 by and between Rational Software Corporation, a Delaware corporation ("Parent"), and Catapulse Inc., a Delaware corporation (the "Company").

                                    RECITALS

   WHEREAS, concurrently with the execution of this Agreement, Parent, the Company, and certain additional parties, have entered into an Agreement and Plan of Reorganization dated as of November 27, 2000 (the "Merger Agreement"), which provides for the merger (the "Merger") of Company with and into Merger Sub. Capitalized terms used herein, unless otherwise specifically defined in this Agreement, shall have the meanings ascribed to them in the Merger Agreement.

   WHEREAS, pursuant to the Merger, all of the issued and outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement, all upon the terms and subject to the conditions set forth therein.

   WHEREAS, in consideration of the execution of the Merger Agreement by Parent, Company desires Parent, as of immediately prior to the consummation of the Merger, to (i) convert all shares of Company Preferred Stock beneficially owned by Parent into shares of Company Common Stock, (ii) waive any required notice in connection with the Merger or the transactions contemplated by this Agreement, and (iii) consent to the termination of the Amended and Restated Investor Rights Agreement.

   NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

     1. Conversion of Company Preferred Stock. Parent hereby irrevocably elects to convert all shares of Company Preferred Stock beneficially owned by Parent into shares of Company Common Stock, effective immediately prior to the consummation of the Merger.

     2. Waiver of Notice. Parent hereby irrevocably waives any and all requirements of notice pursuant to the Certificate of Incorporation and bylaws of the Company or the Amended and Restated Investor Rights Agreement (the "Investor Rights Agreement") by and among the Company and certain stockholders of the Company with respect to the Merger and such other transactions as are set forth in the Merger Agreement.

     3. Termination of Amended and Restated Investor Rights Agreement. Parent hereby irrevocably consents to the termination of the Investor Rights Agreement, effective immediately prior to the consummation of the Merger.

     4. Effectiveness. This Agreement shall be effective as of the date first set forth above. In the event that the Merger is not consummated prior to the termination of the Merger Agreement, then upon such termination of the Merger Agreement this Agreement shall be deemed null and void and shall have no further force or effect.

   IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

Rational Software Corporation             Catapulse Inc.


          /s/ Thomas F. Bogan                         /s/ Dan Shiffman
By: _________________________________     By: _________________________________


             Thomas F. Bogan                             Dan Shiffman
Name: _______________________________     Name: _______________________________


      President and Chief Operating                Chief Operating Officer
                 Officer                  Title: ______________________________
Title: ______________________________





                     [Signature Page to Consent Agreement]

                                                                         ANNEX F

                     RESTRICTED STOCK AND LOCKUP AGREEMENT

   This RESTRICTED STOCK AND LOCKUP AGREEMENT (the "Agreement") is entered into
as of                    by and between              (the "Principal
Stockholder") and Rational Software Corporation, a Delaware corporation ("Parent").

                                    RECITALS

   A. Parent has entered into an Agreement and Plan of Reorganization (the "Merger Agreement") with Catapulse Inc., a Delaware corporation (the "Company"), the Principal Stockholder and certain additional parties, pursuant to which the Company will become a wholly owned subsidiary of Parent. Capitalized terms used herein, unless otherwise specifically defined in this Agreement, shall have the meanings ascribed to them in the Merger Agreement (as defined below).

   B. As of the date of this Agreement, the Principal Stockholder currently
owns an aggregate of        shares (the "Shares") of Company Common Stock.

   C. The Principal Stockholder acquired a portion of the Shares at a price per share of $0.001, pursuant to a Restricted Stock Purchase Agreement dated October 9, 1999, between the Company and the Principal Stockholder, and acquired the remaining portion of the Shares at a price per share of $0.03 pursuant to the exercise of an option to purchase shares of Company Common Stock dated December 6, 1999. At the times of purchase by the Principal Stockholder, all of the Shares were subject to a right of repurchase by the Company, which right lapsed over a four-year period beginning October 9, 1999 (the "Original Vesting Arrangements").

   D. In connection with the proposed Merger, Parent desires to enter into an arrangement with the Principal Stockholder pursuant to which (i) those Shares which are unvested as of the Effective Time pursuant to the Original Vesting Arrangements shall be subject to a right of repurchase by Parent, and (ii) those Shares which are vested as of the Effective Time pursuant to the Original Vesting Arrangements shall be subject to a lockup restriction, with such restrictions to be released over the period ending five (5) years following the date of Closing.

   E. Principal Stockholder is a party to an Employment Agreement (the "Employment Agreement") dated as of February 2, 1998, by and between the Principal Stockholder and Parent, and has agreed to continue to be an employee of Parent as of the Effective Time of the Merger.

   F. The execution of this Agreement is a condition to closing under the Merger Agreement.

   NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent and the Principal Stockholder agree as follows:

   1. Repurchase Option.

     (a) Subject to Section 2(b) below, if, after the Effective Time, the Principal Stockholder's employment with Parent is terminated for any reason (including voluntary resignation of the Principal Stockholder), Parent shall have the right and option (the "Repurchase Option") to purchase from the Principal Stockholder (or from its transferees or legal representatives, as the case may be), all of the Principal Stockholders' Unvested Shares (as defined below) as of the date of such termination at a price (the "Repurchase Price") equal to the price paid by the Principal Stockholder for the shares of Company Common Stock for which such Unvested Shares were exchanged in the Merger, multiplied by the Exchange Ratio (subject to adjustment for stock splits, stock dividends and the like).

     (b) Upon the occurrence of such a termination, Parent may exercise its Repurchase Option by delivering personally or by registered mail, to the Principal Stockholder (or its transferees or legal representatives, as the case may be), within ninety (90) days of the termination, a notice in writing indicating Parent's intention to exercise the Repurchase Option and setting forth a date for closing. The closing shall take place at Parent's offices unless otherwise specified. At the closing, the holders of the certificates for the Unvested Shares being transferred shall deliver the stock certificate or certificates evidencing the Unvested Shares, and Parent shall deliver the purchase price therefor by check, wire transfer or, in the event the Principal Stockholder is indebted to Parent, by cancellation of indebtedness.

     (c) If Parent does not elect to exercise the Repurchase Option conferred above by giving the requisite notice within ninety (90) days following termination of the Principal Stockholder's employment, the Repurchase Option shall terminate.

     (d) The Repurchase Option shall terminate with respect to the Shares in accordance with the vesting schedule provided in Section 2 hereof.

   2. Vesting of Shares.

     (a) Subject to Sections 2(b) and 2(c) below, the Unvested Shares shall vest and become exercisable as follows: one-sixtieth (1/60th) of the Unvested Shares shall vest each month following the Effective Time until such time as all of the Shares are vested, provided, however, that the Principal Stockholder's employment or consulting relationship with Parent (including a successor to or parent or subsidiary of Parent) has not terminated on any such date. For purposes of this Agreement, "vesting" shall be synonymous with the lapsing of the Parent's Repurchase Option under Section 1. For purposes of this Agreement, on any applicable date, "Vested Shares" refers to shares that are vested pursuant to the terms of this Section 2 on or prior to such date and "Unvested Shares" refers to shares that are not vested pursuant to the terms of this Section 2 on or prior to such date. As of the Effective Time, the Unvested Shares shall include only those Shares that are not vested pursuant to the Original Vesting Arrangements as of the Effective Time, and the Vested Shares shall include only those Shares that are vested pursuant to the Original Vesting Arrangements as of the Effective Time.

     (b) Notwithstanding Section 2(a) hereof, if the Principal Stockholder's employment with Parent is terminated and in such event the Principal Stockholder is entitled to severance benefits pursuant to Section 6(a) of the Employment Agreement, all of the Shares shall vest immediately.

     (c) Notwithstanding Section 2(a) hereof, in the event of the Principal Stockholder's Disability (as defined in Section 7(d) of the Employment Agreement) or a Parent-approved leave of absence, the vesting of the Shares set forth in Section 2(a) shall cease for the period beginning on the first day on which the Principal Stockholder is unable to perform on a full-time basis his responsibilities as an employee of Parent on account thereof, and shall restart on the first day the Principal Stockholder returns to Parent to perform on a full-time basis the Principal Stockholder's responsibilities as an employee of Parent.

   3. Escrow. For purposes of facilitating the enforcement of the provisions of
Section 1 above, the Principal Stockholder agrees to deliver the certificate(s) for the Unvested Shares, together with stock powers in blank in the form attached to this Agreement as Exhibit A executed by the Principal Stockholder and a consent of spouse in the form attached to this Agreement as Exhibit B executed by the Principal Stockholder's spouse (as applicable and if required for transfer), to the corporate secretary of Parent, or the secretary's designee, to hold such certificate(s), stock power and consent of spouse in escrow pursuant to an escrow agreement in the form attached hereto as Exhibit C, which shall not be amended or modified without the consent of the Principal Stockholder, and to take all such actions and to effectuate all such transfers and/or releases as are required in accordance with the terms of this Agreement. The Principal Stockholder hereby acknowledges that the corporate secretary of Parent, or the secretary's designee, is so appointed as the escrow holder with the foregoing authorities as a material inducement to make this Agreement and that said appointment is coupled with an interest and is accordingly irrevocable. The Principal Stockholder agrees that said escrow holder shall not be liable to any party hereof (or to any other party), other than for willful misconduct. The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be genuine and may resign at any time. The Principal Stockholder agrees that if the corporate secretary of Parent, or the secretary's designee, resigns as escrow holder for any or no reason, the Board of Directors of Parent shall have the power to appoint a successor to serve as escrow holder pursuant to the terms of this Agreement. Upon the vesting of any Unvested Shares hereunder, Parent shall cause the release of such Shares from escrow, and shall promptly issue to the Principal Stockholder a Share certificate or certificates without the restrictive legend referred to in Section 6, below, and shall remove any stop transfer order or notation with respect to such Shares which may have been made pursuant to
Section 6(b), provided that Parent shall not be obligated to issue more than one such Share certificate per quarter.

   4. Limitations on Transfer of the Unvested Shares. The Principal Stockholder shall not sell, assign, make any short sale of, loan, grant any option for the purchase of, or otherwise encumber or dispose of any interest in the Unvested Shares.

   5. Limitations on Transfer of the Vested Shares. Notwithstanding anything to the contrary herein, the Principal Shareholder shall not sell, assign, make any short sale of, loan, grant any option for the purchase of, or otherwise encumber or dispose of any interest in any of the Shares which constitute Vested Shares as of the Effective Time (the "Lock-Up Restriction") for a period of five years from the Effective Time; provided that the Lock-Up Restriction shall terminate with respect to twenty-percent (20%) of such Vested Shares on the first anniversary of the Effective Time and with respect to one-sixtieth (1/60th) of such Vested Shares each month following the first anniversary of the Effective Time, until such time as the Lock-Up Restriction shall have terminated with respect to all such Vested Shares. Notwithstanding anything to the contrary herein, if the Principal Stockholder's employment with Parent is terminated and in such event the Principal Stockholder is entitled to severance benefits pursuant to Section 6(a) of the Employment Agreement, the Lock-Up Restriction shall terminate immediately with respect to all Vested Shares.

   6. Assignment. The right of Parent to purchase any of the Shares pursuant to
Section 1 hereof may be assigned in whole or in part to any successor or affiliate of Parent.

   7. Restrictive Legends and Stop-Transfer Orders.

     (a) Legends.

      (i) The certificate or certificates representing the Unvested Shares shall bear the following legend:

      THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RIGHTS OF REPURCHASE IN FAVOR OF PARENT SET FORTH IN AN AGREEMENT BETWEEN PARENT AND THE PRINCIPAL STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF PARENT, AND MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF SUCH AGREEMENT.

      (ii) The certificate or certificates representing those Shares that constitute Vested Shares as of the Effective Time shall bear the following legend:

      THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN AN AGREEMENT BETWEEN PARENT AND THE PRINCIPAL STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF PARENT, AND MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF SUCH AGREEMENT.

     (b) Stop Transfer Notices. The Principal Stockholder agrees that, in order to ensure compliance with the restrictions referred to herein, Parent may issue appropriate "stop transfer" instructions to its transfer agent, if any, and that, if Parent transfers its own securities, it may make appropriate notations to the same effect in its own records.

   7. Refusal to Transfer. Parent shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any Principal Stockholder or other transferee to whom such Shares shall have been so transferred.

   8. Principal Stockholders' Representations. The Principal Stockholder hereby represents and warrants to Parent as follows:

     (a) Title to Shares. The Principal Stockholder (with Principal Stockholder's spouse, if applicable) will be the sole record and beneficial owner of the Shares and such shares will be free and clear of any claim, lien, pledge, option, charge, security interest or encumbrance of any nature whatsoever with respect to the Principal Stockholder (including the Principal Stockholder's spouse, if applicable).

     (b) Authority; Execution and Delivery. The Principal Stockholder has full power and authority to enter into this Agreement and to encumber the Shares in accordance with the terms hereof. This Agreement has been duly executed and delivered by the Principal Stockholder and constitutes the legal, valid and binding obligation of the Principal Stockholder, enforceable against the Principal Stockholder in accordance with its terms.

     (c) Tax Representation. The Principal Stockholder has reviewed with its own tax advisor the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Principal Stockholder is relying solely on such advisor and not on any statement or representation of Parent or the Company or any of their agents. The Principal Stockholder understands that it (and not the Parent or the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

   9. No Employment Rights. Nothing in this Agreement shall affect in any manner whatsoever the right or power of Parent to terminate the Principal Stockholder's employment or consulting relationships, for any reason, with or without cause.

   10. Section 83(b). The Principal Stockholder understands that Section 83(a) of the Internal Revenue Code of 1986, as amended (the "Code"), may tax as ordinary income the difference between the amount paid for the Shares and the fair market value of the Shares as of the date any restrictions on the Shares lapse. In this context "restriction" means the right of Parent to buy back the Shares pursuant to the Repurchase Option set forth in Section 1 of this Agreement. The Principal Stockholder hereby agrees to file a protective election under Section 83(b) of the Code with respect to the Unvested Shares, in such form as shall be provided to Parent for Parent's review not less than three (3) business days prior to filing, with the Internal Revenue Service within 30 days from the date hereof to be taxed immediately, rather than when and as the Repurchase Option expires. The Principal Stockholder further understands that an additional copy of such election form should be filed with its federal income tax returns for the calendar year in which the date of this Agreement falls.

   11. Ownership, Voting Rights, Duties. This Agreement shall not affect in any way the ownership, voting rights or other rights or duties of the Principal Stockholder with respect to the Shares, including, without limitation, the right to receive any dividends paid with respect to such Shares, except as specifically provided herein.

   12. Adjustment for Stock Split; Merger, Consolidation or Sale Assets. All references to the number of Shares and the purchase price of the Shares in this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend or other change in the Shares which may be made by Parent after the date of this Agreement. In the event of any consolidation, merger or sale of all, or substantially all, of the assets of Parent, all new, substituted or additional securities or other property to which the Principal Stockholder is entitled by reason of his ownership of the Shares shall be immediately subject to the Repurchase Option and the Lock-Up Restriction, as applicable, and included in the definition of "Shares" for all purposes of the Repurchase Option and Lock-Up Restriction, as applicable, with the same force and effect as the Shares currently subject to the Repurchase Option and Lock-Up Restriction, respectively.

   13. Miscellaneous.

     (a) Notices. Notices required hereunder shall be given in person or by registered mail to Parent at its principal executive offices and to the address of the Principal Stockholder shown on the records of Parent and/or the Company, with a copy to Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, California 94025, fax no. 650-752-2111, attention: Bill Kelly.

     (b) Survival of Terms. This Agreement shall apply to and bind the Principal Stockholder and Parent and its permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors. For purposes hereof, "Parent" shall refer to Parent, any successor to Parent, and any current or future parent or subsidiary of Parent.

     (c) Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of California.

     (d) Severability. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be in any way be affected or impaired thereby.

     (e) Waivers and Amendments. The rights and obligations of the parties under this Agreement may be amended, waived or discharged (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) only by a written instrument effecting such amendment, waiver or discharge signed by all of the parties hereto.

     (f) Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     (g) Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Agreement, by law or otherwise, shall be cumulative and not alternative.

     (h) Further Instruments. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the purposes or intent of this Agreement.

     (i) Entire Agreement Entire Agreement. This Agreement and the other agreements and documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with respect to the matters set forth herein and therein.

     (j) Payment of Fees and Expenses Payment of Fees and Expenses. Each party shall be responsible for paying its own fees, costs and expenses in connection with this Agreement and the transactions herein contemplated.

     (k) Counterparts Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     (l) Legal Representation and Construction. The Principal Stockholder understands and agrees that the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, represents Parent and not the Principal Stockholder, and that the law firm of Venture Law Group represents the Company and not the Principal Stockholder. The Principal Stockholder acknowledges that it has consulted with its own counsel with respect to this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Further, the Principal Stockholder has reviewed this Agreement and the exhibits attached hereto in their entirety and fully understands all provisions of this Agreement and the exhibits attached hereto. The Principal Stockholder has read this Agreement and is familiar with its terms and provisions.

     (m) Dispute Resolution. The Principal Stockholder and Parent agree that any disputes arising hereunder shall be resolved (if not resolved by agreement) in actions brought in courts of competent jurisdiction, and not by arbitration.


                  [Remainder of Page Intentionally Left Blank]

   IN WITNESS WHEREOF, this Restricted Stock and Lockup Agreement is deemed made as of the date first set forth above.

PRINCIPAL STOCKHOLDER:

                                        RATIONAL SOFTWARE CORPORATION

- -------------------------------------   -------------------------------------
Signature

                                        By

- -------------------------------------   -------------------------------------
Print Name

                                        Title
- -------------------------------------

- -------------------------------------
Address


             [Signature Page to Restricted Stock and Lockup Agreement]

                                   EXHIBIT A

                                  STOCK POWERS

   FOR VALUE RECEIVED I,       , hereby sell, assign and transfer unto Rational
Software Corporation                             (          ) shares of the
Common Stock of Rational Software Corporation standing in my name of the books
of said corporation represented by Certificate No.          herewith and do
hereby irrevocably constitute and appoint                       to transfer the
said stock on the books of the within named corporation with full power of substitution in the premises.

   This Stock Power may be used only in accordance with the Restricted Stock and Lock-Up Agreement of Rational Software Corporation and the undersigned
dated       ,     .

Date:       ,

                                          Signature: __________________________

   INSTRUCTIONS TO PRINCIPAL STOCKHOLDER: Please do not fill in any blanks other than the signature line. The purpose of this Stock Power is to enable Parent to exercise its "Repurchase Option," as set forth in the Restricted Stock and Lock-Up Agreement, without requiring additional signatures on the part of the Principal Stockholder.

                                   EXHIBIT B

                               CONSENT OF SPOUSE

   I,                     , spouse of         , have read and approve the
Restricted Stock and Lock-Up Agreement, dated            , 2000, between
Rational Software Corporation (the "Parent") and the Principal Stockholder (the "Agreement"). In consideration of the mutual covenants set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or any shares issued pursuant thereto under the community property laws or similar laws relating to marital property applicable to us as of the date of the signing of the foregoing Agreement.

Dated:             , 2000

                                          Signature: __________________________

                                   EXHIBIT C

                                ESCROW AGREEMENT

Rational Software Corporation
18880 Homestead Road
Cupertino, CA 95014
Attention: Corporate Secretary

Ladies and Gentlemen:

   As escrow agent for both Rational Software Corporation ("Parent"), and the undersigned Principal Stockholder (the "Principal Stockholder"), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of that certain Restricted Stock and Lock-Up Agreement (the "Agreement") between Parent and the undersigned, in accordance with the following instructions:

   1. In the event Parent and/or any successor or current or future parent or subsidiary of Parent (referred to collectively for convenience herein as the "Parent") exercises Parent's Repurchase Option (as defined in the Agreement), Parent shall give to the Principal Stockholders and you a written notice specifying the number of shares of stock to be purchased, the purchase price, and the time for a closing hereunder at the principal office of Parent. The Principal Stockholder and Parent hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.

   2. At the closing, you are directed (a) to date the stock assignments necessary for the transfer in question, (b) to fill in the number of shares being transferred, and (c) to deliver same, together with the certificate evidencing the shares of stock to be transferred, to Parent or its assignee, against the simultaneous delivery to you of the purchase price (by cash, a check, or some combination thereof) for the number of shares of stock being purchased pursuant to the exercise of Parent's Repurchase Option.

   3. The Principal Stockholder irrevocably authorizes Parent to deposit with you any certificates evidencing shares of stock to be held by you hereunder and any additions and substitutions to said shares as defined in the Agreement. The Principal Stockholder does hereby irrevocably constitute and appoint you as Principal Stockholder's attorney-in-fact and agent for the term of this escrow to execute with respect to such securities all documents necessary or appropriate to make such securities negotiable and to complete any transaction herein contemplated, including but not limited to the filing with any applicable state blue sky authority of any required applications for consent to, or notice of transfer of, the securities. Subject to the provisions of this paragraph 3, the Principal Stockholder shall exercise all rights and privileges of stockholders of Parent while the stock is held by you.

   4. Upon written request of the Principal Stockholder, but no more than once every year, unless Parent's Repurchase Option has been exercised, you will deliver to the Principal Stockholder a certificate or certificates representing so many shares of stock as are not then subject to Parent's Repurchase Option. Within 120 days after cessation of the Principal Stockholder's continuous status as employee or consultant with Parent, or any parent or subsidiary of Parent, you will deliver to such Principal Stockholder certificates representing the aggregate number of shares held or issued pursuant to the Agreement and not purchased by Parent or its assignees pursuant to exercise of Parent's Repurchase Option.

   5. If at the time of termination of this escrow you should have in your possession any documents, securities, or other property belonging to the Principal Stockholder, you shall deliver all of the same to the Principal Stockholder and shall be discharged of all further obligations hereunder.

   6. Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

   7. You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for the Principal Stockholder while acting in good faith, and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.

   8. You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

   9. You shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

   10. You shall be entitled to incur legal expenses on your own, or employ such legal counsel and other experts as you may deem necessary properly to advise you in connection with your obligations hereunder, you may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor. Cost of such counsel shall be reimbursed by Parent.

   11. Your responsibilities as escrow agent hereunder shall terminate ten (10) days following delivery of written notice of resignation to each party hereto. In the event of any such termination, Parent shall appoint a successor escrow agent, but failure of Parent to appoint a substitute shall not prevent your resignation at the time indicated by you.

   12. If you reasonably require other or further instruments in connection with this Escrow Agreement or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

   13. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held by you hereunder, you are authorized and directed to retain in your possession without liability to anyone all or any part of said securities until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

   14. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or two (2) business days following deposit with the United States post office, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties thereunto entitled at the following addresses or at such other addresses as a party may designate by ten (10) days' advance written notice to each of the other parties hereto:

                                        PARENT:

                                        Rational Software Corporation
                                        18880 Homestead Road
                                        Cupertino, CA 95014

                                        PRINCIPAL STOCKHOLDER:

                                        _______________________________
                                        _______________________________
                                        _______________________________

                                        ESCROW AGENT:

                                        Rational Software Corporation
                                        18880 Homestead Road
                                        Cupertino, CA 95014
                                        Attn: Corporate Secretary

   15. This instrument shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. It is understood and agreed that references to "you" or "your" herein refer to the original escrow agent and to any and all successor escrow agents. It is understood and agreed that Parent may at any time or from time to time assign its rights under the Agreement and this Escrow Agreement in whole or in part.

   16. This Escrow Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of California.

PRINCIPAL STOCKHOLDER:

                                        RATIONAL SOFTWARE CORPORATION

- -------------------------------------   -------------------------------------
                                        By:
                                        Name:
                                        Title:

                                        ESCROW AGENT:


                                        -------------------------------------
                                        Name:

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law ("DGCL") permits Rational's board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of Rational, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 (the "Act"). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

   Rational's certificate of incorporation provides that, to the fullest extent permitted by the DGCL, as the same now exists or may hereafter be amended, a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director.

   Rational's bylaws provide that Rational's directors, officers and agents shall be indemnified against expenses including attorneys' fees, judgments, fines, settlements actually and reasonably incurred in connection with any proceeding arising out of their status as such, if such director, officer or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Rational, and, with the respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.

   Rational has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in Rational's certificate of incorporation and bylaws. These agreements, among other things, indemnify Rational's directors and officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Rational, arising out of such person's services as a director or officer of Rational, any subsidiary of Rational or any other company or enterprise to which the person provides services at the request of the Rational.

Item 21. Exhibits and Financial Statement Schedules

   (a) Exhibits

 Exhibit
   No.                          Description of Exhibits
 -------                        -----------------------
 2.1     Amended and Restated Agreement and Plan of Reorganization dated as of
         November 27, 2000 by and among the Registrant, Catapulse Inc. and certain other parties (contained in Annex A).

 3.1(1)  Certificate of Incorporation of the Registrant, as amended.

 3.2(2)  Bylaws of the Registrant, as amended through October 1999.

 4.1(3)  Specimen Common Stock Certificate.

 4.2(2)  Indenture by and between Registrant and State Street Bank and Trust
         Company of California, N.A., dated as of February 2, 2000, with respect to 5% Convertible Subordinated Notes due February 1, 2007.

 4.3(2)  Registration Rights Agreement of the Registrant, dated as of February
         2, 2000, with respect to 5% Convertible Subordinated Notes due
         February 1, 2007.

 4.4     Form of Support Agreement dated November 27, 2000 by and between the
         Registrant and certain stockholders of Catapulse Inc. (contained in Annex E).

 Exhibit
   No.                           Description of Exhibits
 -------                         -----------------------
  5.1*    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation.

  8.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation, as to tax matters.

  8.2 Opinion of Venture Law Group, A Professional Corporation, as to tax matters.

 10.1(4)  Relocation Agreement with David Bernstein.

 10.2(5)  Form of Employment Agreement.

 10.3(5)  Form of Employment Agreement with Registrant's Chief Executive
          Officer.

 10.4(5)  Form of Stock Option Repricing Agreement.

 10.5(6)  Form of Director and Officer Indemnification Agreement.

 10.6(7)  Rational Software Corporation Stock Option Plan for Directors.

 10.7(8)  Form of Stock Option Agreements for the Rational Software Corporation
          Stock Option Plan for Directors.

 10.8(9) Agreement and Plan of Acquisition and Arrangement by and among the Registrant, Rational International, 3037936 Nova Scotia Company,
          1386501 Ontario Limited, 1386503 Ontario Limited and ObjecTime
          Limited.

 10.9(10) 2000 Director Option Plan.

 10.10 Form of Restricted Stock and Lock-up Agreement by and between the Registrant and certain executive officers of the Registrant
          (contained in Annex F).

 23.1     Consent of Ernst & Young LLP (Rational).

 23.2     Consent of Ernst & Young LLP (Catapulse).

 23.3     Consent of Wilson Sonsini Goodrich & Rosati (contained in Exhibits
          5.1 and 8.1).

 23.4     Consent of Venture Law Group (contained in Exhibit 8.2).

 24.1* Power of Attorney of certain directors and officers of the Registrant.

 25.1(11) Form T-1 Statement of Eligibility of Trustee for Indenture under the
          Trust Indenture Act of 1939.

 99.1     Form of Proxy Card of the Registrant.

 99.2     Form of Proxy Card of Catapulse Inc.

 99.3     Consent of Chase H&Q (contained in Annex B).

 99.4     Consent of Credit Suisse First Boston Corporation.

 99.5     Form of Letter of Transmittal to Catapulse Inc. stockholders.

- --------

 *  previously filed

 (1) Incorporated by reference to the Registrant's quarterly report on Form 10-Q filed with the SEC on November 13, 2000.

 (2) Incorporated by reference to the Registrant's annual report on Form 10-K filed with the SEC on May 1, 2000.

 (3) Incorporated by reference to the Registrant's Amendment No. 1 to its Form S-3 registration statement (File No. 33-91740) filed with the SEC on May 31, 1995.

 (4) Incorporated by reference to the Registrant's on Form 10-Q filed with the SEC on November 14, 1997.

 (5) Incorporated by reference to the Registrant's annual report on Form 10-K filed with the SEC on June 1, 1998.

 (6) Incorporated by reference to the Registrant's registration statement on Form S-4 (File No. 333-19669), filed with the SEC on January 13, 1997, as amended on January 17, 1997.

 (7) Incorporated by reference to the Registrant's current report on Form 8-K filed with the SEC on October 2, 1996.

 (8) Incorporated by reference to the Registrant's registration statement on Form S-8 (File No. 333-97042) filed with the SEC on September 18, 1995.

 (9) Incorporated by reference to the Registrant's current report on Form 8-K filed with the SEC on January 21, 2000.
(10) Incorporated by reference to the Registrant's registration statement on Form S-8 filed with the SEC on November 13, 2000.

(11) Incorporated by reference to the Registrant's registration statement on Form S-3 filed with the SEC on May 2, 2000.

   (b) Financial Statement Schedules

     None.

Item 22. Undertakings

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

   The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California on December 29, 2000.

                                          Rational Software Corporation

                                              /s/ Timothy A. Brennan
                                          By: _________________________________
                                                   Timothy A. Brennan,
                                                 Senior Vice President,
                                               Chief Financial Officer and
                                                        Secretary

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    Chairman of the Board of    December 29, 2000
______________________________________  Directors
             Paul D. Levy

                  *                    Chief Executive Officer     December 29, 2000
______________________________________  and Director (principal
          Michael T. Devlin             executive officer)


                  *                    President and Chief         December 29, 2000
______________________________________  Operating Officer
           Thomas F. Bogan
      /s/ Timothy A. Brennan           Senior Vice President,      December 29, 2000
______________________________________  Chief Financial Officer
          Timothy A. Brennan            and Secretary (principal
                                        financial and accounting
                                        officer)

                  *                    Director                    December 29, 2000
______________________________________
           Leslie G. Denend

                  *                    Director                    December 29, 2000
______________________________________
           John E. Montague

                  *                    Director                    December 29, 2000
______________________________________
        Allison R. Schleicher

     /s/ Timothy A. Brennan

*By: ________________________

       Timothy A. Brennan

        Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit
   No.                           Description of Exhibits
 -------                         -----------------------
  2.1     Amended and Restated Agreement and Plan of Reorganization dated as of
          November 27, 2000 by and among the Registrant, Catapulse Inc. and certain other parties (contained in Annex A).

  3.1(1)  Certificate of Incorporation of the Registrant, as amended.

  3.2(2)  Bylaws of the Registrant, as amended through October 1999.

  4.1(3)  Specimen Common Stock Certificate.

  4.2(2)  Indenture by and between Registrant and State Street Bank and Trust
          Company of California, N.A., dated as of February 2, 2000, with respect to 5% Convertible Subordinated Notes due February 1, 2007.

  4.3(2)  Registration Rights Agreement of the Registrant, dated as of February
          2, 2000, with respect to 5% Convertible Subordinated Notes due
          February 1, 2007.

  4.4     Form of Support Agreement dated November 27, 2000 by and between the
          Registrant and certain stockholders of Catapulse Inc. (contained in Annex E).

  5.1*    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation.

  8.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation, as to tax matters.

  8.2 Opinion of Venture Law Group, A Professional Corporation, as to tax matters.

 10.1(4)  Relocation Agreement with David Bernstein.

 10.2(5)  Form of Employment Agreement.

 10.3(5)  Form of Employment Agreement with Registrant's Chief Executive
          Officer.

 10.4(5)  Form of Stock Option Repricing Agreement.

 10.5(6)  Form of Director and Officer Indemnification Agreement.

 10.6(7)  Rational Software Corporation Stock Option Plan for Directors.

 10.7(8)  Form of Stock Option Agreements for the Rational Software Corporation
          Stock Option Plan for Directors.

 10.8(9) Agreement and Plan of Acquisition and Arrangement by and among the Registrant, Rational International, 3037936 Nova Scotia Company,
          1386501 Ontario Limited, 1386503 Ontario Limited and ObjecTime
          Limited.

 10.9(10) 2000 Director Option Plan.

 10.10 Form of Restricted Stock and Lock-up Agreement by and between the Registrant and certain executive officers of the Registrant
          (contained in Annex F).

 23.1     Consent of Ernst & Young LLP (Rational).

 23.2     Consent of Ernst & Young LLP (Catapulse).

 23.3     Consent of Wilson Sonsini Goodrich & Rosati (contained in Exhibits
          5.1 and 8.1).

 23.4     Consent of Venture Law Group (contained in Exhibit 8.2).

 24.1* Power of Attorney of certain directors and officers of the Registrant.

 25.1(11) Form T-1 Statement of Eligibility of Trustee for Indenture under the
          Trust Indenture Act of 1939.

 99.1     Form of Proxy Card of the Registrant.

 99.2     Form of Proxy Card of Catapulse Inc.

 99.3     Consent of Chase H&Q (contained in Annex B).

 99.4     Consent of Credit Suisse First Boston Corporation.

 99.5     Form of Letter of Transmittal to Catapulse Inc. stockholders.

- --------

  * previously filed

 (1) Incorporated by reference to the Registrant's quarterly report on Form 10-Q filed with the SEC on November 13, 2000.

 (2) Incorporated by reference to the Registrant's annual report on Form 10-K filed with the SEC on May 1, 2000.

 (3) Incorporated by reference to the Registrant's Amendment No. 1 to its Form S-3 registration statement (File No. 33-91740) filed with the SEC on May 31, 1995.

 (4) Incorporated by reference to the Registrant's quarterly report on Form 10-Q filed with the SEC on November 14, 1997.

 (5) Incorporated by reference to the Registrant's annual report on Form 10-K filed with the SEC on June 1, 1998.

 (6) Incorporated by reference to the Registrant's registration statement on Form S-4 (File No. 333-19669), filed with the SEC on January 13, 1997, as amended on January 17, 1997.

 (7) Incorporated by reference to the Registrant's current report on Form 8-K filed with the SEC on October 2, 1996.

 (8) Incorporated by reference to the Registrant's registration statement on Form S-8 (File No. 333-97042) filed with the SEC on September 18, 1995.

 (9) Incorporated by reference to the Registrant's current report on Form 8-K filed with the SEC on January 21, 2000.

(10) Incorporated by reference to the Registrant's registration statement on Form S-8 filed with the SEC on November 13, 2000.

(11) Incorporated by reference to the Registrant's registration statement on Form S-3 filed with the SEC on May 2, 2000.